     As filed with the Securities and Exchange Commission on July 20, 2000
                                                      Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                         ------------------------------

                                    FORM S-1
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
                         ------------------------------
                  ADESSO HEALTHCARE TECHNOLOGY SERVICES, INC.

             (Exact name of Registrant as specified in its charter)

           California                                7374                                94-3228382
    (before reincorporation)             (Primary Standard Industrial                 (I.R.S. Employer
                                         Classification Code Number)               Identification Number)
            Delaware
    (after reincorporation)
(State or other jurisdiction of
 incorporation or organization)

                                2835 Zanker Road
                           San Jose, California 95134
                                 (408) 894-7700

  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                Brian K. Barnard
                     President and Chief Executive Officer
                  Adesso Healthcare Technology Services, Inc.
                                2835 Zanker Road
                           San Jose, California 95134
                                 (408) 894-7700

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

              Michael J. Danaher                                   Frederick W. Kanner
              Richard L. Picheny                                   Dewey Ballantine LLP
       Wilson Sonsini Goodrich & Rosati                        1301 Avenue of the Americas
           Professional Corporation                              New York, New York 10019
              650 Page Mill Road                                      (212) 259-8000
         Palo Alto, California 94304
                (650) 493-9300

                         ------------------------------

        Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this Registration Statement.
                         ------------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                                                     Proposed Maximum               Amount of
Title of Each Class of Securities to be Registered            Aggregate Offering Price(1)(2)     Registration Fee
Common Stock $0.0001 per share..............................           $50,000,000                   $13,200

(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares being registered and the proposed maximum offering price per share are not included in this table.
(2) Estimated solely for the purpose of calculating the registration fee.
                         ------------------------------

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS             Subject to completion           July 20, 2000
--------------------------------------------------------------------------------

           Shares

[ADESSO Logo]

Common Stock

----------------------------------------------------------------------

This is our initial public offering of shares of our common stock. No public market currently exists for our common stock. We expect the public offering
price to be between $            and $            per share.

The Nasdaq National Market has approved our common stock for quotation under the symbol "ADSO."

Before buying any shares, you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                              Per share    Total
-------------------------------------------------------------------------------------
Public offering price                                         $            $
-------------------------------------------------------------------------------------
Underwriting discounts and commissions                        $            $
-------------------------------------------------------------------------------------
Proceeds, before expenses, to Adesso                          $            $
-------------------------------------------------------------------------------------

The underwriters may also purchase up to       shares of common stock from us at
the public offering price, less the underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$      , and the total proceeds, before expenses, to us will be $      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of the shares will be made on or about              ,
2000.

UBS Warburg LLC

                           CIBC World Markets

                                                      U.S. Bancorp Piper Jaffray

Through and including              , 2000 (the 25th day after commencement of
this offering), federal securities law may require all dealers selling shares of our common stock, whether or not participating in this offering, to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary.....................         3

The offering...........................         7

Summary financial and operating data...         8

Risk factors...........................         9

Forward-looking information............        20

Use of proceeds........................        21

Dividend policy........................        21

Capitalization.........................        22

Dilution...............................        23

Selected financial data................        25

Management's discussion and analysis of
 financial condition and results of
 operations............................        26

Business...............................        33

Management.............................        45

Related party transactions.............        54

Principal stockholders.................        56

Description of capital stock...........        58

Shares eligible for future sale........        62

Underwriting...........................        64

Legal matters..........................        66

Experts................................        66

Where you can find more information....        66

Index to financial statements..........       F-1

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock which we discuss under "Risk factors." We were incorporated in California in May 1995. We intend to reincorporate in Delaware prior to the completion of this offering. Our principal executive offices are located at 2835 Zanker Road, San Jose, California 95134. Our telephone number is
(408) 894-7700. Our website is http://www.adessohts.com. We do not intend the information found on our website to be a part of this prospectus and our website may not contain all of the information that is important to you.

OUR BUSINESS

We provide proprietary applications designed to address problems facing healthcare payors by improving physician reimbursement systems and enabling more efficient management of healthcare resources. Our applications combine information technology, actuarial science and Internet-based data delivery tools to create compensation systems designed to align the incentives of health plans and specialty physicians, restore physician autonomy and ultimately improve the efficiency of the healthcare delivery system. We host payment applications that employ scientific methodologies and severity-adjusted patient data to determine appropriate physician reimbursement on what is commonly referred to as a case rate method. Additionally, we use our unique database to generate profiling reports on physicians and pharmaceutical treatment patterns and outcomes.

We currently sell our payment applications, Internet-based information and data evaluation products to managed care plans, health plans and physician groups. We market our profiling applications to these customers as well as pharmaceutical manufacturers. Our major customers are Aetna US Healthcare, Highmark Blue Cross Blue Shield, Humana, Novartis, UnitedHealthCare and Prudential HealthCare. We also provide our services to multiple managed care organizations. To date, we are generating revenues from contracts with nine health plans and one hospital group.

The cornerstone of our solution is the Adesso Severity-Adjusted Case Rate Application, or ASAC. This application uses a sophisticated payment algorithm to generate a case rate that reflects the complexity and critical nature of the patient's condition as determined by the variables of a patient's age, sex, diagnosis, type of medical facility, procedural frequency and other demographic and medical information. This severity-adjusted case rate is applied throughout the duration of that patient's treatment. ASAC allocates limited medical resources to patients with the most critical medical conditions. As a result, specialty physicians are paid appropriately for their caseload and are empowered to make all medical decisions based on their patient's medical condition without intrusive and expensive third-party administrative interference. We believe that ASAC allows our healthcare payor customers to:

- predict, measure and control healthcare delivery costs in medical specialties more effectively;

- contain specialty costs and lower facility spending in the 14 specialties that we believe drive over 80% of medical, professional, hospital and pharmacy costs;

- eliminate the need for utilization management and restore physician autonomy, while lowering health plan administrative costs;

- compensate physicians for providing appropriate patient care, while removing incentives for inefficient and unnecessary treatment; and

- outsource physician compensation systems for a monthly fee and avoid high up-front costs and the extensive use of internal information technology resources.

We have built and are continuing to expand what we believe is one of the most extensive profiling databases that contains detailed information on patient condition, including diagnosis, severity, age, sex and location, as well as medical treatment and outcome data. We believe this database allows us to create unique profiling reports on physician practices and pharmaceutical efficacy. Our eClinician Profiler and ePrescription Profiler give specialty physicians monthly feedback on key measures of performance relative to their specialty colleagues and demonstrate to our health plan customers the advantages of reimbursing physicians with ASAC. eClinician Profiler and ePrescription Profiler can be accessed through our 14 specialty-specific Internet portals and provide tools that our customers can use to promote physician behavior change. We believe our Internet websites will become important destinations for specialty physicians to retrieve current economic and medical practice pattern information generated by our applications.

INDUSTRY BACKGROUND

The healthcare sector is one of the largest industries in the United States. Each year the United States allocates significant resources for healthcare services. The US Health Care Finance Administration, or HCFA, estimates that healthcare expenditures are expected to increase from approximately
$1.3 trillion, or 15% of the estimated US gross domestic product in 2000, to approximately $2.2 trillion in 2008. Population growth, increased access to healthcare, technological advances and an aging population have fueled the growth in healthcare expenditures.

The government and other healthcare consumers are placing increasing pressure on the industry to improve the quality and cost-effectiveness of healthcare. To achieve this goal, health plans have primarily focused on gaining price concessions from providers and suppliers and limiting access to healthcare products and services. Recently, consumers, providers and policymakers have begun to question the effectiveness of this managed care approach. Patients and their employers have expressed dissatisfaction with escalating health plan premiums and restrictive processes designed to limit physician choice and access to healthcare services. Physicians and patients have expressed concern that managed care has led to a decline in the quality of patient care and has increased administrative inefficiencies.

We believe that antiquated, nonscientific physician compensation systems and inadequate use of information technology are among the major causes of the current inefficiencies in the healthcare industry.

COMPENSATION MODELS

Fee-for-service

Currently, the vast majority of specialty physicians are reimbursed under a fee-for-service compensation model. Under fee-for-service, a physician is paid a predetermined fee for providing a service. For example, if the reimbursement for one x-ray is $50, the reimbursement for ten x-rays would be $500. Under this compensation model, physicians are reimbursed based upon the quantity of services performed. In order to increase their compensation under this model, physicians must increase the quantity of services performed. These increases in procedures under quantity-based fee-for-service compensation models are often unnecessary based on the patient's diagnosis and may lead to wasted medical, professional, hospital and pharmacy resources. Furthermore, unnecessary procedures often put patients under greater risk of complications related to the additional procedures.

To control fee-for-service medical expenses, healthcare payors have used the following cost containment programs:

- gatekeeping, a process requiring the patient to consult with a primary care physician prior to receiving care from a specialty physician;

- prior authorization, a process requiring the patient or physician to seek prior approval from the health plan or physician group for a prescribed course of treatment;

- utilization management, a process of introducing a third-party clinician, designed to direct or manage the treatment prescribed by the physician; and

- limited physician networks, a method of restricting a patient's choice of physician for medical services.

In attempting to reduce costs, these programs create barriers, limit patient choice, reduce physician autonomy and significantly increase administrative expenses.

Case rates

In response to the inherent inefficiencies in the fee-for-service model, and in an attempt to encourage physicians to practice more efficiently, healthcare payors developed case rate compensation systems. Under the case rate compensation method, the payor makes a predetermined lump-sum payment to the physician for all services that the physician is likely to deliver over the course of treatment for a particular diagnosis. To date, case rate compensation has been limited to certain diagnoses such as normal pregnancy, where the range and extent of medical treatment is highly predictable due to the uniform patient population.

OUR SOLUTION

Our solution enables the widespread use of case rates to determine physician reimbursement in the 14 medical specialties that we believe drive over 80% of healthcare spending. Our ASAC application uses information technology, innovative actuarial algorithms and our unique database of patient information to create customized, severity-adjusted case rates. Our profiling applications provide healthcare administrators and physicians with the critical information they need to understand clinical utilization, resource usage, financial payments and to make sound management decisions. Additionally, we facilitate the sharing of clinical information among healthcare constituents on a community-by-community basis. We believe our solutions improve our customers' business performance by simplifying medical cost structures and the sharing of information among healthcare industry constituents.

OUR STRATEGY

Our objective is to make ASAC the standard reimbursement tool for health plans throughout the United States and to use our unique database to provide profiling applications used for the measurement of physician performance and pharmaceutical treatment patterns and outcomes. The key elements to our strategy include the following:

-   expand sales of our payment application to existing customers;

-   target new customers for our payment applications;

-   promote our profiling applications;

-   continue development and enhancement of our products; and

-   pursue strategic relationships and acquisitions.

Adesso-Registered Trademark- and SSO-Registered Trademark- are registered service marks, and the Adesso logo, ASAC-TM-, eClinician Profiler-TM- and ePrescription Profiler-TM- are trademarks of Adesso Healthcare Technology Services, Inc. This prospectus also contains brand names, trademarks, trade names and service marks of companies other than Adesso, and these brand names, trademarks, trade names and service marks are the property of their respective holders.

The offering

The following information assumes that the underwriters do not exercise the over-allotment option granted to them to purchase additional shares in the offering.

Common stock we are offering.................  shares

Common stock to be outstanding after the       shares
  offering...................................

Proposed Nasdaq National Market symbol.......  ADSO

Use of proceeds..............................  To fund our operations, including sales and marketing expenditures, development of new
                                               products and services, investment in
                                               technology infrastructure, potential
                                               acquisitions, debt repayment, working capital
                                               and other general corporate purposes. See
                                               "Use of proceeds."

Risk factors.................................  Investing in our common stock involves significant risks. See "Risk factors."

Unless we indicate otherwise, when analyzing the information in this prospectus, you should assume that all outstanding shares of our preferred stock convert into 4,397,272 shares of our common stock upon the closing of this offering.

The number of shares of common stock to be outstanding after the offering in the table above is based on the number of shares outstanding as of June 30, 2000, excluding:

- 1,225,250 shares issuable upon the exercise of options at a weighted average exercise price of $3.03 per share;

- 135,615 shares issuable upon the exercise of Series A warrants at an exercise price of $1.00 per share;

- 166,667 shares of Series D Preferred Stock issuable upon the exercise of a purchase option by Comdisco, Inc. prior to the closing of our initial public offering, at an exercise price of $10.50 per share;

- 104,167 shares of Series E Preferred Stock issuable upon the exercise of a supplemental purchase option by Comdisco, Inc. prior to the closing of our initial public offering, at an exercise price of $16.80 per share;

- 264,502 additional shares available for future grant under our 1997 Stock Option Plan;

-           additional shares available for future grant under our 2000 Stock
    Option Plan;

- additional shares available for future purchase under our 2000 Employee Stock Purchase Plan; and

- 416,667 shares potentially issuable to Total Therapeutic Management, Inc., or TTM, in connection with our acquisition of TTM, if TTM meets specified performance criteria by May 1, 2001.

In addition, we have agreed to issue an additional       shares if the
underwriters exercise their over-allotment option in full, which we describe in
"Underwriting". If the underwriters exercise this option in full,       shares
of our common stock will be outstanding after this offering.

Summary financial and operating data

The pro forma balance sheet data below reflects the conversion of each outstanding share of redeemable convertible preferred stock into one share of common stock upon the closing of this offering.

The as adjusted balance sheet data reflects the receipt of the net proceeds from
the sale of       shares of our common stock in this offering at an assumed
price to the public of $ per share, after deducting the underwriting discounts and commissions and estimated offering expenses. The pro forma net loss per share and shares used in computing pro forma net loss per share are calculated as if all of our redeemable convertible preferred stock were converted into shares of our common stock on the date of their issuance.

                                                                                           Six months ended
                                                            Year ended December 31,            June 30,
                                                         ------------------------------   -------------------
                                                             1997       1998       1999       1999    2000(a)
                                                                (In thousands, except per share data)
                                                                                              (unaudited)
Statement of operations data
-------------------------------------------------------------------------------------------------------------
Revenues...............................................  $   861    $ 1,828    $ 1,987    $   903    $ 1,799
Operating costs and expenses:
  Cost of services.....................................    3,967      4,230      1,565        614      1,370
  Sales and marketing..................................      600        695        710        301        671
  General and administrative...........................    3,181      4,593      3,519      1,350      2,721
  Stock-based compensation.............................        6         11      2,276        565      3,198
                                                         -------    -------    -------    -------    -------
Total operating costs and expenses.....................    7,754      9,529      8,070      2,830      7,960
                                                         -------    -------    -------    -------    -------
Loss from operations...................................   (6,893)    (7,701)    (6,083)    (1,927)    (6,161)
Interest income (expense), net.........................      180        293       (569)       (50)    (1,722)
Other income (expense), net............................       --        191       (221)        (2)       (30)
                                                         -------    -------    -------    -------    -------
Net loss...............................................   (6,713)    (7,217)    (6,873)    (1,979)    (7,913)
Dividend related to beneficial conversion feature of
  redeemable, convertible preferred stock..............       --         --         --         --     (1,025)
                                                         -------    -------    -------    -------    -------
Net loss attributable to common stockholders...........   (6,713)    (7,217)    (6,873)    (1,979)    (8,938)
                                                         =======    =======    =======    =======    =======
Net loss per common share, basic and diluted...........  $(31.67)   $(30.07)   $(23.78)   $ (6.87)   $(30.71)
                                                         =======    =======    =======    =======    =======
Weighted average shares used in computing net loss per
  share, basic and diluted.............................      212        240        289        288        291
                                                         =======    =======    =======    =======    =======
Pro forma net loss per share, basic and diluted
  (unaudited)..........................................                        $ (1.66)              $ (2.06)
                                                                               =======               =======
Shares used in computing pro forma net loss per share,
  basic and diluted (unaudited)........................                          4,151                 4,345
                                                                               =======               =======

                                                                    As of June 30, 2000(b)
                                                              -----------------------------------
                                                                                Pro     Pro forma
                                                                 Actual       forma   as adjusted
                                                                        (In thousands)
                                                                          (unaudited)
-------------------------------------------------------------------------------------------------
Balance sheet data
Cash and cash equivalents...................................  $  1,943    $  1,943
Working capital.............................................       932         932
Total assets................................................    24,235      24,235
Long-term debt, less current portion........................     2,334       2,334
Accumulated deficit.........................................   (32,175)    (32,175)
Redeemable convertible preferred stock......................    37,897          --
Total stockholders' equity (deficit)........................   (19,871)     18,026

----------

(a) Included in the income statement for the six months ended June 30, 2000, are two months of results from our subsidiary TTM, acquired on May 1, 2000. Revenue from TTM for the two months since acquisition totals $595,000.

(b) Included in the balance sheet as at June 30, 2000, are the assets and liabilities of our subsidiary TTM as of June 30, 2000. The accumulated deficit includes the results of TTM for the two months since acquisition of $(8,000).

--------------------------------------------------------------------------------

Risk factors

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW TOGETHER WITH ALL OF THE OTHER INFORMATION INCLUDED IN THIS PROSPECTUS BEFORE MAKING AN INVESTMENT DECISION. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATION COULD BE HARMED. IN SUCH AN EVENT, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

If the healthcare industry fails to adopt our products and services, our revenue growth and operating results could be harmed.

The failure of industry participants to accept our products and services as a replacement for traditional methods of compensation and profiling could limit our revenue growth. To date, the healthcare industry has not widely adopted our products. The commercial success of our products depends on their adoption as a method of determining physician reimbursement and for physician and pharmaceutical profiling. We must educate health plan administrators, physicians and other healthcare providers about the benefits of our applications in order to foster the adoption of our products. If healthcare industry participants do not understand, accept and adopt our methodology and applications, our revenues will not continue to grow and we may not become profitable.

Our customers and revenue growth opportunities within the healthcare industry are highly concentrated. If we are unable to sell our products and services to major health plans in the healthcare industry, our revenues and operating profit will be harmed.

Within the healthcare industry approximately 650 health plans provide healthcare benefits to over 70% of the US population. Our ability to sell to these health plans will have a direct impact on our ability to increase our revenues. If we are unable to sell our applications for multiple specialties in several cities to many of the national and large regional health plans, we may not be able to increase our revenues and operating profits.

If prospective customers do not purchase our products and services after we have devoted significant resources and incurred substantial costs during the course of our lengthy sales cycle, our profitability will suffer.

Due to the length of our sales cycle, which generally ranges from three to twelve months, we often devote significant resources and incur substantial costs without any assurance that a prospective customer will contract for our products or services. The time, expense and effort of securing customers may exceed our expectations and may harm our business and operating results. In the event that a prospective customer does not contract for our products or services, we will have incurred substantial costs that cannot be recovered and will not result in future revenues or profits.

If we fail to manage our growth effectively, our business and operating results could be harmed.

Continued rapid growth will place significant strain upon our management, resources and operational systems. If we fail to manage our growth effectively our business and operating results could be harmed. We will need to expand our existing information systems and add implementation personnel to meet the requirements of our future operations. Any expansion or replacement of our information

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

systems may not be sufficient to meet our needs. Recruiting, training and managing additional personnel could be difficult.

We recently hired a significant number of key management and staff personnel. Since June 1999, we have hired over 50% of the current management team and over 60% of our current staff. We will continue to add personnel to maintain our ability to grow in the future. We must integrate our new employees and key executives into a cohesive team and at the same time increase the total number of employees and train and manage our employee work force in a timely and effective manner to expand our business. We may not be able to do so successfully, which would hurt our ability to expand our business and harm our operating results.

If we and our customers are unable to implement the applications we have sold, our revenue growth and operating results could be harmed.

Our success depends on our ability to implement our products and services for a large number of health plans with substantially different information systems and varying business relationships with their physicians. The decision to implement our products and services requires a technical analysis of the health plan's information systems and proposed data interfaces with our systems, an analysis of the health plan's physician contracting arrangements. Such implementation may also require intensive health plan staff education regarding the advantages of our products and services. Health plans implementing our compensation applications could be required to recontract with their physicians. Further, physicians compensated using our compensation applications will need to adopt new payment reconciliation methods. Resistance to new processes related to our products and services and difficulties or delays in implementing our applications may inhibit the growth of our revenues and harm our operating results.

If we fail to meet the performance standards in our contracts, we could lose customers, which would harm our revenues and operating results.

Some of our agreements contain product and service performance standards. If we fail to meet these standards, our revenues would be lower as a result of earning smaller performance incentive payments. Our customers could terminate their agreements with us for continued poor performance. If customers terminate any of our material service agreements or if we fail to generate associated revenues, our business and operating results would be harmed.

We have a limited number of customers and relatively fixed operating costs. Our contracts can be cancelled upon 90 to 180 days' notice. If several contracts are delayed or cancelled within a short period of time, our revenues and operating profits could be harmed.

Our contracts with our customers typically have a one to three year term with automatic one year renewals. We or our customers can terminate a contract prior to the end of the contract term upon notification ranging from 90 to 180 days without penalty. Our operating expenses are relatively fixed and cannot be reduced on short notice to compensate for unanticipated contract delays or cancellations. As a result, if any of our significant customers or a number of our smaller customers cancel, significantly reduce or modify our business relationships, our business, financial condition and operating results could be harmed. As of June 30, 2000, we were providing services to approximately ten different customers.

--------------------------------------------------------------------------------
10

Risk factors
--------------------------------------------------------------------------------

If we are unable to attract, retain and motivate management and other skilled employees, we will not be successful.

Our success will depend in large part on the continued services of key management and skilled personnel. Competition for personnel in the healthcare information technology market is intense, and there are a limited number of persons with knowledge of both the healthcare and information technology industries. We do not have guaranteed employment agreements with our executive officers, so any of these individuals may terminate his or her employment with us at any time. If we lose the services of one or more of our key management employees, or are unable to hire additional key management personnel to meet our needs, our business and operating results could be harmed.

We expect to further expand our operations, which will increase our needs for skilled employees. Our continued ability to compete effectively in our business depends on our ability to attract, retain and motivate these individuals. Our failure to attract, retain and motivate employees may limit the rate at which we can expand our business, including the implementation of new contracts, the retention of existing customers, and the development of new products and services, which could harm our future business and operating results.

If we are unable to successfully integrate past or future acquired businesses, our business may be harmed, and if we require additional financing for future acquisitions, you could be subject to dilution.

Since inception, we have made one acquisition and may acquire additional companies as part of our growth strategy. If we are unable to successfully integrate past or future acquired businesses, we may incur substantial costs and delays or other operational, technical or financial problems. In addition, the failure to successfully integrate acquisitions may divert management's attention from our existing strategies and may damage our relationships with our key customers and employees.

To finance future acquisitions, we may issue equity securities that could be dilutive to our stockholders. We may also incur debt and additional amortization expenses related to goodwill and other intangible assets in future acquisitions. The interest expense related to this debt and additional amortization expense may significantly reduce our profitability and harm our business and financial condition.

If we deliver defective products, generate errors or handle customer data improperly, we may lose customers and incur liability.

Our customers demand reliability and accuracy in the delivery of our services. Although we devote substantial resources to meeting these demands, errors may occur. If we make errors and mistakes in the processing of customer data we may lose data and generate inaccurate information and cause delays. Such errors could cause us to lose customers and could result in liability and penalties. Our services agreements generally contain limitations on liability, and we maintain insurance with a $10 million coverage limit to protect against claims associated with the use of our products and services. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserted. In addition, appropriate insurance may be unavailable in the future at commercially reasonable rates. A successful claim in excess of our insurance coverage could harm our financial condition and operating results. Even unmerited unsuccessful claims could result in litigation or arbitration costs and may divert management's attention from our existing business.

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                                                                              11

Risk factors
--------------------------------------------------------------------------------

Because we have had net losses over the past several years and we have a limited operating history, it may be difficult to evaluate our business.

We were incorporated in May 1995. We reported net losses of $6.7 million for the year ended December 31, 1997, $7.2 million for the year ended December 31, 1998, $6.9 million for the year ended December 31, 1999, and $7.9 million for the six month ended June 30, 2000 before a dividend related to the beneficial conversion of our preferred stock. We expect to increase activities and spending in sales and marketing and in substantially all of our operational areas. We base our expense levels in part upon our expectations concerning future revenues, and these expense levels are relatively fixed in the short-term. If we have lower revenue, we may not be able to reduce our short-term spending in response. Any failure to meet our revenue projections would harm our ability to achieve and maintain future profitability. Risks or difficulties that may impact our strategies and thus may cause us not to achieve and maintain profitability include our ability to:

- develop successful sales and marketing programs designed to increase revenues;

-   develop or modify product implementation processes with our customers;

-   manage operating expenses;

-   meet the product and service performance expectations of our customers; and

-   develop new products and services.

We expect to continue to incur significant development, sales and marketing, and other operational expenses in connection with our business. We may also incur expenses in connection with strategic relationships.

We expect to continue to incur net losses for the next several quarters. Our business strategy may not be successful and we may not successfully address these risks or difficulties. If we should fail to adequately address any of these risks or difficulties, our business would likely suffer.

Anti-takeover provisions in our charter and bylaws and under Delaware law could discourage a third-party from acquiring us.

Anti-takeover provisions contained in our certificate of incorporation and our bylaws could delay or prevent a third party from acquiring us, even if doing so might be beneficial to our stockholders. These provisions could limit the price that investors are willing to pay for shares of our stock. Some of these provisions include our ability to:

- authorize the issuance of preferred stock which can be created and issued by the board of directors without prior stockholder approval, commonly referred to as "blank check" preferred stock, with rights senior to those of common stock;

-   prohibit stockholder action by written consent;

-   establish a classified board of directions; and

- require advance notice for submitting nominations for election to our board of directors and for proposing matters that can be acted upon by stockholders at a meeting.

We are also subject to provisions of Delaware law that could delay, deter or prevent a change in control of us.

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12

Risk factors
--------------------------------------------------------------------------------

If we fail to protect our technology and confidential information or if infringement claims are asserted against us, our competitive position and business could be harmed.

Our success depends in part upon proprietary software and other confidential information. The software and information technology industries have experienced widespread unauthorized reproduction of software products and other proprietary technology. We do not own any patents and therefore we rely on a combination of copyright, trademark and trade secret laws, confidentiality procedures and contractual provisions to protect our intellectual property. However, these protections may not be sufficient and they do not prevent independent third party development of competitive products or services.

We believe that our proprietary rights do not infringe upon the proprietary rights of third parties. However, third parties may assert infringement claims against us in the future. If such claims were upheld, we could be required to enter into license agreements or royalty arrangements with the party asserting the claim and we might also be required to indemnify customers for claims made against them, all of which would hurt our business.

If we experience performance or security problems with our systems, our reputation and business could be damaged.

Our customers' satisfaction and our business could be harmed if we or our customers experience any system delays, failures or loss of data. We currently process substantially all our customers' transactions and data at our facilities in San Jose, California and Atlanta, Georgia. Although we have safeguards for emergencies and we have data and system backup procedures in place, we do not have sufficient hardware backup facilities to process information if either or both of these facilities are not functioning. The occurrence of a major system failure at either of our facilities could interrupt data processing or result in the loss of stored data. In addition, we depend on the efficient operation of data transport connections maintained internally and by third parties. Any disruption in these connections could harm our business.

We retain confidential customer and patient information in our data centers. Therefore, it is critical that we ensure the security of our facilities and infrastructure and that the marketplace perceive them to be secure. Despite the implementation of security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, programming errors, attacks by third parties or similar disruptive problems. An unauthorized user who is able to access our computer or communication systems could gain access to confidential patient or health plan information or our own confidential information. A material security breach could harm our business and our reputation or could result in liability to us. Therefore, it is critical that we maintain the security of our facilities and infrastructure. The occurrence of any of these events could result in the interruption, delay or cessation of our services, which could harm our business or operating results. Further, our reputation may suffer if third parties were to obtain this information and we may be liable for its misappropriation. Any effect on our reputation or any liability for any disclosure could harm our business and operating results.

State and federal laws that protect individual health information may limit our plans to collect, use and disclose that information.

If we fail to comply with laws or regulations governing the collection, dissemination, use and confidentiality of patient health information, this failure could have a material adverse effect on our business, operating results and financial condition. Numerous federal and state laws and regulations

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                                                                              13

Risk factors
--------------------------------------------------------------------------------

govern the collection, dissemination, use and confidentiality of patient-identifiable health information, including:

-   state privacy and confidentiality laws;

- state laws regulating health care professionals, such as physicians, pharmacists and nurse practitioners;

-   Medicaid laws;

- the Health Insurance Portability and Accountability Act of 1996 and related rules, or HIPAA, proposed by the Department of Health and Human Services;

- Health Care Financing Administration standards for Internet transmission of health data; and

-   Federal Trade Commission Children's Online Privacy Protection Rule.

Congress is expected to propose legislation that would establish a new federal standard for protection and use of health information, and the US Federal Trade Commission has announced that it will investigate this issue. In addition, the laws of other countries also govern the use of and disclosure of health information. Our systems for safeguarding patient health information from unauthorized disclosure or use may not preclude successful claims against us for violation of applicable law. In addition, future laws or changes in current laws may necessitate costly adaptations to our systems. We have developed medical information systems and reporting systems that we use to collect, analyze and report aggregate medical care, medical research, outcomes and financial data pertaining to items such as physician practice and prescription patterns. Some state legislation regulates the aggregation of health information and the manipulation, use and ownership of that aggregated data, even when this data does not reveal the patient's identity. Because this area of the law is rapidly changing, our collection, analysis and reporting of aggregate healthcare data maintained in our database may not at all times and in all respects comply with laws or regulations governing the ownership, collection and use of this data. Future laws or changes in current laws governing the ownership, collection and use of aggregate healthcare data may necessitate costly adaptations of our systems or limit our ability to use this data.

If there are changes in government regulation of the healthcare industry, our business could be harmed.

During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and capital expenditures. In addition, proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates and otherwise hurt the healthcare industry, which could harm our business.

Healthcare organizations may react to these proposals and the uncertainty surrounding such proposals in ways that could result in a reduction or deferral in the use of our applications and services. We cannot predict what impact, if any, such proposals or healthcare reforms might have on our business, financial condition and operating results.

Government regulation of Internet communications may impact our business by directly or indirectly increasing our costs.

We provide information via the Internet which includes, in part, through data transmission over public telephone lines. Governments regulate these transmissions through regulatory policies that establish

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14

Risk factors
--------------------------------------------------------------------------------

charges and terms for wireline communications. We are currently not subject to direct regulation by any governmental agency, other than regulations applicable to businesses generally. Changes in the regulatory environment relating to the application of access charges and Universal Service Fund support payments to Internet and Internet telephony providers, regulation of Internet services, including Internet telephony, and other regulatory changes that directly or indirectly affect costs imposed on Internet or Internet telephony providers, telecommunications costs or increase in the likelihood or scope of competition, could harm our business and financial results.

If a natural disaster strikes our operating facilities, we may be unable to service our customers for a substantial amount of time and we would experience lost revenue.

Our operating facilities are located in San Jose, California. The facilities and information technology equipment are difficult to replace and could require substantial replacement lead-time. Our operating facilities may be affected by natural disasters such as earthquakes and floods. Earthquakes are of particular significance since the operating facilities are located in an earthquake-prone area. In the event our existing operating facilities or equipment is affected by man-made or natural disasters, we may be unable to meet customer demands or sales projections. If our operations were curtailed or ceased, it would seriously harm our business.

RISKS RELATED TO THIS OFFERING

New investors will suffer immediate and substantial dilution in the tangible net book value of their shares.

We expect the initial public offering price of our common stock to be substantially higher than the net tangible book value per share of our common stock. The net tangible book value of a share of our common stock purchased at an assumed initial public offering price of $ per share will be only $ . You may incur additional dilution if holders of stock options, whether currently outstanding or subsequently granted, exercise their options to purchase common stock.

Many corporate actions will be substantially controlled by officers, directors and affiliated entities regardless of the opposition of other investors to pursue an alternative course of action.

Our directors and executive officers beneficially own approximately 71.9% ( % after completion of this offering) of our outstanding common stock. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders. These matters would include the election of directors and the approval of mergers or other business combinations. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could hurt our stock price. These actions may be taken even if they are opposed by the other investors, including those who purchase shares in this offering.

Future sales of our common stock could cause our stock price to decline in value.

Our stockholders could sell substantial amounts of our common stock in the public market following the offering. As a result, the aggregate number of shares of our common stock available to the public would increase and, consequently, the price of our common stock could fall. We cannot predict the timing or amount of future sales of shares of our stock or the effect, if any, that market sales of shares, or the availability of shares for sale, will have on the prevailing market price of our common stock. Upon completion of the
offering, we will have       outstanding shares of common stock,

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                                                                              15

Risk factors
--------------------------------------------------------------------------------

assuming no exercise of outstanding options or warrants. Of these shares, the shares sold in this offering will be freely tradable. This leaves shares that will be eligible for sale in the public market as follows:

Number of shares                                            Date
--------------------------------------------------------------------------------------------
         .....................  Available for immediate sale on the date of this prospectus
         .....................  Available for sale 90 days after the date of this prospectus
         .....................  Available for sale 180 days after the date of this prospectus

Shortly after the closing of this offering, we intend to file a registration statement on Form S-8 under the Securities Act of 1933 to register a total of shares of common stock issuable under our 1995 Stock Option Plan, 1997 Stock Option Plan and 2000 Employee Stock Purchase Plan.

The holders of 4,397,272 shares of our preferred stock have registration rights for the shares of common stock issuable upon conversion of these shares of preferred stock. All preferred shares will be converted into a total of 4,397,272 shares of common stock immediately prior to the offering. After the
offering, the holders of       shares of our common stock, which represent
approximately       % of our outstanding common stock after this offering
assuming no exercise of outstanding options or warrants after       , will be
entitled to have the resale of their shares registered under the Securities Act. If these holders cause a large number of securities to be registered and sold in the public market, these sales could harm the market price for our common stock.
In connection with the offering, all of our officers, directors and       % of
our stockholders have agreed that, with certain exceptions, they will not sell any shares of common stock or enter into similar transactions for 180 days after the date of this prospectus without the consent of UBS Warburg LLC. In addition, if we include in a company-initiated registration statement shares held by these holders pursuant to the exercise of their registration rights and there is limited demand to purchase our shares, this inclusion may harm our ability to raise needed capital by effectively reducing the number of newly-issued shares we can sell to the public.

Since we have broad discretion in how we use the proceeds from this offering, we may use the proceeds in ways with which you disagree.

We intend to use the net proceeds from this offering to fund our operations, for sales and marketing expenditures, development of new products and services, investment in technology infrastructure, potential acquisitions, debt repayment and other general corporate and working capital purposes. In addition, a portion of the net proceeds may be used for acquisitions of businesses, products and technologies that are complementary to ours. Accordingly, our management will have significant flexibility in applying the net proceeds of this offering. The failure of our management to use such funds effectively could harm our business, financial condition and operating results.

The price for our common stock could decline.

The initial public offering price of our common stock will be determined by negotiation between us and the representatives of the underwriters and may not be indicative of the prices that will prevail in the public market after the offering. The market price of our common stock could fall below the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors, including:

-   unanticipated quarterly variations in our operating results;

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16

Risk factors
--------------------------------------------------------------------------------

- failure to achieve, or changes in, financial estimates by securities analysts;

- announcements of new healthcare reimbursement products, services or technological innovations;

-   customer relationship developments;

-   regulatory changes;

-   conditions generally affecting the healthcare and technology industries;

-   additions or departure of key personnel;

-   lack of success of our operating strategy;

-   sales of our common stock;

-   competition; and

-   the operating and stock price performance of other comparable companies.

In addition, the stock market in general, the Nasdaq National Market and the market for healthcare companies in particular, have experienced extreme price and volume volatility, which have particularly affected the market prices of many healthcare technology companies and which have often been unrelated to the operating performance of these companies.

In the past, following periods of volatility in the market price of a public company's securities, securities class action litigation has often been instituted against that company. Such litigation could result in substantial costs and a diversion of management's attention and resources.

Our need for additional financing is uncertain as is our ability to raise further financing.

We currently anticipate that our available cash resources combined with the net proceeds from this offering will be sufficient to meet our anticipated working capital and capital expenditure requirements for at least 12 months after the date of this prospectus. We may need to raise additional funds, however, to respond to business contingencies, which may include our need to:

-   fund more rapid expansion;

-   fund additional marketing expenditures;

-   enhance our operating infrastructure;

-   respond to competitive pressures;

-   provide for additional working capital; or

-   acquire complementary businesses or necessary technologies.

We do not currently generate sufficient cash to fully fund our operations. To date, we have financed our operations principally through the issuance of equity securities and some borrowings.

Additional financing may not be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our operations, take advantage of opportunities, develop products or services or otherwise respond to competitive pressures could be significantly limited.

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                                                                              17

Risk factors
--------------------------------------------------------------------------------

The liquidity of our common stock is uncertain since it has not been publicly traded.

There has not been a public market for our common stock. We cannot predict the extent to which investor interest in our company will lead to the development of an active, liquid trading market for our common stock. If an active trading market does not develop, our shares will be subject to higher price volatility and less efficient execution of buy and sell orders for our investors.

If we raise additional funds, your ownership interest will decline.

If additional funds are raised through the issuance of equity or convertible debt securities, your percentage ownership of our stock will be reduced, and these newly-issued securities may have rights, preferences or privileges senior to those of existing stockholders, including those acquiring shares in this offering.

Because it is unlikely that we will ever pay dividends, you will only be able to benefit from holding our stock if the stock price appreciates.

We have never paid cash dividends on our capital stock and do not anticipate paying any cash dividends in the foreseeable future. Additionally, under our outstanding credit agreements we are prohibited from declaring or paying dividends without the consent of our lender, Comdisco, Inc.

RISKS RELATED TO OUR INDUSTRY

If we fail to meet the competition we face from both established entities and new entries in the market, our revenues and profitability will be harmed.

We face competition from providers of traditional reimbursement applications. Many of our competitors and potential competitors have significantly greater financial, technical, product development, marketing and other resources and greater market recognition than we have.

Our competitors can be categorized as follows:

-   in-house information technology departments of health plans;

-   emerging healthcare e-commerce companies;

-   healthcare information technology consulting firms; and

-   healthcare information software vendors.

Each of these types of companies can be expected to compete with us within various segments of the healthcare information technology market. Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering applications that compete with our technology and services, may enter these markets. Our competitors may develop products or technologies that are better or more attractive than those offered by us or that may render our technology and services obsolete. Many of our current and potential competitors are larger than us and offer broader services than we do.

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18

Risk factors
--------------------------------------------------------------------------------

Consolidation in the healthcare industry could harm our future operating results and opportunities for growth.

Consolidation in the healthcare industry may require us to reconfigure our products, services and systems to accommodate a change in data formats and codes utilized by recently acquired or consolidated health plans. Further, the consolidation of health plans operating in the same geographic market may substantially reduce the number of competitive health plans in that market. Existing and potential customers, especially mid-size market employees that operate in only one geographic market, may not find our products and services beneficial if there is only limited competition among health plans.

Our business will suffer if commercial users do not accept Internet solutions.

Our success depends in part on the adoption of Internet solutions by commercial users. Our business could suffer dramatically if Internet solutions are not accepted or not perceived to be effective. The Internet may not prove to be a viable commercial marketplace for a number of reasons, including:

- inadequate development of the necessary infrastructure for access to our Internet site and server reliability;

-   security and confidentiality concerns;

- lack of development of complementary products, such as a high-speed modems and high-speed communication lines;

-   implementation of competing technologies;

- delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity; and

-   government regulation.

We expect Internet use to grow in number of users and volume of traffic. The Internet infrastructure may be unable to support the demands placed on it by this continued growth.

Growth in the demand for our products and services will depend in part, on the adoption of Internet solutions by healthcare industry participants, which requires the acceptance of a new way of conducting business and exchanging information. To maximize the benefits of our solutions, our customers must be willing to process and retrieve data using the Internet.

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                                                                              19

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "could," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

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20

--------------------------------------------------------------------------------

Use of proceeds

We estimate that the net proceeds from the sale of the shares of common stock we
are offering will be approximately $            million at an assumed initial
public offering price of $            per share after deducting underwriting
discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds
will be approximately $            million.

We currently intend to use the net proceeds from this offering to fund our operations, for sales and marketing expenditures, development of new products and services, investment in technology infrastructure, potential acquisitions, debt repayment and other general corporate and working capital purposes. In addition, a portion of the net proceeds may be used for acquisitions of businesses, products and technologies that are complementary to ours. We currently have no agreements with respect to any material acquisitions as of the date of this prospectus. We intend to use up to $7.6 million of the net proceeds of this offering to repay senior and subordinated debt. Our senior debt was entered into in April 1998, and the remaining principal balance on it was $600,000 as of June 30, 2000. Our senior debt was entered into in April 1998. Our subordinated debt was entered into in June 1999 and was used to fund working capital needs. The principal outstanding balance of our subordinated debt as of July 19, 2000, was $7.0 million. We intend to use the balance of the net proceeds from this offering for general corporate purposes, including working capital. Our management may spend the proceeds from this offering in ways that the stockholders may not deem desirable.

The timing and amount of our actual expenditures will be based on many factors, including cash flows from operations and the growth of our business.

Until we use the net proceeds of this offering for the above purposes, we intend to invest the funds in short-term, investment grade, interest-bearing securities. We cannot predict whether the proceeds invested will yield a favorable return.

Dividend policy

We have never declared or paid any cash dividends on our capital stock. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospects and other factors that our board of directors may deem relevant.

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                                                                              21

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of June 30, 2000:

-   on an actual basis;

- on a pro forma basis to give effect to the automatic conversion of all of our shares of redeemable convertible preferred stock outstanding as of the date this prospectus into 4,397,272 shares of common stock upon the closing of this offering; and

-   on a pro forma as adjusted basis to give effect to the sale of the shares of common stock offered by this prospectus at an assumed
    initial public offering price of $    per share and the receipt of the net
    proceeds and assuming repayment of all debt with the proceeds.

                                                                                Pro      Pro forma
                                                                 Actual       forma    as adjusted
                                                              (In thousands, except share and per
                                                                          share data)
                                                                          (unaudited)
--------------------------------------------------------------------------------------------------
Long-term debt, less current portion........................  $  2,334    $  2,334       $   --
                                                              --------    --------       ------
Redeemable convertible preferred stock, $0.0001 par value:
  5,535,000 shares authorized, actual; none authorized, pro
  forma and pro forma as adjusted; 4,397,272 shares issued
  and outstanding, actual; none issued and outstanding, pro
  forma and pro forma as adjusted...........................    37,897          --           --
                                                              --------    --------       ------
Stockholders' equity (deficit):
  Preferred stock, $0.0001 par value: none authorized,
    actual; 10,000,000 shares authorized, pro forma and pro
    forma as adjusted; none issued and outstanding, actual,
    pro forma and pro forma as adjusted.....................        --          --           --
  Common stock, $0.0001 par value: 5,800,000 shares
    authorized, actual;       shares authorized, pro forma
    and pro forma as adjusted; 278,255 shares issued and
    outstanding, actual; 4,675,527 shares issued and
    outstanding, pro forma;         shares issued and
    outstanding, pro forma as adjusted......................        --         468
  Additional paid-in capital................................    24,219      61,648
  Unearned stock-based compensation.........................   (11,915)    (11,915)
  Accumulated deficit.......................................   (32,175)    (32,175)
                                                              --------    --------
    Total stockholders' equity (deficit)....................   (19,871)     18,026
                                                              --------    --------
      Total capitalization..................................  $ 20,360    $ 20,360
                                                              ========    ========

The number of shares of common stock to be outstanding after the offering is based on the number of shares outstanding as of June 30, 2000 and excludes:

- 1,225,250 shares issuable upon the exercise of options at a weighted average exercise price of $3.03 per share;

- 135,615 shares issuable upon the exercise of Series A warrants at an exercise price of $1.00 per share;

- 166,667 shares of Series D Preferred Stock issuable upon the exercise of a purchase option by Comdisco, Inc. prior to the closing of our initial public offering, at an exercise price of $10.50 per share;

- 104,167 shares of Series E Preferred Stock issuable upon the exercise of a supplemental purchase option by Comdisco, Inc. prior to the closing of our initial public offering, at an exercise price of $16.80 per share;

- 264,502 additional shares available for future grant under our 1997 Stock Option Plan;

-           additional shares available for future grant under our 2000 Stock
    Option Plan;

- additional shares available for future purchase under our 2000 Employee Stock Purchase Plan; and

- 416,667 shares potentially issuable to Total Therapeutic Management, Inc., or TTM, in connection with our acquisition of TTM if TTM meets specified performance criteria by May 1, 2001.

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22

--------------------------------------------------------------------------------

Dilution

Our historical net tangible book value as of June 30, 2000 was approximately $1,617,000 million, or $5.81 per share, based on the number of shares outstanding as of June 30, 2000. Historical net tangible book value per share is equal to the amount of our total tangible assets less total liabilities, divided by the number of shares of common stock outstanding as of June 30, 2000.

Our pro forma net tangible book value as of June 30, 2000, was approximately $1,617,000 million excluding intangible assets consisting of goodwill and customer-based intangibles or $0.35 per share, based on the pro forma number of shares outstanding as of June 30, 2000 of 4,675,527, calculated after giving effect to the automatic conversion of 4,397,272 shares of our redeemble convertible preferred stock outstanding as of June 30, 2000, into 4,397,272 shares of our common stock.

Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards, after giving effect to the sale of shares in this offering. This represents an immediate increase in pro forma net
tangible book value of $    per share to existing stockholders and an immediate
dilution in pro forma net tangible book value of $    per share to new
investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.............              $
  Historical net tangible book value per share as of
   June 30, 2000............................................   $ 5.81
  Decrease attributable to conversion of preferred stock....    (5.46)
  Pro forma net tangible book value per share as of June 30,
   2000.....................................................     0.35
  Increase per share attributable to the offering...........
Net tangible book value per share after the offering........
Dilution per share to new investors.........................              $
                                                                          =====

The following table summarizes, on a pro forma basis as of June 30, 2000, after giving effect to this offering, the total number of shares of common stock purchased from us and the total consideration and the average price per share paid by existing stockholders and by new investors:

                                                               Total cash proceeds net
                                          Shares purchased        of issuance costs
                                        --------------------   -----------------------   Average price
                                           Number    Percent         Amount    Percent       per share
------------------------------------------------------------------------------------------------------
Existing stockholders.................  4,675,527         %    $21,530,000          %        $ 4.60
                                        ---------              -----------
New investors.........................                                                       $
                                        ---------              -----------
    Total.............................                         $
                                        =========              ===========

The number of shares of common stock outstanding in the table above is based on the number of shares outstanding as of June 30, 2000 and excludes:

- 1,225,250 shares issuable upon the exercise of options at a weighted average exercise price of $3.03 per share;

- 135,615 shares issuable upon the exercise of Series A warrants at an exercise price of $1.00 per share;

--------------------------------------------------------------------------------

Dilution
--------------------------------------------------------------------------------

- 166,667 shares of Series D Preferred Stock issuable upon the exercise of a purchase option by Comdisco, Inc. prior to the closing of our initial public offering, at an exercise price of $10.50 per share;

- 104,167 shares of Series E Preferred Stock issuable upon the exercise of a supplemental purchase option by Comdisco, Inc. prior to the closing of our initial public offering, at an exercise price of $16.80 per share;

- 264,502 additional shares available for future grant under our 1997 Stock Option Plan;

-           additional shares available for future grant under our 2000 Stock
    Option Plan;

- additional shares available for future purchase under our 2000 Employee Stock Purchase Plan; and

- 416,667 shares potentially issuable to Total Therapeutic Management, Inc., or TTM, in connection with our acquisition of TTM if TTM meets specified performance criteria by May 1, 2001.

To the extent that these options or warrants are exercised, there will be further dilution to new investors. See "Management -- Employee benefit plans" for further information regarding our 1995 Stock Option Plan, 1997 Stock Option and 2000 Employee Stock Purchase Plan.

If the underwriters exercise their over-allotment option in full, the following will occur:

-   the percentage of shares of our common stock held by existing stockholders
    will decrease to approximately   % of the total number of shares of our
    common stock outstanding after this offering;

-   the number of shares of our common stock held by new public investors will
    increase to         , or approximately   % of the total number of shares of
    our common stock outstanding after this offering; and

-   our pro forma net tangible book value will increase to $    per share to
    existing stockholders and our pro forma net tangible book value will be
    diluted by $   per share to new investors.

--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Selected financial data

The following selected financial data should be read in conjunction with our financial statements and the notes to those financial statements and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1997, 1998 and 1999, and the balance sheet data as of December 31, 1998 and 1999, are derived from our audited financial statements, included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1995 and 1996, and the balance sheet data as of December 31, 1995, 1996 and 1997, are derived from financial statements not included in this prospectus. Historical results are not necessarily indicative of the results to be expected in the future.

Pro forma net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the our redeemable convertible preferred stock into shares of common stock effective upon the closing of the offering, as if such conversion occurred on January 1, 1999 or at the date of original issuance, if later.

                                                                                                 Six months ended
                                                         Year ended December 31,                     June 30,
                                              ----------------------------------------------   --------------------
                                                1995      1996      1997      1998      1999      1999      2000(a)
                                                              (In thousands, except per share data)
Statement of operations data
                                                                                                   (unaudited)
-------------------------------------------------------------------------------------------------------------------
Revenues....................................  $   --   $   397   $   861   $ 1,828   $ 1,987   $   903      $ 1,799
Operating costs and expenses:
  Cost of services..........................      --     1,450     3,967     4,230     1,565       614        1,370
  Sales and marketing.......................      41       229       600       695       710       301          671
  General and administrative................     630     1,375     3,181     4,593     3,519     1,350        2,721
  Stock-based compensation..................      --        --         6        11     2,276       565        3,198
                                              ------   -------   -------   -------   -------   -------      -------
    Total operating costs and expenses......     671     3,054     7,754     9,529     8,070     2,830        7,960
                                              ------   -------   -------   -------   -------   -------      -------
Loss from operations........................    (671)   (2,657)   (6,893)   (7,701)   (6,083)   (1,927)      (6,161)
Interest and other income (expense), net....      25       (59)      180       484      (790)      (52)      (1,752)
                                              ------   -------   -------   -------   -------   -------      -------
Net loss....................................    (646)   (2,716)   (6,713)   (7,217)   (6,873)   (1,979)      (7,913)
Dividend related to beneficial conversion
  feature of redeemable, convertible
  preferred stock...........................      --        --        --        --        --        --       (1,025)
                                              ------   -------   -------   -------   -------   -------      -------
Net loss attributable to common
  stockholders..............................  $ (646)  $(2,716)  $(6,713)  $(7,217)  $(6,873)  $(1,979)     $(8,938)
                                              ======   =======   =======   =======   =======   =======      =======
Net loss per share, basic and diluted.......  $(8.50)  $(14.07)  $(31.67)  $(30.07)  $(23.78)  $ (6.87)     $(30.71)
                                              ======   =======   =======   =======   =======   =======      =======
Weighted average shares used in computing
  net loss per share, basic and diluted.....      76       193       212       240       289       288          291
                                              ======   =======   =======   =======   =======   =======      =======
Pro forma net loss per share, basic and
  diluted (unaudited).......................                                         $ (1.66)               $ (2.06)
Shares used in computing pro forma net loss
  per share, basic and diluted
  (unaudited)...............................                                           4,151                  4,345
                                                                                     =======                =======

                                                               As of December 31,                           As of
                                               --------------------------------------------------        June 30,
                                                  1995      1996       1997       1998       1999         2000(b)
                                                                                                     (unaudited)
-----------------------------------------------------------------------------------------------------------------
Balance sheet data
Cash and cash equivalents....................  $   151   $ 1,062   $  8,981   $  2,372   $  1,095      $ 1,943
Working capital (deficit)....................       55       (45)     8,087      2,436        717          932
Total assets.................................      301     2,382     14,113      7,028      4,983       24,235
Long-term debt, less current portion.........       --        --         --        750      2,075        2,334
Accumulated deficit..........................     (691)   (3,407)   (10,172)   (17,389)   (24,262)     (32,175)
Redeemable convertible preferred stock.......      774     4,239     10,507     19,536     19,536       37,897
Total stockholders' equity (deficit).........     (790)   (3,774)   (10,078)   (17,273)   (19,472)     (19,871)

------------
(a) Included in the income statement for the six months ended June 30, 2000, are two months of results from our subsidiary TTM, acquired on May 1, 2000. Revenue from TTM for the two months since acquisition totals $595,000.

(b) Included in the balance sheet as at June 30, 2000, are the assets and liabilities of our subsidiary TTM as of June 30, 2000. The accumulated deficit includes the results of TTM for the two months since acquisition of $(8,000).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and the notes to those statements included elsewhere in this prospectus. This discussion may contain forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

OVERVIEW

We were founded and incorporated in 1995 in the state of California. The initial development of our products were focused on the Adesso Severity-Adjusted Case Rate Application, or ASAC, as an alternative approach to determining specialty physician reimbursement. Utilizing information on the patient's medical condition such as diagnosis, severity of medical condition, age, sex, location and medical procedure, ASAC develops a case rate to determine specialty physician reimbursement on a patient-by-patient basis. This approach to determine physician reimbursement differs from the most common method of fee-for-service compensation in which the primary driver of specialty physician reimbursement is the office visit and procedures ordered, with no consideration given to the complexity of the medical condition.

The first three years of operations were principally devoted to the development and continual refinement of the ASAC while establishing test markets and initial customer relationships through organizations such as Independent Practice Associations, or IPAs, and hospital groups. In 1999, we migrated the ASAC's software programs to a new relational database in preparation for large-scale commercial use. As a result, we have established customer relationships with national managed care organizations such as Aetna US Healthcare, Highmark Blue Cross Blue Shield, Humana and UnitedHealthCare.

Our principal source of revenue to date has been derived from providing managed care organizations access to our ASAC as an application service provider, or ASP. We expect the revenue from our ASAC to continue to grow, with the majority of these revenues being derived from services provided to large managed care organizations. However, in the near term, we anticipate that revenues from TTM will comprise our principal source of revenue. The revenue from providing ASAC to customers is generally priced on a fixed price basis and we may enter in variable pricing arrangements for higher volumes on a case-by-case basis. Contracts with customers for the use of the ASAC are typically one to three years in length.

On May 1, 2000, we acquired Total Therapeutic Management, Inc., or TTM, a healthcare services company specializing in providing consulting services aimed at enhancing the effectiveness of treating various illnesses with pharmaceuticals. In providing these services, TTM contracts with pharmaceutical companies, healthcare providers and managed care organizations. TTM is located in Atlanta, Georgia and has 18 employees.

We issued 416,667 shares of our Series E redeemable convertible preferred stock valued at $39.34 per share for a purchase price of $16.4 million. An additional 416,667 shares may be received by the former TTM stockholders contingent upon an earnout tied to sales and profitability targets. The

--------------------------------------------------------------------------------
26

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

contingent payment, if any, will be calculated as of May 1, 2001, and paid by June 30, 2001, and will be capitalized as goodwill and amortized over its remaining useful life.

The establishment of new customer relationships involves a lengthy and extensive sales and implementation process. The sales process for new customers typically takes from four to six months, and the implementation process typically takes an additional three to six months. For existing customers, our sales process takes approximately one to four months and the implementation process takes two to four months. Expenses incurred during the sales process are accounted for as selling and marketing expenses. Expenses incurred during the implementation process are accounted for as cost of services.

Cost of services consists primarily of personnel costs for customer service, systems implementation, account management, and information technology operations as it pertains to processing customer data. A significant portion of cost of services consists of new customer implementation expenses. Therefore, as we gain new customers, the actual cost of services will increase.

Sales and marketing expenses primarily consist of personnel, travel, advertising, public relations and promotional efforts. We intend to significantly increase our sales and marketing expenses over the next several years.

General and administrative expenses consist primarily of payroll and payroll-related expenses associated with, executive management and corporate administrative personnel, information technology infrastructure, professional fees and facility-related costs. We have historically capitalized programming costs related to the development of our applications and are amortizing these costs to general and administrative expenses. We expect that, in support of the continued growth and operation of our business, general and administrative expenses will continue to increase for the foreseeable future.

Since our inception, we have incurred losses. As of June 30, 2000, we had an accumulated deficit of $32.2 million. These losses and this accumulated deficit have resulted from the significant costs we incurred in the development of our technology platform, our establishment of relationships with customers and our development and maintenance of our customer and health plan interfaces. We intend to continue to invest heavily in sales and marketing and in our information technology infrastructure. As a result, we believe that we will continue incurring operating losses through the second quarter of 2001. Although we have experienced modest revenue growth in recent periods, our operating results for future periods are subject to numerous uncertainties. In view of the rapidly evolving nature of our business and our limited operating history, we believe that historical period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as an indication of future performance.

RESULTS OF OPERATIONS

Six months ended June 30, 2000, and 1999

Revenues

Revenues increased from $903,000 for the six months ended June 30, 1999, to $1.8 million for the same period in 2000, representing an increase of $896,000, or 99.2%. This increase was primarily due to the acquisition of TTM, which represented $595,000 or 66.4% of the increase and increased implementation fees of $462,000 associated with our new contract with Highmark Blue Cross Blue Shield. These implementation fees were received for building interfaces with Highmark and were based on a rate specified in the contract multiplied by the number of hours spent on the project. These increases were partially offset by terminations of smaller physician-based customer contracts.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Cost of services

Cost of services increased from $614,000 for the six months ended June 30, 1999, to $1.4 million for the same period in 2000, representing an increase of $756,000, or 123.1%. This increase was primarily due to: the acquisition of TTM, which represented $262,000, or 34.7%, of the increase; and, increased personnel and implementation costs of $175,000. Cost of services, as a percentage of revenues, increased from 68.0% for the six months ended June 30, 1999, to 76.2% for the same period in 2000. During this period, we grew our operating structure to support our customer base in advance of increased revenues.

Sales and marketing

Sales and marketing increased from $301,000 for the six months ended June 30, 1999, to $671,000 for the same period in 2000, representing an increase of $370,000, or 122.9%. This increase was primarily due to additional sales staff, related selling expense of $355,000 and the acquisition of TTM which represents $52,000. Sales and marketing, as a percentage of revenues, increased from 33.3% for the six months ended June 30, 1999, to 37.3% for the same period in 2000. We anticipate that sales and marketing expenses will increase in future periods in absolute dollars spent as we expand our target markets.

General and administrative

General and administrative expenses increased from $1.4 million during the six months ended June 30, 1999 to $2.7 million for the same period in 2000, representing an increase of $1.3 million or 101.6%. This increase is attributable to increased expenditures for technology-related costs totaling $277,000; an increase in administrative and technical support personnel of $259,000; costs associated with relocation of our facilities of $189,000; costs associated with the acquisition of TTM of $296,000; and amortization of goodwill of $139,000.

Interest and other income (expense), net

Interest income includes interest income earned from our invested cash. Interest expense includes interest expense related to outstanding debt obligations under our senior and subordinated debt agreements. Interest income decreased from $86,000 for the six months ended June 30, 1999, to $47,000 for the same period in 2000. This decrease was primarily due to lower cash balances. Interest expense increased from $136,000 to $1.8 million, and was primarily due to amortization of interest expense associated with warrants issued in conjunction with our convertible debt in June 1999 and April 2000.

Amortization of stock-based compensation

We account for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock issued to Employees" and Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" and comply with the disclosure provisions of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation."

Under APB 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of our stock and the exercise price. SFAS 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair market value method are presented in Note 8 of the notes to our financial statements.

--------------------------------------------------------------------------------
28

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

We account for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

In connection with the granting of stock options to employees, we recorded stock-based compensation expense totaling approximately $550,000 for the six months ended June 30, 1999, and $3.0 million for the same period in 2000. This amount represents the difference between the exercise price and the fair market value of our common stock for accounting purposes on the date these stock options were granted.

We may incur additional stock based compensation expense in the future as a result of both options or other securities granted at below fair market value and fluctuations in the market value of our stock which have a direct impact on the value of options and warrants held by non employees.

Years ended December 31, 1997, 1998 and 1999

Revenues

Revenues increased from $1.8 million in 1998 to $2.0 million in 1999, or 11.1%. Revenues in 1998 represented a 109.0% increase over 1997 revenues of $861,000. The increase in 1999 was primarily due to new contracts with Humana and United Healthcare, offset by terminations of smaller physician based groups. The increase in 1998 was primarily due to new contracts with Scottsdale Physician Hospital Organization and FPA Medical Management.

Cost of services

Cost of services decreased from $4.2 million in 1998, to $1.6 million in 1999, or 61.9%. Cost of services in 1998 represented a 5.0% increase over 1997 cost of services of $4.0 million. The decrease in 1999 was primarily due to the reorganization and consolidation of our Minnesota operations into our San Jose operations and a restructuring and reduction in force in our San Jose operations. The increase in 1998 was primarily due to additions in personnel and the opening of our Minnesota office in support of increased demand for our services. Cost of services related to our Minnesota office in 1998 were $1.1 million. Cost of services, as a percentage of revenues, decreased from 464.6% in 1997 to 233.3% in 1998 and to 80.0% in 1999.

Sales and marketing

Sales and marketing expenses increased from $695,000 in 1998 to $710,000 in 1999, or 2.2%. Sales and marketing expenses in 1998 represented a 15.8% increase over 1997 sales and marketing expenses of $600,000. The 1998 and 1999 increases are related to selling expenses. Sales and marketing expenses, as a percentage of revenues, decreased from 69.7% in 1997 to 38.6% in 1998 and decreased to 35.5% in 1999.

General and administrative

General and administrative expenses decreased from $4.6 million in 1998, to $3.5 million in 1999, or 23.9%. General and administrative expenses in 1998 represented a 43.8% increase over 1997 general and administrative expenses of $3.2 million. The 1999 decrease was primarily due to the reorganization and consolidation of our Minnesota into our San Jose offices. The 1998 increase was primarily due to additions to management in San Jose and Minnesota. General and administrative expenses, as a percentage of revenues, decreased from 371.7% in 1997 to 255.6% in 1998 and to 175.0% in 1999.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Interest and other income (expense), net

Interest income decreased from $386,000 in 1998 to $176,000 in 1999, or 54.4%. Interest income in 1998 represented an 84.7% increase over 1997 interest income of $209,000. The decrease from 1998 to 1999 was primarily due to decreased cash reserves resulting from the losses incurred in 1999. The increase from 1997 to 1998 was primarily due to increased cash reserves resulting from the sale of preferred stock in 1997. Interest expense increased from $93,000 in 1998 to $745,000 in 1999. Interest expense in 1998 increased $64,000 over 1997. The increase in 1998 was due to increased debt related to equipment purchases and the increase in 1999 was related to interest expense and amortization of interest expense associated with warrants issued in conjunction with our convertible debt in June 1999. Other income of $203,000 is an incentive payment associated with smaller IPA and medical groups. The disposal of assets of $221,000 of assets in 1999 was related to the closure of our Minnesota operations.

Amortization of stock-based compensation

In connection with the granting of stock options to employees, we recorded stock-based compensation expense totaling approximately $2.2 million in 1999, $-- in 1998 and $-- in 1997. These amounts represent the difference between the exercise price and the deemed fair value of our common stock for accounting purposes on the date these stock options were granted. The amortization of additional deferred compensation will result in annual charges of $7.4 million, $4.5 million, $2.0 million, and $605,000 for the fiscal years 2000, 2001, 2002 and 2003, respectively.

Income taxes

As of December 31, 1999, we had federal and state net operating loss carryforwards of $22.1 million and $16.3 million, respectively. The federal and state net operating loss and credit carryforwards begin to expire in 2003, if not utilized. Utilization of the federal net operating losses and credit carryforwards will be limited by the change of ownership provisions contained in
Section 382 of the Internal Revenue Code.

LIQUIDITY AND CAPITAL RESOURCES

We have funded our operations principally with $21.5 million of private equity financings that came from a series of preferred stock offerings over the period from July 1995 to June 2000 as follows:

Preferred stock transactions

                                                                                             Proceeds
                                                                                               net of
                                                                                 No. of      issuance
                                                                  Year           shares         costs
                                                                   (dollar amounts in thousands)
-----------------------------------------------------------------------------------------------------
Issue
Preferred Stock, Series A...................................    1995           790,000       $   774
Preferred Stock, Series B...................................    1996         1,021,356         3,456
Preferred Stock, Series C...................................    1997           853,631         5,271
Preferred Stock, Series D...................................    1997         1,196,570        10,026
Preferred Stock, Series E...................................    2000           535,715         1,970
                                                                            ----------       -------
                                                                             4,397,272       $21,506
                                                                            ==========       =======

Each share of Series A, B, C, D and E Preferred Stock will be converted into one share of our common stock in connection with this offering.

--------------------------------------------------------------------------------
30

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

As of June 30, 2000, we had cash, cash equivalents and short-term investments totaling $1.9 million, and $1.5 million available under a subordinated debt agreement.

Our operating activities used cash of $5.5 million in 1997, $7.0 million in 1998 and $4.1 million in 1999. Cash used from operations in the six month period ending June 30, 2000 was $3.3 million. Uses of cash have been primarily related to our funding of net losses. Cash used to fund losses in 1997 was offset by cash generated by increases in medical claims payable.

Our investing activities used cash of $1.8 million in 1997, $461,000 in 1998, $452,000 in 1999 and provided cash of $250,000 for the six months ending
June 30, 2000. The cash used in investing activities relates to the purchase of office and computer equipment. We had a $100,000 loss on the disposal of assets in 1999 related to the closure of the Minnesota office.

Our financing activities provided cash of $15.8 million in 1997, $900,000 in 1998, $3.3 million in 1999 and $3.9 million in the first six months of 2000. In 1997 we issued redeemable convertible preferred stock for proceeds of $15.8 million. In 1998 we made repayments of long-term debt of $196,000 and retired our revolving line of credit of $102,000. In 1999, we had repayments of long-term debt of $216,000. In April 2000 we closed a preferred stock financing round that raised $2.0 million and entered into a subordinated loan agreement for $3.5 million, of which $2.0 million was outstanding as of June 30, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2000, the Financial Accounting Standards Board, or FASB, issued Interpretation No. 44, or FIN 44, Accounting for certain transactions involving stock compensation, an interpretation of APB No. 25. FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000.
FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance is effective after December 15, 1998, and modifying a fixed option to add a reload feature, for which the guidance is effective after January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to June 30, 2000, did not have a material effect on the financial statements. We do not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

In December 1999, the Securities and Exchange Commission, or SEC, issued Staff Accounting Bulletin No. 101, or SAB 101, Revenue Recognition in Financial Statements, which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have complied with the provisions of SAB 101 for all periods presented.

In June 1998, the FASB issued Statement of Financial Accounting Standards
No. 133, or SFAS 133, Accounting for Derivative Instruments and Hedging Activities. SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the balance sheet and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities.

Any additional changes in accounting principles or interpretations can have a significant adverse effect on our reported results and may even require retroactive application, affecting our reporting of

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

transactions that were completed before the change was announced. There are no such accounting principles or interpretations which impact us in this way at present.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The primary objective of our investment activities is to preserve principal while at the same time maximizing the income we receive from our investments without significantly increasing risk. Some of the securities that we invest in may have market risk. This means that a change in prevailing interest rates may cause the principal amount of the investment to fluctuate. For example, if we hold a security that was issued with a fixed interest rate at the then prevailing interest rate and the prevailing interest rate later rises, the principal amount of our investment will probably decline. To minimize this risk in the future, we intend to maintain our portfolio of cash equivalents and short-term investments in a variety of investment-grade securities, including commercial paper, money market funds and government and non-government debt securities. At December 31, 1999 and June 30, 2000 we held no investments in marketable securities.

We have operated primarily in the United States and all sales to date have been made in US dollars. Accordingly, we have not had any exposure to foreign currency rate fluctuations.

We do not believe that inflation has had a material adverse impact on our business or operating results during the periods presented.

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OVERVIEW

We provide proprietary applications designed to address problems facing healthcare payors by improving physician reimbursement systems and enabling more efficient management of healthcare resources. Our applications combine information technology, actuarial science and Internet-based data delivery tools to create compensation systems designed to align the incentives of health plans and specialty physicians, restore physician autonomy and ultimately improve the efficiency of the healthcare delivery system. We host payment applications that employ scientific methodologies and severity-adjusted patient data to determine appropriate physician reimbursement. Additionally, we use our unique database to generate profiling reports on physicians and pharmaceutical treatment patterns and outcomes.

We currently sell payment applications, Internet-based information and data evaluation products to managed care plans, health plans, and physician groups. We market our profiling applications to these customers as well as pharmaceutical manufacturers. Our major customers are Aetna US Healthcare, Highmark Blue Cross Blue Shield, Humana, Novartis, UnitedHealthCare and Prudential HealthCare. We also provide our services to multiple at-risk managed care organizations. To date, we are generating revenues from contracts with nine health plans and one hospital group.

ASAC--Adesso Severity-Adjusted Case Rate Application

The Adesso Severity-Adjusted Case Rate Application, or ASAC, enables healthcare payors to determine physician reimbursement for 14 medical specialties based on detailed data on the patient's condition, including diagnosis, severity, age, sex, location and medical procedure. Each month our customers submit this data for each patient seeking treatment from one of the covered medical specialties within a geographic market, and we use our payment algorithms to calculate physician reimbursement for each patient.

We believe that ASAC allows our healthcare payor customers to:

- predict, measure and control healthcare delivery costs in medical specialties more effectively;

- contain specialty costs and lower facility spending in the 14 specialties that we believe drive over 80% of medical, professional, hospital and pharmacy costs;

- eliminate the need for utilization management, or UM, and restore physician autonomy while lowering health plan administrative costs;

- compensate physicians for providing appropriate patient care, while removing incentives for inefficient and unnecessary treatment; and

- outsource physician compensation systems for a monthly fee and avoid high up-front costs and the extensive use of internal information technology resources.

Adesso eClinician and ePrescription profiler applications

We have built and are continuing to expand what we believe is one of the most extensive profiling databases that contains detailed information on patient condition, including diagnosis, severity, age, sex and location, as well as medical treatment and outcome data. We believe this database allows us to create unique profiling reports on physician practices and pharmaceutical efficacy. Our eClinician Profiler and ePrescription Profiler give specialty physicians monthly feedback on key measures of

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performance relative to their specialty colleagues and demonstrate to our healthcare payor customers the advantages of reimbursing physicians with the ASAC. eClinician Profiler and ePrescription Profiler can be accessed through our 14 specialty-specific Internet portals and provide tools that our customers can use to promote physician behavior change. We believe our Internet websites will become important destinations for specialty physicians to retrieve current economic and medical practice pattern information generated by our applications.

INDUSTRY BACKGROUND

The healthcare sector is one of the largest industries in the United States. Each year the United States allocates significant resources for healthcare services. The US Health Care Finance Administration, or HCFA, estimates that healthcare expenditures are expected to increase from $1.3 trillion, or 15% of the estimated US gross domestic product in 2000, to approximately $2.2 trillion in 2008. The growth in healthcare expenditures has been fueled by population growth, increased access to healthcare, technological advances and an aging population.

As the demand for healthcare services has grown, the US healthcare industry has shifted away from traditional indemnity plans into health maintenance organizations and other managed healthcare benefit plans. These organizations have attempted to balance demand for expensive healthcare services with the need to maintain affordable access for the employer and governmental groups that fund the majority of healthcare services provided in the United States.

We believe the shift from traditional indemnity plans into health maintenance organizations and other managed healthcare benefit plans has been largely ineffective at controlling costs or providing satisfactory access to services. HFCA estimates that over $250 billion, or 21% of every healthcare dollar, is wasted through the delivery of unnecessary care, performance of unnecessary or duplicate procedures and tests or excessive administrative costs. We believe that a portion of this wasteful spending is attributable to non-scientific and paper intensive compensation systems that create friction among healthcare payors, physicians and patients, and fail to appropriately reimburse physicians based on the complexity of their patient caseloads.

The government and other healthcare consumers are placing increasing pressure on the industry to improve the quality and cost-effectiveness of healthcare. To achieve this goal, health plans have primarily focused on gaining price concessions from providers and suppliers and limiting access to healthcare products and services. Recently, consumers, providers and policymakers have begun to question the effectiveness of this managed care approach. Patients and their employers have expressed dissatisfaction with escalating health plan premiums and restrictive processes designed to limit physician choice and access to healthcare services. Physicians and patients have expressed concern that managed care has led to a decline in the quality of patient care and has increased administrative inefficiencies.

Current Internet-based efforts to improve healthcare administration are primarily seeking to change administrative and financial processes, reduce systems costs, improve cash flow or speed billing and purchasing. Even if successful, these efforts do not address the significant majority of healthcare spending that results from the cost of clinical diagnosis and treatment. These costs arise from the process of medical decision making, treatment choice and therapeutic efficacy, and comprise the largest portion of spending in the healthcare industry. Furthermore, HCFA estimates that health plans, hospitals and pharmaceutical companies spend more than $35 billion annually to manage treatment decisions and control clinical costs. Because inefficiencies within the healthcare system consume enormous resources and pose medical risks to consumers, constituents across the healthcare industry

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are seeking cost-effective information and tools to improve the quality and efficiency of healthcare delivery.

Physicians direct the majority of other healthcare expenditures. HCFA estimates that over $320 billion is spent on physician compensation, $112 billion is spent on pharmaceutical products, and $424 billion is spent on facility or hospital services per year. In particular, we believe physicians in 14 specialties account for approximately 80% of healthcare expenditures and direct a majority of facility and pharmaceutical costs.

We believe that antiquated, nonscientific physician compensation systems and inadequate information technology are the major causes of the current inefficiencies in the healthcare industry.

Health plans and hospitals have been seeking to better control and measure the clinical and reimbursement processes to increase accountability and improve care. We believe that many of the current efforts associated with gaining such control do not address the processes that result in clinical and reimbursement inefficiencies. Healthcare delivery systems, physicians, health plans, the government and employers are seeking information regarding clinical quality and medical errors, as well as tools to enhance clinical efficiency. Additionally, as a result of geographic, organizational and technological fragmentation, current information exchange is often incomplete or redundant, thus creating the need for a comprehensive technology solution.

GROWTH OF THE INTERNET IN HEALTHCARE

The Internet has emerged as the fastest growing communications medium in history. International Data Corporation, an independent research firm, estimates that the total number of Internet users worldwide will grow from 142 million at the end of 1998 to 502 million by the end of 2003. The Internet is currently being used to speed and streamline a variety of business transactions. The Internet's open architecture, platform and location independence, scalability and growing acceptance make it an increasingly important medium for the information-intensive and highly transactional healthcare industry. We believe that many existing Internet-based applications do not provide tools to monitor the care delivery process or improve clinical efficiency. Additional improvements in the ability to search, store, structure, integrate and filter vast amounts of disparate data and to dynamically analyze, customize and display information in contexts relevant to particular users will further increase the usefulness of Internet-based applications to the healthcare market.

COMPENSATION MODELS

Fee-for-service

Currently, the vast majority of specialty physicians are reimbursed under a fee-for-service compensation model. Under fee-for-service, a physician is paid a predetermined fee for providing a service. For example, if the reimbursement for one x-ray is $50, the reimbursement for ten x-rays would be $500. Under this compensation model, physicians are reimbursed based upon the quantity of services performed. In order to increase their compensation under this model, physicians must increase the quantity of services performed. These increases in procedures under quantity-based fee-for-service compensation models are often unnecessary based on the patient's diagnosis and may lead to wasted medical, professional, hospital and pharmacy resources. Furthermore, unnecessary procedures often put patients under greater risk of complications related to the additional procedures.

The largest payors of healthcare services in the United States are Medicare/Medicaid and managed care organizations that operate on a fixed annual premium per patient. Most managed care organizations

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reimburse physicians using fee-for-service compensation models. One of the most significant problems for managed care organizations is managing the variability of fee-for-service costs within the fixed amount of annual premium. Quantity-based fee-for-service compensation models result in increased costs and improperly align incentives among managed care organizations, physicians and patients.

To control fee-for-service medical expenses, healthcare payors have used the following cost containment programs:

- gatekeeping, a process requiring the patient to consult with a primary care physician prior to receiving care from a specialty physician;

- prior authorization, a process requiring the patient and or physician to seek prior approval from the health plan or specialty physician group for a prescribed course of treatment;

- utilization management, a process of introducing a third-party clinician, designed to direct or manage the treatment prescribed by the physician; and

- limited physician networks, a method of restricting a patient's choice of specialty physician for medical services.

In attempting to reduce costs, these programs create barriers, limit patient choice, reduce physician autonomy and significantly increase administrative expenses.

Case rates

In response to the inherent inefficiencies in the fee-for-service model, and in an attempt to encourage physicians to practice more efficiently, healthcare payors developed case rate compensation systems. Under the case rate compensation method, the payor makes a predetermined lump-sum payment to the physician for all services that the physician is likely to deliver over the course of treatment for a particular patient diagnosis. To date, case rate compensation has been limited to certain diagnoses such as normal pregnancy, where the range and extent of medical treatment is highly predictable due to the uniform patient population.

The fee-for-service payment for a pregnant woman may vary from $1,000 for a normal delivery to almost twice that for a caesarian, or c-section. Over the period from 1970 to 1990, c-section rates have almost tripled, with little or no improvement in mortality or morbidity to the mother or infant. The fee-for-service compensation model has the effect of financially encouraging the more expensive and more complicated procedure. Under fee-for-service, specialty physicians that perform more c-sections earn more than those that perform efficient normal deliveries. Attempts to limit utilization of c-sections through utilization management and limited networks have been both unpopular and unsuccessful at controlling the number of c-sections performed.

In the 1980's many managed care organizations adopted a case rate payment for the course of treatment for normal pregnancy. This episodic case rate pays specialty physicians for the treatment of the pregnant patient, not for the procedure, and remains constant whether or not a c-section is performed.

In many places where case rates have been adopted, the percentage of c-sections has fallen from the mid 30's as a percent of total births to the mid to low 20's. The latter c-section rates are still high by international standards, but lower than when fee-for-service is used. In addition, by adopting the case rate method, health plans eliminate the need for utilization management and other inefficient cost containment measures. Further, the decision to perform a procedure is left solely to the patient and the physician.

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OUR SOLUTION

Our solution enables the widespread use of case rates to determine specialty physician reimbursement in the 14 medical specialties that we believe drive over 80% of healthcare spending. Our applications use information technology, innovative actuarial algorithms and our unique database of patient information to create customized, severity-adjusted case rates. Our applications provide healthcare administrators and physicians with the critical information they need to understand clinical utilization, resource usage, financial payments and to make sound management decisions. Additionally, we facilitate the sharing of clinical information among healthcare participants on a community-by-community basis. We believe our solutions improve our customers' business performance by simplifying medical cost structures and the sharing of information between healthcare industry participants.

Our solutions enable our customers to more effectively predict, measure and control healthcare delivery costs, contain specialty costs, lower facility spending, eliminate the need for utilization management and reward physicians for providing appropriate care to each patient. In addition, because we offer our solutions as an application service provider, or ASP, our customers pay a monthly fee and are able to avoid high up-front costs and extensive use of information technology resources normally associated with technology solutions.

ASAC--Adesso Severity-Adjusted Case Rate Application

The cornerstone of our solution is the ASAC. This application uses a sophisticated payment algorithm to generate a case rate that reflects the complexity and critical nature of the patient's condition as determined by the variables of a patient's age, sex, diagnosis, type of medical facility, procedural frequency and other demographic and medical information. This severity-adjusted case rate is applied throughout the duration of that patient's treatment.

Our severity-adjusted case rate system allocates limited medical resources to patients with the most critical medical conditions. As a result, specialty physicians are paid appropriately for their caseload and are empowered to make all medical decisions based on the patient's medical condition without intrusive and expensive third-party administrative interference.

We believe ASAC enables our healthcare payor customers to:

-   promote the rational and efficient allocation of healthcare resources;

- control medical costs by eliminating incentives to order unnecessary healthcare procedures;

- control administrative costs by eliminating procedures for utilization review; and

- restore physician autonomy and minimize health plan interference in the physician-patient relationship.

      [GRAPHIC DESCRIPTION OF SEVERITY-ADJUSTED CASE RATES APPEARS HERE.]

Our case studies indicate that where ASAC has been utilized, approximately 80% of physicians have seen an increase in their reimbursement on a per-procedure basis compared to traditional fee-for-service compensation models. Our studies found that this increase was largely funded by the approximately 20% of physicians that traditionally ordered numerous unnecessary tests and procedures for patients whose age, sex, and diagnosis did not indicate a severe medical condition.

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ePresciption Profiler and eClinician Profiler applications

ePrescription Profiler and eClinician Profiler are our proprietary profiling applications that complement ASAC and may be accessed by our customers via the Internet. ePrescription Profiler allows health plans to analyze their pharmaceutical costs, and provides individual physicians with the ability to review their own prescribing habits relative to their colleagues. Health plans use ePrescription Profiler to target physicians for face to face education, or academic detailing, and to analyze pharmaceutical use patterns within their managed care network. Our eClinician Profiler examines specialty physician practice pattern variations and trends.

We provide health plans and physicians with current analysis of physician performance relative to peers in their respective service areas. The eClinician Profiler application provides physicians and health plans information that may promote and reward appropriate utilization of healthcare resources based on the medical severity of each case. We believe that our ePrescription Profiler applications may be of great value to pharmaceutical companies and health plans. Data supplied by our profiling applications enable health plans and pharmaceutical companies to evaluate their current formulary and receive severity-adjusted feedback on the usage of prescription pharmaceutical products. We believe that ePrescription Profiler will allow our pharmaceutical customers to evaluate drug efficacy through diagnosis related outcome studies.

OUR STRATEGY

Our objective is to make ASAC the standard reimbursement tool for health plans throughout the United States and to use our unique database to provide profiling applications used for the measurement of physician and pharmaceutical treatment patterns and outcomes. The key elements to our strategy include the following:

Expand sales of our payment application to existing customers

Our customers include four of the largest managed care organizations in the United States: Aetna US Healthcare, Highmark Blue Cross Blue Shield, Humana and UnitedHealthCare. Each one of these customers has adopted our payment application for selected specialties in one or more regions. Our strategy is to encourage these customers to adopt our payment application in additional regions and for additional specialties.

Target new customers for our payment application

Health Insurance Association of America estimates that there are over 650 managed care organizations covering approximately 70% of the United States' population. We are expanding our sales force and developing programs specifically targeted at these new customers.

Promote our profiling applications

We recently introduced our eClinician Profiler and ePrescription Profiler profiling applications. We will include eClinician Profiler as a feature to enhance sales of our payment application, and we will also seek to sell eClinician Profiler as a stand-alone product. ePrescription Profiler when used in conjunction with eClinician Profiler combines data on pharmaceutical usage and patient outcomes with patient diagnoses and severity that we believe is not available elsewhere. We market ePrescription Profiler to managed care organizations as a tool to help them evaluate and manage usage of their list of approved drugs. We market ePrescription Profiler to pharmaceutical companies as a tool to support their marketing and sales programs, in particular for compliance with prescribed therapies.

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Continue development and enhancement of our products

We intend to continue to expand and enrich our database of patient diagnoses and treatment patterns, and we intend to use our unique database to continue improving our payment and profiling applications. We will seek to expand the variety and depth of reports available through our profiling applications. Additionally, we intend to develop new data products as the quality and depth of our data base expands in conjunction with the expansion of our customer base. We are also incorporating Internet functionality to improve service delivery to our customers, including 24-hour, seven day access and faster response times, and to enable us to reduce our operating costs.

Pursue strategic relationships and acquisitions

We intend to pursue strategic relationships with business partners to broaden our product offerings, increase our distribution channels and improve the delivery of our services to our customers. For example, we recently acquired TTM to add the development of ePrescription Profiler to our product offerings thereby broadening our product line and customer base.

PRODUCTS

We have two product lines, our payment application and two profiling applications, eClinician Profiler and ePrescription Profiler. All of our applications are based on our proprietary patient diagnosis and treatment database.

ASAC--Adesso Severity-Adjusted Case Rate Application

Our primary application is ASAC which generates customized case rates for 14 different medical specialties. These case rates are severity-adjusted and continually updated over a patient's course of treatment. ASAC calculates the severity of the patient's medical condition by factoring in a patient's age, gender, diagnosis and the location of service. Each of these factors is weighted by the patient's unique medical condition. The 14 medical specialties we cover are:

-   Allergy                -   Gastroenterology       -   Otolaryngology
-   Behavioral health      -   General surgery        -   Physical therapy
-   Cardiac surgery        -   OB/GYN                 -   Podiatry
-   Cardiology             -   Ophthalmology          -   Urology
-   Dermatology            -   Orthopedic surgery

We developed ASAC using our unique diagnosis database and our internally developed processing algorithms. Over the past five years, we have assembled a proprietary 40 million member-month database of diagnostic information that is essential to the calculation of accurate severity-adjustment factors. A member-month is the cumulative monthly information regarding a patient's medical condition and associated treatments. Specialty physicians are incentivized to accurately and completely code patient diagnostic information and additional complicating factors, or co-morbidities, in order to be appropriately compensated. This data is used to periodically update our proprietary database. We believe this provides us with current accurate data that enables us to calculate severity-adjusted case rates.

Our applications are provided within an ASP model, wherein health plans pay for ASAC on a monthly, subscription basis. Physicians submit their claims information to the health plan, and the

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health plan then combines the claims data with the patient's demographic information. The health plan transmits the combined claim and demographic information to us. We then process the information into severity-adjusted case rates and transmit the information back to the health plans, allowing them to process physicians' compensation based on the severity-adjusted case rates. The payment information is also available to both health plans and physicians through our 14 speciality-specific Internet portals each focused on a specific medical specialty. Our business model allows our clients to gain access to advanced technology without large up-front capital investments and the extensive use of internal information technology resources.

ePrescription Profiler and eClinician Profiler--Adesso profiling applications

To complement ASAC, we offer two profiling applications, ePrescription Profiler and eClinician Profiler.

ePrescription Profiler

ePrescription Profiler allows our customers to combine real-time data regarding a patient's age, sex, diagnosis, co-morbidity, procedures and outcomes with a patient's pharmaceutical profile. We believe the control and management of pharmaceutical expenses represents a significant healthcare industry challenge. The combined data provides a comprehensive summary of total patient care management and the economic and medical impact of pharmaceutical interventions. ePrescription Profiler also evaluates drug efficacy through diagnosis related outcome studies as well as assisting in the monitoring of patient compliance with prescribed therapies. We believe that this application will be of great value to pharmaceutical companies and health plans.

eClinician Profiler

eClinician Profiler gives specialty physicians monthly feedback on key measures of performance relative to their specialty colleagues. This application provides profiling and analyses of specialty physician performance using all of our severity variables and allows physicians to compare and contrast their performance against peers or national standards. Our data correlates the relationship between outcomes and medical cost expenditure. eClinician Profiler is accessed through our 14 specialty-specific Internet portals and provides tools designed to promote physician behavioral change.

CUSTOMERS

Our customers are primarily large national and regional managed care organizations and large pharmaceutical companies throughout the United States. As of June 30, 2000, we have entered into long-term relationships with 15 health systems, health plans, major hospitals and pharmaceutical and biotechnology companies.

Our major managed care customers are Aetna US Healthcare Inc., Highmark Inc, Humana Health Plan Inc., Keystone Health Plan West, Inc., Prudential Health Plan, Inc. and UnitedHealthCare of Florida, Inc. Our major pharmaceutical customers are Merck & Co. Inc., Novartis Pharmaceuticals Corporation, Park-Davis Pharmaceuticals and Pfizer, Inc.

The Company's operations are conducted in one business segment and sales are primarily made to healthcare management providers. During the year ended December 31, 1999 we generated 39.8% of our revenues from one customer and for the six months ended June 30, 2000 we generated 84.5% of our revenues from our four largest clients. In addition, one of our customers accounted for 42.6% and 27.7% of our revenue in 1998 and 1997, respectively.

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SALES AND MARKETING

We take a consultative approach to selling our services. We have a national sales force of highly experienced sales executives targeting four different geographical regions in the United States. Due to the technical nature of our product, our sales cycle is three to six months for existing customers and six to twelve months for new customers. Our sales process includes a national and regional sales effort for national health plans such as Humana and Aetna US HealthCare, and a local effort for regional health plans.

Our sales process includes the pre-sales qualification, identification of key buyers and influencers, and working with prospective customers to educate them on our products and the components of a successful implementation. Our sales professionals continue to work with clients during the implementation process and monitor the ongoing success of the relationship. Our current sales force primarily focuses their efforts on existing business through continued sales support post implementation.

We target new customers primarily through our marketing efforts. We focus our marketing effort on the creation of market awareness through lead generation, cross selling, sales support and strategic relationships within the healthcare industry. Our marketing programs include seminar participation, e-mail programs, website programs, telemarketing and direct mailing.

CUSTOMER SUPPORT

We believe that a high level of support is necessary to maintain long-term relationships with our customers. We provide our customers with the following services:

Customer service center

Our service desk staff provides a wide range of customer support functions. Our customers may contact the service desk via a toll-free number, 24 hours a day, seven days a week.

Account management team

The account manager assigned to each of our customers is responsible for proactively monitoring customer satisfaction, exposing customers to additional training and process-improvement opportunities and coordinating issue resolution.

Technical support

We employ functional and technical support personnel who work directly with our account management team and customers to resolve technical, operational and application problems or questions.

Local physician roundtables

We develop and provide ongoing support of clinical advisory councils, or Physician Roundtables, as each specialty is sold within each market. In these forums, specialty leaders review various issues, including payment, performance profiling and analyses of variation. In addition, we report on the performance of the entire network to its associated Physician Roundtables and health plan constituencies. The provision of benchmarks for utilization rates at the specialty network level significantly adds value for its health plan customers.

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Internet portals

Delivering data to health plans and physicians is a key to our strategy. Our 14 specialty-specific Internet portals allow our clients to access information over the Internet, using only a personal computer, Internet service provider and dial-up connection. Our clients can create customized reports to show the relative severity of patient caseload, reimbursement trends, and information regarding physician practice variation.

TECHNOLOGY

Our unique database of diagnosis, age, gender, and other material factors, which we use in generating our mass customized severity-adjusted case rates, is updated on a monthly basis. We developed this database in 1995, and enhance it on an ongoing basis. We derive our data enhancements from data provided directly from our customers on a monthly or more frequent basis. These data enhancements allow us to update our customized severity-adjusted case rates on a monthly basis. We monitor performance, including fault isolation and resolution, trend analysis, and service levels 24 hours a day, seven days a week and we employ automated staff notification if a fault occurs.

COMPETITION

The market for healthcare technology services is competitive, rapidly evolving and subject to rapid change. We provide proprietary applications that are integrated into the traditional applications of our customers through our ASP business model. Our products are marketed as two product lines: our ASAC payment application and our specialty physician and pharmacy profiling applications. Each of our product lines face different competitors, although we believe that our total solution as a whole has no single competitor.

We believe our present competition consists of current traditional healthcare reimbursement applications. These applications have been either purchased from third-party vendors or internally developed and programmed by the managed care organization. Our future competition will most likely be either from internally developed severity case rate applications within the managed care organizations or emerging healthcare technology companies.

Our competitors can be categorized as follows:

-   in-house information technology departments of healthcare plans;

-   emerging healthcare e-commerce companies;

-   healthcare information technology consulting firms; and

-   healthcare information software vendors.

Each of these types of companies can be expected to compete with us within various segments of the healthcare information technology market. Furthermore, major software information systems companies and other entities, including those specializing in the healthcare industry that are not presently offering applications that compete with our technology and services, may enter these markets.

Our competitors may have substantially greater financial, technical, research and other resources and larger, more established marketing, sales, distribution and service organizations than us. Moreover, competitors may develop and offer broader product lines and have greater name recognition than us and may offer discounts as a competitive tactic. In addition, several development stage companies are

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making or developing products that compete with our products. Our competitors may develop or market products or services that are more effective or commercially attractive than our products and services that would render our products and services obsolete. Also, we may not have the financial resources, technical expertise or marketing, distribution or support capabilities to compete successfully in the future. Our success will depend in large part on our ability to maintain a competitive position with respect to our products and services. Rapid development by others may also result in competing products or services.

INTELLECTUAL PROPERTY

Our intellectual property is important to our business. We have developed software assets and internal methodologies for performing customer services. We rely on a combination of copyright protection, trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. Our success will depend in part upon our ability to preserve our copyrights and trade secrets, to operate without infringing the proprietary rights of third parties and to acquire licenses relating to enabling technology or products used with our payment and profiling applications.

GOVERNMENT REGULATION

Internet regulation

The Internet and its associated technologies are subject to government regulation. Many existing laws and regulations, when enacted, did not anticipate the methods of Internet-based medical management solutions we offer. We believe, however, that these laws and regulations may nonetheless be applied to us. Current laws and regulations that affect our Internet-based business relate to the following:

-   patient medical record information;

- the electronic transmission of information between healthcare providers, payors, clearinghouses and other healthcare industry participants;

- the use of software applications in the diagnosis, cure, treatment, mitigation or prevention of disease;

- health maintenance organizations, insurers, healthcare service providers and/or employee health benefit plans; and

-   the relationships between or among healthcare providers.

Privacy concerns

Concerns regarding privacy are particularly acute in the health care industry because of the sensitive nature of medical information. Federal legislation has been introduced to attempt to address the concern, including provisions regarding the portability, privacy and security of patient data in the Health Insurance Portability and Accountability Act of 1996, or HIPAA, and proposed Patients' Bill of Rights Act bills.

We believe that our service offerings address health care privacy concerns by providing personalized health care information in a secure, private manner. Furthermore, we believe that our service offerings can be utilized to address privacy concerns in other industries on the Internet.

In addition, federal and state laws and regulations govern the storage and disclosure of medical records and health care information and such laws are changing, in part in reaction to the increased use of electronic storage and transmission of such information. Most recently, the federal Department of

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Health and Human Services, or HHS, acting pursuant to HIPAA, proposed standards for the privacy of individually identifiable health care information. These proposed regulations would not preempt more stringent state laws and regulations. In general, the proposed regulations would prohibit the unauthorized use and disclosure of electronically transmitted, individually identifiable health information subject only to certain limited exceptions.

Federal and state healthcare regulation

Our software applications, information technology services and Internet portals are designed to function within the current healthcare financing and reimbursement system. During the past several years, the healthcare industry has been subject to increasing levels of government regulation of, among other things, reimbursement rates and certain capital expenditures. In addition, proposals to reform the healthcare system have been considered by Congress. These proposals, if enacted, may further increase government involvement in healthcare, lower reimbursement rates and otherwise change the operating environment for our customers. As in the past, healthcare organizations may react to these proposals and the uncertainty surrounding such proposals in ways that could result in a reduction or deferral in the use of our technologies and services. We cannot predict with any certainty what impact, if any, such proposals or healthcare reforms might have on our business, financial condition or results of operations.

Legislation currently being considered at the federal level could impact the manner in which we conduct our business. HIPAA mandates the use of standard transactions, standard identifiers, security and other provisions by this year. We are revising our networks and software applications to enable compliance with the proposed regulations. However, until the proposed regulations become final, they could change, which could require us to expend additional resources to comply with the revised standards. In addition, the success of our compliance efforts may be dependent on the success of healthcare participants in dealing with the standards.

EMPLOYEES

As of June 30, 2000, we employed approximately 71 employees, including 39 in operations, 10 in sales and marketing and 22 in information technology, finance and accounting, and administration. Our employees are not subject to any collective bargaining agreements, and we generally have good relations with our employees.

FACILITIES

As of June 30, 2000, we leased two facilities, all located within the United States. Our principal executive and corporate offices are located in San Jose, California. Our leases have expiration dates ranging from 2000 to 2004. We believe that our facilities are adequate for our current operations and that additional leased space can be obtained if needed.

LEGAL PROCEEDINGS

We are not involved in, or aware of, any legal proceedings that either individually or taken as a whole would have a material adverse effect on our business, financial condition or results of operations.

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44
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Management

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth information regarding our executive officers and directors:

Name                                        Age   Position
---------------------------------------------------------------------------------------------------------
Brian K. Barnard.....................     39      President and Chief Executive Officer
Richard B. Lanman, MD................     45      Chairman of the Board and Chief Medical Officer
Kurt E. Amundson.....................     48      Chief Financial Officer
Bradley Luke.........................     35      Vice President, Finance
Norm Donovan.........................     44      Vice President, Information Technology
David Lee Harris.....................     38      Vice President, Operations
Terrence Burke(2)....................     58      Director
Judd Jessup(1).......................     52      Director
Ronald Kase(1).......................     41      Director
Gilbert Kliman, MD(2)................     41      Director
Charles R. Kokesh(1).................     51      Director
Thomas F. Stephenson(2)..............     58      Director

------------

(1) Member of the Audit Committee

(2) Member of the Compensation Committee

BRIAN K. BARNARD Mr. Barnard has served us as President and Chief Executive Officer since August 1998, and as a member of our board of directors since August 1998. From June 1996 to March 1998, Mr. Barnard served as President of the Southeast Division of FPA Medical Management, a national physician practice management company, and from February 1991 to June 1996, as its Executive Director, responsible for operations and development. Prior to 1991, Mr. Barnard held various management positions with Prudential Insurance.
Mr. Barnard received an MBA from the University of Phoenix and a BA in History and Political Science from James Madison University.

RICHARD B. LANMAN, MD Dr. Lanman is our founder. He has served us as Chairman of the Board since September 1997 and as a member of our board of directors and Chief Medical Officer since July 1995. Prior to founding us, Dr. Lanman was Senior Vice President and Medical Director for San Jose Medical Group, Inc, from October 1993 to April 1995. Dr Lanman received an MD from Northwestern University and a BS in Chemistry from Stanford University.

KURT E. AMUNDSON Mr. Amundson has served us as Chief Financial Officer since May 2000. From May 1998 to February 2000, Mr. Amundson was President and Chief Operating Officer of Medisys PLC, a developer, manufacture and marketer of medical devices. From January 1996 to May 1998, Mr. Amundson served as Chief Financial Officer of Metra Biosystems, Inc. From March 1994 to January 1996, he was Chief Financial Officer of Shaman Pharmaceuticals. Mr. Amundson received a BA in Graphic Communications from California Polytechnic State University, San Luis Obispo, and is a Certified Public Accountant in the State of California.

BRADLEY LUKE Mr. Luke has served us as Vice President, Finance since June 1999. From July 1997 to June 1999, Mr. Luke was Director of Finance at PacifiCare Health Systems, a national managed healthcare organization. From May 1995 to July 1997, Mr. Luke also served in various management positions at PacifiCare Health Systems and its subsidiary PacifiCare Life and Health. Mr. Luke received an MBA and a BA in Business Administration from California State University, Fullerton.

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                                                                              45

Management
--------------------------------------------------------------------------------

NORM DONOVAN Mr. Donovan has served us as Vice President, Information Technology since July 1999. From August 1995 to December 1998, Mr. Donovan was Director of Information Technology at Siliconix/Temic, a developer, manufacturer and marketer of semiconductor devices and a subsidiary of Daimler Benz. Prior to August 1995, Mr. Donovan held various information technology management positions at Siliconix/Temic. Mr. Donovan received BS degrees in chemical engineering, electrical engineering and chemistry from the University of California, Davis.

DAVID LEE HARRIS Mr. Harris has served us as Vice President, Regional Operations since September 1998. From November 1997 to September 1998,
Mr. Harris was Vice President Operations for the Southeast division of FPA Medical Management, Inc., a national physician practice management company. From May 1995 to November 1997, Mr. Harris served in various management positions, including Vice President of Contracts and Director of Operations for the Southeast division of FPA. Mr. Harris received a BS in electrical engineering from the University of Mississippi.

TERRENCE C. BURKE Mr. Burke has served us as a director since December 1996. Currently retired, Mr. Burke was most recently Senior Executive Vice President of Metra Health Inc., a healthcare company, from January 1995 until October 1996. From October 1994 to January 1995, Mr. Burke was Senior Vice President for Travelers Health Plans. From September 1992 to October 1994,
Mr. Burke served as Senior Vice President of Aetna Health Plans, Aetna Corporation. Mr. Burke currently serves as a member of the board of directors of PlanetRx.com Inc. and several privately-held companies, including System Excellence, a Toronto-based company. Mr. Burke received a BA from the University of Washington.

JUDD JESSUP Mr. Jessup has served us as a director since May 1998. Currently retired, Mr. Jessup was most recently President of the HMO division of FHP International Corporation from June 1994 to June 1996. From June 1987 to
June 1994, Mr. Jessup was President of TakeCare, Inc., which was acquired by FHP International Corporation in June 1994. Mr. Jessup serves on the board of directors for Corvel Corporation, NovaMed Eyecare, Inc. and several privately-held companies. Mr. Jessup received a BA in Biology from Knox College and an MBA from the University of Denver.

RONALD H. KASE  Mr. Kase has served us as a director since January 1997.
Mr. Kase joined New Enterprise Associates, a venture capital investment firm, in 1990 and has been a general partner since May 1995. Mr. Kase serves on the board of directors of Data Critical Corporation, a wireless healthcare data products company, MedicalLogic/Medscape, Inc., a medical information infrastructure company, and several privately-held companies. Mr. Kase received an MBA from the University of Chicago and a BS in Mechanical Engineering from Purdue University.

GILBERT KLIMAN, MD Dr. Kliman has served us as a director since December 1997. Dr. Kliman has been a Venture Partner at InterWest Partners since November 1996 and a General Partner since February 1999. From November 1995 to October 1996, Dr. Kliman was an Investment Manager at Norwest Venture Capital. From July 1989 to September 1992, Dr. Kliman was an Associate at TA Associates. Dr. Kliman was a practicing eye surgeon and co-founder of Aris Vision Institute, a network of laser vision correction centers. Dr. Kliman serves on the board of directors of ePocrates and net32.com. Dr. Kliman holds a BA in Biology from Harvard University, an MD from the University of Pennsylvania, and an MBA from the Stanford Graduate School of Business.

CHARLES R. KOKESH Mr. Kokesh has served us as a director since May 1995, and was Chairman of the Board from May 1995 to September 1997. Mr. Kokesh is the founder and managing general partner of Technology Funding and has served in this capacity since 1979. Mr. Kokesh serves on the board of directors of Thermatrix, Inc. and several privately-held companies and charitable organizations.

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46

Management
--------------------------------------------------------------------------------

Mr. Kokesh received an AB from Harvard College, an MBA from Harvard Business School and a JD from Boalt Hall School of Law, University of California at Berkeley.

THOMAS F. STEPHENSON  Mr. Stephenson has served us as a director since
March 1996. He has been a general partner and managing member of the Sequoia capital funds since 1988. Prior to joining Sequoia, Mr. Stephenson was President of Fidelity Venture Associates, the venture capital subsidiary of Fidelity Investments. Mr. Stephenson is the Chairman of the Board of Landacorp Inc. and a director of Chapters Online Inc. and several privately-held companies.
Mr. Stephenson received a BA and an MBA from Harvard University and a JD from Boston College Law School.

BOARD COMPOSITION

Our board of directors currently has eight members. In accordance with the terms of our amended and restated certificate of incorporation, the terms of office of the directors are divided into three classes:

- Class I, whose term will expire at the annual meeting of stockholders to be held in 2001;

- Class II, whose term will expire at the annual meeting of stockholders to be held in 2002; and

- Class III, whose term will expire at the annual meeting of stockholders to be held in 2003.

The Class I directors are              ,              and              , the
Class II directors are              ,              and              , and the
Class III director are              and              . At each annual meeting of
stockholders after the initial classification or special meeting in lieu thereof, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election or special meeting held in lieu thereof. This classification of the board of directors may have the effect of delaying or preventing changes in control or management.

BOARD COMMITTEES

The audit committee of the board of directors was established in September 1999. The committee reviews, acts on and reports to the board of directors on various auditing and accounting matters, including the recommendation of our independent auditors, the scope of the annual audits, fees to be paid to the independent auditors, the performance of our independent auditors and our accounting practices. The members of our audit committee are Ronald Kase, Charles R. Kokesh and Judd Jessup, each of whom is an independent director.

The compensation committee of the board of directors was established in September 1999 and determines the salaries and benefits for our employees, directors and other individuals compensated by us. The compensation committee also administers our stock option plans, including determining the stock option grants for our employees, consultants, directors and other individuals. The members of the compensation committee are Terrence Burke, Gilbert Kliman and Thomas F. Stephenson, each of whom is an independent director.

DIRECTOR COMPENSATION

Currently, we do not provide cash compensation to members of our board of directors for serving on our board of directors or for attendance at committee meetings. Members of our board of directors are reimbursed for some expenses in connection with attendance at board and committee meetings. In consideration for services as non-employee directors, we have in the past granted options to purchase our common stock pursuant to the terms of our stock plans, and our board continues to have the discretion to grant options to new non-employee directors. Beginning with the effective date of this offering, our outside directors will each annually receive automatic, nondiscretionary grants of
options to purchase       shares of our common stock.

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                                                                              47

Management
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COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the compensation committee has been an officer or employee of ours at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or compensation committee.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation and our bylaws provide that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities reasonably incurred in connection with their service for or on our behalf. In addition, our certificate of incorporation provides that our directors will not be personally liable for monetary damages to us for breaches of their fiduciary duty as directors, unless they violated their duty of loyalty to us or our stockholders, acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper personal benefit from their action as directors. We have obtained insurance that insures our directors and officers against specified losses and that insures us against specific obligations to indemnify our directors and officers.

EXECUTIVE COMPENSATION

Summary of cash and other compensation

The following table shows all compensation received during the year ended December 31, 1999, by our Chief Executive Officer and our two other highest-paid executive officers, collectively referred to as the named executive officers.

Summary compensation

-------------------------------------------------------------------------------------------------------
                                                                        Annual                Long-term
                                                                  compensation      compensation awards
                                                                --------------    ---------------------
                                                                                             Securities
Name and principal position                                             Salary       underlying options
-------------------------------------------------------------------------------------------------------
Brian K. Barnard............................................    $      237,109                  338,144
  President and Chief Executive Officer

Richard Lanman, MD..........................................    $      238,854                  125,535
  Chief Medical Officer

David Lee Harris............................................    $      118,435                   43,750
  Vice President Operations

Options

The following table shows information regarding options granted to the named executive officers during the fiscal year ended December 31, 1999.

Each option represents the right to purchase one share of our common stock. The options generally become vested over four years. See "Management -- Employee benefit plans" for more details

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48

Management
--------------------------------------------------------------------------------

regarding these options. In the year ended December 31, 1999, we granted options to purchase an aggregate of 432,750 shares of common stock to various officers, employees, directors and consultants.

The potential realizable value at assumed annual rates of stock price appreciation for the option term represents hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are required by rules of the SEC and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the initial public offering
price (assuming an initial public offering price of $      per share). Actual
gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions. The amounts reflected in the table may not necessarily be achieved.

Option grants in last fiscal year

--------------------------------------------------------------------------------------------------------
                             Individual grants
                          -----------------------                            Potential realizable value
                           Number of                                           at assumed annual rates
                          securities   % of total                             of appreciation of stock
                          underlying      options    Exercise                   price for option term
                             options   granted to   price per   Expiration   ---------------------------
Name                         granted    employees       share         date             5%            10%
--------------------------------------------------------------------------------------------------------
Brian K. Barnard........    100,000          23%       $1.50      9/30/09
Richard Lanman, MD......     80,000          18%       $1.50      9/30/09
David Lee Harris........     20,000           5%       $1.50      9/30/09

The following table shows information as of December 31, 1999, concerning the number and value of unexercised options held by each of the named executive officers. Options shown as exercisable in the table below are immediately exercisable. There was no public trading market for the common stock as of December 31, 1999. Accordingly, the value of unexercised in-the-money options listed below has been calculated on the basis of the assumed initial public
offering price of $    per share, less the applicable exercise price per share,
multiplied by the number of shares underlying such options.

Aggregated option exercises in the year ended December 31, 1999 and year-end option values

----------------------------------------------------------------------------------------------------------------------
                                                               Number of securities
                                                                    underlying                Value of unexercised
                                       Shares                 unexercised options at          in-the-money options
                                     acquired                   December 31, 1999             at December 31, 1999
                                         upon      Value   ----------------------------   ----------------------------
Name                                 exercise   realized   Exercisable    Unexercisable   Exercisable    Unexercisable
----------------------------------------------------------------------------------------------------------------------
Brian K. Barnard..................         --                   74,420          263,724
Richard Lanman, MD................     31,340                   30,951           94,584
David Lee Harris..................         --                    5,937           37,813

EMPLOYEE BENEFIT PLANS

1995 Stock Option Plan

Our 1995 Stock Option Plan was adopted by our board of directors in July 1995 and approved by our stockholders in July 1995. In January 1997, the 1995 Stock Option Plan was replaced by the 1997 Stock Option Plan. Our board of directors has determined that no further options will be granted

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                                                                              49

Management
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under the 1995 Stock Option Plan. However, the provisions of this plan will still govern outstanding options granted pursuant to this plan. This plan provides for the grant of incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and the grant of nonstatutory stock options to our employees, directors and consultants.

Number of shares outstanding

As of June 30, 2000, options to purchase 67,890 shares of our common stock were outstanding under this plan.

Adjustments upon corporate transactions

This plan provides that in the event of an acquisition of us, the successor corporation will assume or substitute each option granted under the plan. All outstanding options under this plan that are not assumed or substituted will terminate on the closing of the acquisition.

1997 Stock Option Plan

Our 1997 Stock Option Plan was adopted by our board of directors in February 1997, approved by our stockholders in February 1997, and amended in August 1998. Our board of directors has determined that no further options will be granted under this plan. However, the provisions of this plan will still govern outstanding options granted pursuant to the plan. This plan provides for the grant of incentive stock options within the meaning of Section 422 of the Code to our employees and the grant of nonstatutory stock options to our employees, directors and consultants.

Number of shares available

A maximum of 1,491,525 shares of our common stock may be issued under this plan. As of June 30, 2000, options to purchase 1,225,250 shares of our common stock were outstanding under this plan.

Adjustments upon acquisition

This plan provides that in the event of an acquisition of us, the successor corporation will assume or substitute each option granted under the plan. If the outstanding options are not assumed or substituted, the options held by persons performing services for us will become fully vested and immediately exercisable. All outstanding options under the plan that are not assumed or substituted will terminate on the closing of the acquisition.

2000 Stock Option Plan

Our 2000 Stock Option Plan was adopted by our board of directors in       2000
and approved by our stockholders in       2000. This plan provides for the grant
of incentive stock options within the meaning of Section 422 of the Code to our employees and the grant of nonstatutory stock options to our employees, directors and consultants.

Number of shares available

A maximum number of       shares may be issued under this plan. As of June 30,
2000, no options were outstanding under this plan. In addition, this plan provides for:

- annual increases in the number of shares available for issuance under the plan on the first day of each fiscal year, beginning with our fiscal year
    2001, equal to the lesser of   % of the outstanding shares of our common
    stock as determined on the first day of such fiscal year,       shares or a
    lesser amount as our board of directors may determine;

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50
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Management
--------------------------------------------------------------------------------

- the issuance of any shares that were reserved but unissued under our 1995 Stock Option Plan or 1997 Stock Option Plan; and

- the issuance of any shares that have been returned or will be returned to our 1995 Stock Option Plan or 1997 Stock Option Plan.

In no event, however, shall more than       shares plus such annual increases be
issued upon the exercise of incentive stock options under this plan.

Administration of the 2000 Plan

Our board of directors, or a committee of our board, serves as the administrator of this plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code, such a committee will consist of two or more "outside directors" within the meaning of
Section 162(m) of the Code. The administrator has the power to determine the terms of the options granted, the exercise price, the number of shares subject to each option, the exercisability of the options and the form of consideration payable upon exercise.

Terms of options

The administrator determines the exercise price of options granted under this plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Code and all incentive stock options, the exercise price must be equal to at least the fair market value of our common stock on the date of grant. Under this plan, the term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must be equal to at least 110% of the fair market value of our common stock on the date of grant. The administrator determines, in its sole discretion, the term of all other options.

Under this plan, no optionee may be granted an option to purchase more than shares in any fiscal year. In connection with their initial service, an
optionee may be granted an additional option to purchase up to       shares.

Employees, directors or consultants that terminate their relationship with us may exercise their options for the period of time stated in their option agreement. Generally, if such termination is due to disability, the option will remain exercisable for 12 months and if due to death will remain exercisable for 18 months. In all other cases, the option will generally remain exercisable for six months, though in no case may an option be exercised later than the expiration of its term.

Automatic option grants to non-employee directors

Generally, all grants of options to our non-employee directors under this plan are automatic. This plan provides that each non-employee director will be
granted an initial option to purchase       shares upon the later of (i) the
effective date of this offering or (ii) the date such person first becomes a non-employee director (except for those directors who become non-employee directors by ceasing to be employee directors). In addition, all non-employee directors who have been directors for at least six months will receive
additional options to purchase       shares on       of each year.

All such options granted to non-employee directors have a term of ten years and an exercise price equal to the fair market value of our common stock on the date
of grant. Each such initial option becomes exercisable as to   % of the shares
subject to the option on each anniversary of the date of grant, provided that the non-employee director remains a director on such dates. Each such additional

--------------------------------------------------------------------------------

Management
--------------------------------------------------------------------------------

option becomes exercisable as to   % of the shares subject to the option on the
anniversary of the date of grant, provided that the non-employee director remains a director on such date.

Transferability of options

This plan generally does not allow for the transfer of options and only optionees may exercise their options during their lifetime.

Adjustments upon acquisition

This plan provides that in the event of our merger with or into another corporation or a sale of substantially all of our assets, the successor corporation will assume or substitute each option granted under the plan and each non-employee director option will become fully vested and immediately exercisable. If the outstanding options are not assumed or substituted, the administrator will provide notice to optionees that they have the right to exercise all of their options under the plan, including options that would not otherwise be exercisable, for a period of 15 days from the date of such notice. Such options will terminate upon the expiration of the 15-day period.

Amendment and termination

This plan will automatically terminate in 2010, unless we terminate it sooner. In addition, our board of directors has the authority to amend, suspend or terminate this plan, provided that it does not adversely affect any option previously granted under the plan.

2000 Employee Stock Purchase Plan

Concurrently with this offering, we intend to establish our 2000 Employee Stock
Purchase Plan. This plan was adopted by our board of directors in       2000 and
approved by our stockholders in       2000.

Number of shares available

A total of       shares of our common stock will be made available for sale under this plan. In addition, this plan provides for annual increases in the number of shares available for sale under the plan on the first day of each
fiscal year, beginning with our fiscal year 2001, equal to the lesser of   % of
the outstanding shares of our common stock as determined on the first day of
such fiscal year,       shares, or a lesser amount as our board of directors may
determine.

Administration

Our board of directors or a committee of our board will serve as the administrator of this plan. The administrator has full and exclusive authority to interpret the terms of the plan and determine eligibility for purchase of shares under the plan.

Eligibility to participate

All of our employees are eligible to participate in this plan if they are customarily employed by us. However, an employee will not be eligible to purchase shares under this plan if such employee:

- immediately after such purchase will own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or

- has rights to purchase stock under any of our employee stock purchase plans that accrue at a rate that exceeds $25,000 worth of stock for each calendar year.

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Management
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Offering periods and contributions

This plan is intended to qualify under Section 423 of the Code as an employee stock purchase plan and contains consecutive, overlapping 24-month offering periods. Each offering period includes four 6-month purchase periods. The
offering periods generally start on the first trading day on or after       and
      of each year, except that the first such offering period will commence on the first trading day on or after the effective date of this offering and will
end on the last trading day on or before       .

This plan permits participants to purchase common stock through payroll
deductions of up to   % of their eligible compensation, which includes the
participant's base salary and commissions, but excludes all other compensation.
A participant may purchase a maximum of       shares during any 6-month purchase
period.

Purchase of shares

Amounts deducted and accumulated by the participant under this plan will be used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price for such shares will be 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of the applicable purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period and will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with us.

Transferability of rights

A participant may not transfer rights granted under this plan other than by will or intestacy or as otherwise provided under the plan.

Adjustments upon acquisition

In the event of our merger with or into another corporation or a sale of all or substantially all of our assets, a successor corporation may assume or substitute purchase rights granted under the plan. If the successor corporation does not assume or substitute for such purchase rights, the offering period then in progress will be shortened, and a new exercise date will be set.

Amendment and termination

This plan will terminate in 2010. However, our board of directors has the authority to amend or terminate this plan, except that, subject to exceptions described in the plan, no such action may adversely affect any outstanding rights to purchase stock under the plan.

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                                                                              53

--------------------------------------------------------------------------------

Related party transactions

From January 1, 1997, through June 30, 2000, we have issued the following securities in private placement transactions:

- 853,631 shares of our Series C Preferred Stock, at a purchase price of $6.20 per share, for an aggregate purchase price of approximately $5.3 million in January 1997;

- 1,196,570 shares of our Series D Preferred Stock, at a purchase price of $8.40 per share, for an aggregate purchase price of approximately
    $10.0 million in December 1997;

- a purchase option to purchase up to 166,667 shares of our Series D Preferred Stock issued to Comdisco, Inc. in connection with a $3,500,000 loan in June 1999;

- 119,048 shares of our Series E Preferred Stock at a purchase price of $16.80 per share, for an aggregate purchase price of approximately $2.0 million in April 2000;

- 416,667 shares of our Series E Preferred Stock issued in connection with the acquisition of TTM in April 2000; and

- a supplemental purchase option to purchase up to 104,167 shares of our Series E Preferred Stock issued to Comdisco, Inc. in connection with a $3,500,000 loan in April 2000.

All of the above securities were issued in reliance upon an exemption from registration under Section 4(2) of the Securities Act of 1933, or Regulation promulgated thereunder.

The purchasers of more than $60,000 of these securities include, among others, the following executive officers, directors and holders of more than 5% of our outstanding stock and their affiliates:

                                                               Shares of preferred stock
---------------------------------------------------------------------------------------------------
                                                     ----------------------------------------------
                                                                                              Total
                                                     Series C   Series D   Series E   consideration
---------------------------------------------------------------------------------------------------
Funds associated with InterWest Partners(1)........    --       588,096     16,259      $5,213,218
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025
Funds Associated with New Enterprise
Associates(2)......................................  428,226    238,095     18,422      $4,964,489
  2490 Sand Hill Road
  Menlo Park, CA 94025
Funds associated with Sequoia Capital(3)...........  177,420    119,048     21,596      $2,462,820
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025
Funds associated with Technology Funding Venture
  Partners(4)......................................  177,420    178,571     33,009      $3,154,552
  2000 Alameda de las Pulgas
  San Mateo, CA 94403
John and Marva Warnock.............................   56,452     59,524      --         $  850,004
  260 Surrey Street
  Los Altos, CA 94022

---------

(1) Includes 570,218 shares of Series D Preferred Stock and 15,765 shares of Series E Preferred Stock held by InterWest Partners VI, L.P. and 17,878 shares of Series D Preferred Stock and 494 shares of Series E Preferred Stock held by InterWest Investors VI, L.P. Dr. Gilbert Kliman, one of our directors, is a member of the general partner of these funds. Dr. Kliman disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

--------------------------------------------------------------------------------
54

Related party transactions
--------------------------------------------------------------------------------

(2) Includes 806 shares of Series C Preferred Stock held by NEA Ventures 1997, L.P., 414,517 shares of Series C Preferred Stock, 238,095 shares of
    Series D Preferred Stock and 18,422 shares of Series E Preferred Stock held by New Enterprise Associates VII, L.P. and 12,903 shares of Series C Preferred Stock held by NEA President's Fund, L.P. Mr. Ronald Case, one of our directors, is a general partner of these funds. Mr. Case disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(3) Includes 161,452 shares of Series C Preferred Stock, 108,929 shares of Series D Preferred Stock and 20,516 shares of Series E Preferred Stock held by Sequoia Capital VI, 8,871 shares of Series C Preferred Stock, 4,762 shares of Series D Preferred Stock and 1,080 shares of Series E Preferred Stock held by Sequoia Technology Partners VI, 7,097 shares of Series C Preferred Stock held by Sequoia 1995, 1,929 shares of Series D Preferred Stock held by Sequoia 1997 and 3,428 shares of Series D Preferred Stock held by SQP 1997. Mr. Thomas Stephenson, one of our directors, is a general partner of these funds. Mr. Stephenson disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

(4) Includes 177,420 shares of Series C Preferred Stock, 19,524 shares of
    Series D Preferred Stock and 7,726 shares of Series E Preferred Stock held by Technology Funding Partners III, L.P., 119,047 shares of Series D Preferred Stock and 12,218 shares of Series E Preferred Stock held by Technology Funding Partners IV, an Aggressive Growth Fund, L.P., 28,095 shares of Series D Preferred Stock and 11,217 shares of Series E Preferred Stock held by Technology Funding Venture Partners V, an Aggressive Growth Fund, L.P. and 11,905 shares of Series D Preferred Stock and 1,848 shares of Series E Preferred Stock held by Technology Funding Medical
    Partners I, L.P.

For additional information regarding the ownership of securities by executive officers, directors and stockholders who beneficially own more than 5% of our outstanding common stock, please see "Principal stockholders."

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Principal stockholders

The following table shows information known to us with respect to the beneficial ownership of our common stock as of June 30, 2000, and as adjusted to reflect the sale of the shares of common stock offered under this prospectus by:

- each person or group of affiliated persons who is known by us to beneficially own more than 5% of our common stock;

-   each of our directors;

- each named executive officer listed in the "Summary compensation" table above; and

-   all of our directors and executive officers as a group.

Except as indicated in the footnotes to this table and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them. Beneficial ownership and percentage ownership are determined in accordance with the rules of the SEC. The table below includes the number of shares underlying options and warrants that are exercisable within
60 days from June 30, 2000 and assumes the conversion of all shares of our preferred stock into shares of our common stock prior to this offering. It is therefore based on 4,675,527 shares of our common stock outstanding prior to
this offering and       shares outstanding immediately after this offering. The
address for those individuals for which an address is not otherwise indicated is: 2835 Zanker Road, San Jose, CA 95134.

                                                                                Percent owned     Percent owned
Beneficial owner                                              Total number    before offering    after offering
---------------------------------------------------------------------------------------------------------------
Directors and named executive officers
Brian K. Barnard(1).........................................        144,072             3.08%
Richard Lanman, MD(2).......................................        193,124             4.13%
Ronald Kase(3)..............................................        684,743            14.65%
Judd Jessup(4)..............................................         14,177             0.30%
Thomas F. Stephenson(5).....................................        779,602            16.67%
Charles R. Kokesh(6)........................................      1,158,231            24.77%
Terrance Burke(7)...........................................         19,250             0.41%
Gilbert Kliman, MD(8).......................................        604,355            12.93%
All directors and executive officers as a group (8                3,597,554
persons)....................................................                           76.94%

Five percent stockholders
Funds associated with InterWest Partners(8).................        604,355            12.92%
  3000 Sand Hill Road
  Building 3, Suite 255
  Menlo Park, CA 94025

Funds Associated with New Enterprise Associates(3)..........        684,743            14.64%
  2490 Sand Hill Road
  Menlo Park, CA 94025

Funds associated with Sequoia Capital(5)....................        779,602            16.67%
  3000 Sand Hill Road
  Building 4, Suite 280
  Menlo Park, CA 94025

--------------------------------------------------------------------------------
56

Principal stockholders
--------------------------------------------------------------------------------

                                                                                Percent owned     Percent owned
Beneficial owner                                              Total number    before offering    after offering
---------------------------------------------------------------------------------------------------------------
Funds associated with Technology Funding Venture                  1,158,231
Partners(6).................................................                           24.77%
  2000 Alameda de las Pulgas
  San Mateo, CA 94403

John and Marva Warnock......................................        233,502             4.99%
  260 Surrey Street
  Los Altos, CA 94022

---------

 (1) Includes 144,072 shares underlying options.

 (2) Includes 61,784 shares underlying options.

 (3) Includes 806 shares of Series C Preferred Stock held by NEA Ventures 1997, L.P., 414,517 shares of Series C Preferred Stock, 238,095 shares of
     Series D Preferred Stock and 18,422 shares of Series E Preferred Stock held by New Enterprise Associates VII, L.P. and 12,903 shares of Series C Preferred Stock held by NEA President's Fund, L.P. Mr. Ronald Kase, one of our directors, is a general partner of these funds. Mr. Kase disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

 (4) Includes 13,291 shares underlying options.

 (5) Includes 420,000 shares of Series B Preferred Stock, 161,452 shares of Series C Preferred Stock, 108,929 shares of Series D Preferred Stock and 20,516 shares of Series E Preferred Stock held by Sequoia Capital VI, 23,077 shares of Series B Preferred Stock, 8,871 shares of Series C Preferred Stock, 4,762 shares of Series D Preferred Stock and 1,080 shares of Series E Preferred Stock held by Sequoia Technology Partners VI, 18,461 shares of Series B Preferred Stock and 7,097 shares of Series C Preferred Stock held by Sequoia 1995, 1,929 shares of Series D Preferred Stock held by Sequoia 1997 and 3,428 shares of Series D Preferred Stock held by SQP 1997. Mr. Thomas F. Stephenson, one of our directors, is a general partner of Sequoia Capital VI and Sequoia Technology Partners. He is only a general partner for these funds. Mr. Stephenson disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

 (6) Includes 177,420 shares of Series C Preferred Stock, 19,524 shares of Series D Preferred Stock and 7,726 shares of Series E Preferred Stock held by Technology Funding Partners III, L.P., 119,047 shares of Series D Preferred Stock and 12,218 shares of Series E Preferred Stock held by Technology Funding Partners IV, an Aggressive Growth Fund, L.P., 400,000 shares of Series A Preferred Stock, 369,231 shares of Series B Preferred Stock, 28,095 shares of Series D Preferred Stock and 11,217 shares of Series E Preferred Stock held by Technology Funding Venture Partners V, an Aggressive Growth Fund, L.P. and 11,905 shares of Series D Preferred Stock and 1,848 shares of Series E Preferred Stock held by Technology Funding Medical Partners I, L.P.

 (7) Includes 19,250 shares underlying options.

 (8) Includes 570,218 shares of Series D Preferred Stock and 15,765 shares of Series E Preferred Stock held by InterWest Partners VI, L.P. and 17,878 shares of Series D Preferred Stock and 494 shares of Series E Preferred Stock held by InterWest Investors VI, L.P. Dr. Gilbert Kliman, one of our directors, is a member of the general partner of these funds. Dr. Kliman disclaims beneficial ownership of the shares held by these funds except to the extent of his pecuniary interest therein.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Description of capital stock

The following information describes our common stock and preferred stock, as well as options and warrants to purchase our common stock, and provisions of our certificate of incorporation and our bylaws, all as will be in effect upon the closing of this offering. This description is only a summary. You should also refer to the certificate and bylaws that have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part. The descriptions of the common stock and preferred stock, as well as options and warrants to purchase our common stock, reflect changes to our capital structure that will occur upon the closing of this offering in accordance with the terms of the certificate.

Upon completion of this offering, our authorized capital stock will consist of shares of common stock, par value $0.0001 per share, and 10,000,000 shares of preferred stock, par value $0.0001 per share.

COMMON STOCK

As of June 30, 2000, there were 278,255 shares of common stock outstanding and
held of record by 20 stockholders. There will be              shares of common
stock outstanding upon the closing of this offering, which gives effect to the
issuance of              shares of common stock offered by us under this
prospectus and the conversion of preferred stock discussed below.

Each share of common stock has identical rights and privileges in every respect. The holders of our common stock are entitled to vote upon all matters submitted to a vote of our stockholders and are entitled to one vote for each share of common stock held.

Subject to the prior rights and preferences, if any, applicable to shares of preferred stock or any series of preferred stock, the holders of common stock are entitled to receive dividends, payable in cash, stock or otherwise, as may be declared by our board out of any funds legally available for the payment of dividends.

If we voluntarily or involuntarily liquidate, dissolve or wind-up, the holders of common stock will be entitled to receive after distribution in full of the preferential amounts, if any, to be distributed to the holders of preferred stock or any series of preferred stock, all of the remaining assets available for distribution ratably in proportion to the number of shares of common stock held by them. Holders of common stock have no preferences or any preemptive conversion or exchange rights.

PREFERRED STOCK

As of June 30, 2000, there were 4,397,272 shares of convertible preferred stock outstanding. Upon the closing of this offering, all outstanding shares of convertible preferred stock will be automatically converted into 4,397,272 shares of our common stock and will be held of record by 43 stockholders. These shares of convertible preferred stock will no longer be authorized, issued or outstanding. Our amended and restated certificate of incorporation, which becomes effective upon the closing of this offering, authorizes the issuance of 10,000,000 shares of preferred stock.

Upon completion of this offering our board is authorized to provide for the issuance of shares of preferred stock in one or more series, and to fix for each series voting rights, if any, designations, preferences and relative, participating, optional or other special rights and such qualifications,

--------------------------------------------------------------------------------
58

Description of capital stock
--------------------------------------------------------------------------------

limitations or restrictions as provided in a resolution or resolutions adopted by the board. The board will have the ability to authorize the issuance of shares of preferred stock with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of shares of common stock might believe to be in their best interests or in which holders of common stock might receive a premium for their shares over the then market price.

WARRANTS

As of June 30, 2000, warrants to purchase a total of 135,615 shares of our Series A Preferred Stock, at an exercise price of $1.00 per share, 166,667 shares of Series D Preferred Stock at an exercise price of $10.50 per share and 104,167 shares of Series E Preferred Stock at an exercise price of $16.80 per share were outstanding. These warrants contain anti-dilution provisions providing for adjustments of the exercise price and the number of shares underlying the warrants upon the occurrence of certain events, including any recapitalization, reclassification, stock dividend, stock split, stock combination or similar transaction. The warrants will expire on the earlier of March 8, 2001 or the closing of the initial public offering of our common stock. The warrants grant to the holders registration rights with respect to the common stock issuable upon their exercise, which are described below. All of these warrants will be exercisable immediately before this offering.

REGISTRATION RIGHTS

Under the terms of an agreement with the holders of our preferred stock, representing 4,397,272 shares of common stock, on an as-converted basis, are entitled to demand the registration of their shares under the Securities Act of 1933. The holders of a majority of such shares are entitled to demand that we register their shares under the Securities Act of 1933 subject to limitations described in the relevant agreement. We are not required to effect more than two registrations for such holders pursuant to these demand registration rights. In addition, these holders are entitled to piggyback registration rights with respect to the registration of their shares of common stock. If we propose to register any shares of common stock either for our account or for the account of other security holders, the holders of shares having piggyback rights are entitled to receive notice of the registration and are entitled to include their shares in the registration, subject to limitations. Further, at any time after we become eligible to file a registration statement on Form S-3, a holder or holders of shares with registration rights may require us to file registration statements under the Securities Act of 1933 on Form S-3 with respect to their shares of our common stock if the aggregate offering price of these shares is expected to exceed $500,000. These demand, piggyback and S-3 registration rights expire on either the fifth anniversary of the effective date of this offering or, for an individual holder, upon a holder's becoming eligible to sell, in accordance with Rule 144 of the Securities Act of 1933 and within a three month period, all shares with registration rights held by such holder. These registration rights are also subject to other conditions and limitations, among which is the right of the underwriters of an offering to limit the number of shares of common stock held by security holders with registration rights to be included in such registration. We are generally required to bear all of the expenses of all these registrations except selling expenses incurred on behalf of holders requesting registration. Except for shares requested to be included with this offering, registration of any of the shares of our common stock held by security holders with registration rights would result in such shares becoming freely tradable without restriction under the Securities Act of 1933 immediately upon effectiveness of such registration. At the underwriters' request, any shares that holders seek to include in the current offering cannot be sold until 180 days following the effectiveness of this offering if the underwriters so request, otherwise such shares are freely tradable without restriction.

--------------------------------------------------------------------------------

Description of capital stock
--------------------------------------------------------------------------------

ANTI-TAKEOVER EFFECTS OF PROVISIONS OF THE CERTIFICATE OF INCORPORATION, BYLAWS AND DELAWARE LAW

Certain provisions of Delaware law and our certificate of incorporation and bylaws could make the following transactions more difficult:

-   the acquisition of us by means of a tender offer;

-   the acquisition of us by proxy contest or other means;

-   the removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweighs the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. The amendment of any of the following provisions would require approval by holders of at least 66 2/3% of our outstanding common stock.

Election and removal of directors

Effective with the first annual meeting of stockholders following completion of this offering, our amended and restated bylaws provide for the division of our board of directors into three classes, as nearly equal in number as possible, with the directors in each class serving for a three-year term, and one class being elected each year by our stockholders. This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us and may maintain the incumbency of the board of directors, as it generally makes it more difficult for stockholders to replace a majority of the directors. Further, our amended and restated certificate of incorporation filed in connection with this offering and restated bylaws do not provide for cumulative voting in the election of directors.

Stockholder meetings

Under our amended and restated certificate of incorporation and amended and restated bylaws, only our board of directors, chairman of the board or chief executive officer may call special meetings of stockholders. Our restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee thereof. In addition, our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting and eliminates cumulative voting.

Undesignated preferred stock

The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deterring or delaying hostile takeovers or delaying changes in control or management.

--------------------------------------------------------------------------------
60

Description of capital stock
--------------------------------------------------------------------------------

Section 203

We are subject to Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

- prior to the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

- upon consummation of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

- on or subsequent to the date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

- any merger or consolidation involving the corporation and the interested stockholder;

- any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

- subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; or

- the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is              .

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Shares eligible for future sale

Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since no shares will be available for sale shortly after this offering because of contractual and legal restrictions on resale as described below, sales of substantial amounts of our common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this offering, we will have outstanding an aggregate of shares of common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants after December 31, 1999. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

-   no shares will be eligible for sale upon completion of this offering; and

- shares will be eligible for sale upon the expiration of the lock-up agreements, described below, beginning 180 days after the date of this prospectus.

LOCK-UP AGREEMENTS

All of our officers, directors and some of our stockholders and option holders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into shares or exercisable or exchangeable for shares of our common stock, for a period of at least 180 days after the date of this prospectus. Transfers or dispositions can be made sooner only with the prior written consent of UBS Warburg LLC.

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

-   1% of the number of shares of our common stock then outstanding, which will
    equal approximately              shares immediately after this offering; or

- the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also subject to a matter of sale provisions and notice requirements and to the availability of current public information about us.

--------------------------------------------------------------------------------
62

Shares eligible for future sale
--------------------------------------------------------------------------------

RULE 144(K)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation
or notice provisions of Rule 144.              shares of our common stock will
qualify as "144(k) shares" within 180 days after the date of this prospectus.

RULE 701

In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144, and by affiliates under Rule 144 without compliance with its holding period requirements.

REGISTRATION OF OPTION SHARES

After the closing of this offering, we intend to file a registration statement
to register for resale the       shares of common stock reserved for issuance
under our stock option plans. We expect the registration statement to become effective immediately upon filing. Shares issued upon the exercise of stock options granted under our stock option plans will be eligible for resale in the public market from time to time subject to vesting and, in the case of certain options, the expiration of the lock-up agreements referred to above.

REGISTRATION RIGHTS

Holders of our preferred stock, whose shares will be converted into 4,397,272 shares of our common stock upon the closing of this offering and holders of warrants to purchase 135,615 shares of preferred stock have the right, subject to various conditions and limitations, to include their shares in registration statements relating to our securities. By exercising their registration rights and causing a large number of shares to be registered and sold in the public market, these holders may cause the price of the common stock to fall. In addition, any demand to include such shares in our registration statements could harm our ability to raise needed capital. See "Management -- Benefit plans," "Principal stockholders," "Shares eligible for future sale" and "Underwriting."

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                                                                              63

--------------------------------------------------------------------------------

Underwriting

We and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC, CIBC World Markets Corp. and U.S. Bancorp Piper Jaffray Inc. are the representatives of the underwriters.

                                                                 Number
Underwriter                                                   of shares
-----------------------------------------------------------------------
UBS Warburg LLC.............................................
CIBC World Markets Corp.....................................
U.S. Bancorp Piper Jaffray Inc..............................
                                                               -------
      Total.................................................
                                                               =======

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional       shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to
an additional       shares.

                                                              No exercise   Full exercise
-----------------------------------------------------------------------------------------
Per share...................................................    $              $
    Total...................................................    $              $

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $1,450,000.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $    per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $    per share from the initial
public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.

The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

Adesso and all of its stockholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any of its common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, without the prior written consent of UBS Warburg LLC.

--------------------------------------------------------------------------------
64

Underwriting
--------------------------------------------------------------------------------

The underwriters have reserved for sale, at the initial public offering price,
up to       shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in the reserve shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares in this offering.

Prior to this offering, there has been no public market for the common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price include:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history of and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospectus for future earnings, the present state of our development, and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act of 1933, and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

The validity of the shares of common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California. Dewey Ballantine LLP, New York, New York, is acting as counsel for the underwriters in connection with various legal matters relating to the shares of common stock offered by this prospectus.

Experts

The financial statements of Adesso Healthcare Technology Services, Inc. as of December 31, 1998, and 1999, and for each of the three years in the period ended December 31, 1999, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The financial statements of Total Therapeutic Management, Inc. as of June 30, 1998 and 1999 and for each of the two years in the period ended June 30, 1999, included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

Where you can find more information

We have filed with the SEC a registration statement on Form S-1, including exhibits, schedules and amendments, under the Securities Act with respect to the shares of our common stock to be sold in this offering. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of common stock to be sold in this offering, reference is made to the registration statement. Whenever a reference is made in this prospectus to any contract or other document of ours, such reference is qualified in all respects by such contract or document filed as part of the registration statement. You should refer to the exhibits that are a part of the registration statement for a copy of the contract or document.

You may read and copy all or any portion of the registration statement or any other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov).

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act, and, in accordance with those requirements, will file periodic reports, proxy statements and other information with the SEC.

This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

--------------------------------------------------------------------------------
66

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

Index to financial statements

                                                                  Page
----------------------------------------------------------------------
Adesso Healthcare Technology Services Inc.

  Report of Independent Accountants.........................     F-2

  Balance Sheets............................................     F-3

  Statements of Operations..................................     F-4

  Statements of Stockholders' Deficit.......................     F-5

  Statements of Cash Flows..................................     F-6

  Notes to Financial Statements.............................     F-7

  Unaudited Pro Forma Combined Financial Information........    F-24

Total Therapeutic Management, Inc.

  Report of Independent Accountants.........................    F-28

  Balance Sheets............................................    F-29

  Statements of Operations..................................    F-30

  Statements of Stockholders' Deficit.......................    F-31

  Statements of Cash Flows..................................    F-32

  Notes to Financial Statements.............................    F-33

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Adesso Healthcare Technology Services Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Adesso Healthcare Technology Services Inc. (the "Company") at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 5, 2000

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

BALANCE SHEETS
(In thousands, except share and per share data)

                                                                                                Pro forma
                                                                                            stockholders'
                                                           December 31,                         equity at
                                                        -------------------      June 30,        June 30,
                                                            1998       1999          2000            2000
                                                                              (unaudited)     (unaudited)
---------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents...........................  $  2,372   $  1,095    $  1,943
  Accounts receivable.................................       876        197       1,440
  Prepaid expenses and other current assets...........        77         89         181
                                                        --------   --------    --------
    Total current assets..............................     3,325      1,381       3,564

Cash held in trust....................................     1,833      1,954       1,085
Property and equipment, net...........................     1,830      1,538       1,477
Goodwill, net.........................................        --         --      12,256
Customer based intangibles, net.......................        --         --       4,153
Other assets..........................................        40        110       1,700
                                                        --------   --------    --------
    Total assets......................................  $  7,028   $  4,983    $ 24,235
                                                        ========   ========    ========
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK
  AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable....................................  $     54   $    109    $    156
  Accrued liabilities.................................       619        306         734
  Deferred revenue....................................        --         --       1,475
  Current portion of long-term debt...................       216        249         267
                                                        --------   --------    --------
    Total current liabilities.........................       889        664       2,632

Contracts payable.....................................     3,126      2,180       1,243
Long-term debt, less current portion..................       750      2,075       2,334
                                                        --------   --------    --------
    Total liabilities.................................     4,765      4,919       6,209
                                                        --------   --------    --------
Commitments (Note 6)
Redeemable convertible preferred stock;
  Liquidation value of $19,453 at December 31, 1998,
   1999 and June 30, 2000.............................    19,536     19,536      37,897       $     --
                                                        --------   --------    --------       --------
Stockholders' deficit:
  Common stock; $0.0001 par value; 5,800,000 shares
   authorized; 265,185, 277,082 and 278,255 issued and
   outstanding at December 31, 1998, 1999, and June
   2000 respectively and 4,675,527 shares pro forma...        --         --          --       $    468
  Additional paid-in capital..........................       143      9,065      24,219         61,648
  Deferred stock-based compensation...................       (27)    (4,275)    (11,915)       (11,915)
  Accumulated deficit.................................   (17,389)   (24,262)    (32,175)       (32,175)
                                                        --------   --------    --------       --------
    Total stockholders' deficit.......................   (17,273)   (19,472)    (19,871)      $ 18,026
                                                        --------   --------    --------       ========
      Total liabilities, redeemable convertible
       preferred stock and stockholders' deficit......  $  7,028   $  4,983    $ 24,235
                                                        ========   ========    ========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
(In thousands, except per share data)

                                                                                  Six months ended
                                                   Year ended December 31,            June 30,
                                                ------------------------------   -------------------
                                                    1997       1998       1999       1999       2000
                                                                                     (unaudited)
----------------------------------------------------------------------------------------------------
Revenues......................................  $   861    $ 1,828    $ 1,987    $   903    $ 1,799
                                                -------    -------    -------    -------    -------
Operating costs and expenses:
  Cost of services............................    3,967      4,230      1,565        614      1,370
  Sales and marketing.........................      600        695        710        301        671
  General and administrative..................    3,181      4,593      3,519      1,350      2,721
  Stock-based compensation (Note 8)...........        6         11      2,276        565      3,198
                                                -------    -------    -------    -------    -------
    Total operating costs and expenses........    7,754      9,529      8,070      2,830      7,960
                                                -------    -------    -------    -------    -------
Loss from operations..........................   (6,893)    (7,701)    (6,083)    (1,927)    (6,161)

Interest income...............................      209        386        176         86         47
Interest expense..............................      (29)       (93)      (745)      (136)    (1,769)
Other income..................................       --        203         --         --         16
Loss on disposal of assets and other
  expense.....................................       --        (12)      (221)        (2)       (46)
                                                -------    -------    -------    -------    -------
Net loss......................................   (6,713)    (7,217)    (6,873)    (1,979)    (7,913)
Dividend related to beneficial conversion
  feature of redeemable convertible preferred
  stock.......................................       --         --         --         --     (1,025)
                                                -------    -------    -------    -------    -------
Net loss attributable to common
  stockholders................................  $(6,713)   $(7,217)   $(6,873)   $(1,979)   $(8,938)
                                                =======    =======    =======    =======    =======
Net loss per common share, basic and
  diluted.....................................  $(31.67)   $(30.07)   $(23.78)   $ (6.87)   $(30.71)
                                                =======    =======    =======    =======    =======
Weighted average common shares outstanding....      212        240        289        288        291
                                                =======    =======    =======    =======    =======
Pro forma net loss per share, basic and
  diluted (unaudited).........................                        $ (1.66)              $ (2.06)
                                                                      =======               =======
Pro forma weighted average common shares
  outstanding (unaudited).....................                          4,151                 4,345
                                                                      =======               =======

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' DEFICIT
(In thousands, except share data)

                                 Common stock       Additional        Unearned                         Total
                              -------------------      paid-in     stock-based   Accumulated   stockholders'
                                Shares     Amount      capital    compensation       deficit         deficit
------------------------------------------------------------------------------------------------------------
Balances, December 31,
  1996......................  213,500    $    --     $    87       $     --       $ (3,459)      $ (3,372)
Exercise of stock options...   39,372         --           1             --             --              1
Repurchase of common stock..  (20,750)        --          --             --             --             --
Unearned stock-based
  compensation..............       --         --          14            (14)            --             --
Amortization of stock-based
  compensation..............       --         --          --              6             --              6
Net loss....................       --         --          --             --         (6,713)        (6,713)
                              -------    -------     -------       --------       --------       --------
Balances, December 31,
  1997......................  232,122         --         102             (8)       (10,172)       (10,078)
Exercise of stock options...   46,355         --          15             --             --             15
Repurchase of common stock..  (13,292)        --          (4)            --             --             (4)
Unearned stock-based
  compensation..............       --         --          30            (30)            --             --
Amortization of stock-based
  compensation..............       --         --          --             11             --             11
Net loss....................       --         --          --             --         (7,217)        (7,217)
                              -------    -------     -------       --------       --------       --------
Balances, December 31,
  1998......................  265,185         --         143            (27)       (17,389)       (17,273)
Exercise of stock options...   11,897         --           7             --             --              7
Unearned stock-based
  compensation..............       --         --       6,524         (6,524)            --             --
Amortization of stock-based
  compensation..............       --         --          --          2,276             --          2,276
Issuance of warrants in
  connection with debt......       --         --       2,391             --             --          2,391
Net loss....................       --         --          --             --         (6,873)        (6,873)
                              -------    -------     -------       --------       --------       --------
Balances, December 31,
  1999......................  277,082         --       9,065         (4,275)       (24,262)       (19,472)
Exercise of stock options
  (unaudited)...............    1,173         --           1             --             --              1
Beneficial Conversion
  feature related to
  issuance of redeemable
  convertible preferred
  stock (unaudited).........       --         --       1,970             --             --          1,970
Dividend related to
  beneficial conversion
  feature (unaudited).......       --         --      (1,025)            --             --         (1,025)
Unearned stock-based
  compensation
  (unaudited)...............       --         --      10,838        (10,838)            --             --
Amortization of stock-based
  compensation
  (unaudited)...............       --         --          --          3,198             --          3,198
Issuance of warrants in
  connection with debt......       --         --       3,370             --             --          3,370
Net loss (unaudited)........       --         --          --             --         (7,913)        (7,913)
                              -------    -------     -------       --------       --------       --------
Balances, June 30, 2000
  (unaudited)...............  278,255    $    --     $24,219       $(11,915)      $(32,175)      $(19,871)
                              =======    =======     =======       ========       ========       ========

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(In thousands)

                                                                                         Six months ended
                                                          Year ended December 31,            June 30,
                                                       ------------------------------   -------------------
                                                           1997       1998       1999       1999       2000
                                                                                            (unaudited)
-----------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net loss...........................................  $(6,713)   $(7,217)   $(6,873)   $(1,979)   $(7,913)
  Adjustments to reconcile net loss to net cash used
   in operating activities:
    Depreciation and amortization....................      209        612        522        238        415
    Loss on disposal of assets.......................       --         12        221         --         --
    Amortization of stock-based compensation
     expense.........................................        6         11      2,276        565      3,198
    Amortization of warrants issued in connection
     with debt.......................................       --         --        465         66      1,531
    Changes in assets and liabilities:
      Accounts receivable............................     (682)       346        679        173        (16)
      Prepaid expenses and other current assets......      202         30        (12)       (30)       (71)
      Cash held in trust.............................     (899)      (328)      (121)      (837)       869
      Other assets...................................     (214)       263        (70)       (31)      (420)
      Accounts payable...............................      862     (1,187)        55         86          8
      Accrued liabilities............................      451       (212)      (313)      (480)       423
      Deferred revenue...............................       --         --         --         --       (379)
      Medical claims payable.........................    1,259        643       (945)       191       (937)
                                                       -------    -------    -------    -------    -------
        Net cash used in operating activities........   (5,519)    (7,027)    (4,116)    (2,038)    (3,292)
                                                       -------    -------    -------    -------    -------
Cash flows from investing activities:
Cash acquired in acquisition of Total Therapeutic
  Management (TTM) net of acquisition costs..........       --         --         --         --        365
  Purchase of property and equipment.................   (1,823)      (461)      (452)      (232)      (115)
                                                       -------    -------    -------    -------    -------
        Net cash used in investing activities........   (1,823)      (461)      (452)      (232)       250
                                                       -------    -------    -------    -------    -------
Cash flows from financing activities:
  Net increase (decrease) in revolving line of
   credit............................................      102       (102)        --         --         --
  Proceeds from long-term debt.......................       --      1,115      3,500      1,737      2,040
  Repayment of long-term debt........................       --       (196)      (216)      (105)      (121)
  Proceeds from issuance of redeemable convertible
   preferred stock, net..............................   15,796         51         --         --      1,970
  Proceeds from issuance of common stock.............        1         15          7         --          1
  Repurchase of common stock.........................       --         (4)        --         --         --
                                                       -------    -------    -------    -------    -------
        Net cash provided by financing activities....   15,899        879      3,291      1,632      3,890
                                                       -------    -------    -------    -------    -------
Net increase (decrease) in cash and cash
  equivalents........................................    8,557     (6,609)    (1,277)      (638)       848
Cash and cash equivalents, beginning of period.......      424      8,981      2,372      2,372      1,095
                                                       -------    -------    -------    -------    -------
Cash and cash equivalents, end of period.............  $ 8,981    $ 2,372    $ 1,095    $ 1,734    $ 1,943
                                                       =======    =======    =======    =======    =======
Supplemental disclosures of cash flow information:
  Cash paid for interest.............................  $    29    $    93    $   280    $    70    $    70
Supplemental disclosure of non-cash investing and
  financing activities:
  Issuance of warrants in connection with debt.......  $    --    $    --    $ 2,391    $ 2,391    $ 3,370
  Unearned stock-based compensation..................  $    14    $    30    $ 6,524    $ 1,982    $10,838
  Issuance of redeemable convertible preferred stock
   as consideration for acquisition of TTM...........  $    --    $    --    $    --    $    --    $16,391
  Assumption of liabilities in acquisition of TTM....  $    --    $    --    $    --    $    --    $ 1,898
  Tangible assets acquired in acquisition of TTM.....  $    --    $    --    $    --    $    --    $ 1,908

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY

Adesso Healthcare Technology Services Inc. (the "Company" or "Adesso"), formerly Adesso Specialty Services Organization, Inc., contracts with medical care providers and managed care organizations to provide physician compensation and profiling applications to its customers throughout the United States. The Company emerged from the development stage during the year ended December 31, 1997.

The Company has developed a proprietary payment methodology that reimburses specialty physicians specialists based on the characteristics and severity of health conditions of the patients under their care. Adesso offers its methodology as a replacement to the customary fee-for-service payment plans currently offered by most insurance providers.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited interim financial data

The accompanying balance sheet as of June 30, 2000, the statements of operations and of cash flows for the six-month periods ended June 30, 1999 and 2000 and the statement of stockholders' deficit for the six months ended June 30, 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and its results of operations and its cash flows for the six-month periods ended June 30, 1999 and 2000. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the six months ended June 30, 2000 are not necessarily indicative of the results to be expected for the year ending December 31, 2000.

Use of estimates

Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

Revenue recognition

The Company generates revenues by processing specialist physician reimbursement payments according to its proprietary payment methodology. The Company's revenues are contractually arranged with each managed care organization or health plan administrator. Each contract defines a monthly "management fee" that is a certain percentage of a pool of funds that are paid to a group of participating physicians during each respective month. Additionally, the Company generates revenues from analytical services to certain customers. In these cases, fees are defined as a flat rate per month. The Company recognizes revenues on a monthly basis as they are earned.

Under its standard form contract, Adesso bears no risk of losses from medical claims. The managed care organizations remit payment to the medical care providers based on Adesso's payment

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

methodology. Adesso receives only its management fee from the managed care organizations. Under certain other contracts, Adesso acts as a payment broker. The managed care organizations send the entire amount of funds to Adesso. Then Adesso remits payments to the medical care providers and retains its management fee. Such funds that Adesso has received, but not yet remitted, are classified as cash held in trust, with the corresponding liability included in contracts payable.

Cash and cash equivalents

The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

Cash held in trust

The Company has contracts with certain customers under which cash is held in trust for the managed care organizations by the Company. The Company has a fiduciary obligation to disburse funds to certain participating physicians on behalf of the managed care organizations.

Concentration of credit risk

The Company's cash and cash equivalents are maintained at a major U.S. financial institution that management believes is creditworthy. Deposits in this institution may exceed the amount of insurance provided on such deposits.

One customer accounted for 27.7%, 42.6% and 39.8% of the Company's revenues during the years ended December 31, 1997, 1998 and 1999, respectively. The same customer accounted for 84.8% and 23.5% of accounts receivable on December 31, 1998 and 1999, respectively.

Financial instruments

The carrying values of the Company's financial instruments, including cash and cash equivalents, cash held in trust, accounts receivable, accounts payable and accrued expenses approximate their fair values due to their short maturities. Based upon borrowing rates currently available to the Company for loans with similar terms, the carrying value of the debt obligations approximate fair value.

Property and equipment

Property and equipment are stated at cost. Property and equipment consists of certain capitalized software costs, leasehold improvements and office furniture and equipment. Depreciation is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the lease term, where applicable. Gains and losses upon asset disposal are reflected in income in the year of disposal. Maintenance and repairs are expensed as incurred. The Company capitalizes certain software development costs for internally used software in accordance with the American Institute of Certified Public Accountant's Statement of Position No. 98-1 ("SOP 98-1").

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Impairment of long-lived assets

The Company accounts for long-lived assets under Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which requires the Company to review for impairment of long-lived assets whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

Segments

The Company operates in one segment and uses one measurement of profitability to manage its business. All long-lived assets are maintained in the United States.

Income taxes

Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax bases of assets and liabilities, using tax rates expected to be in effect when the differences will reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Accounting for stock-based compensation

The Company accounts for stock-based employee compensation arrangements in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN 28"), and complies with the disclosure requirements of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123").

Under APB 25, compensation expense is based on the excess, if any, on the date of the grant, of the fair value of the Company's stock over the exercise price. Under SFAS 123, compensation expense is measured on the date of grant based on the fair value of the award. The pro forma disclosures of the impact on net loss of measuring stock-based compensation expense in accordance with SFAS 123 are presented in Note 8.

The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

Net loss per common share

Basic net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss per share is

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

computed by giving effect to all dilutive potential common shares, including options, warrants and redeemable convertible preferred stock. Options, warrants and redeemable convertible preferred stock were not included in the computation of diluted net loss per share for the years ended December 31, 1997, 1998 and 1999 and for the six-month periods ended June 30, 1999 and 2000 because the effect of including them would have been antidilutive. A reconciliation of the numerator and denominator used in the calculation of historical basic and diluted net loss per share follows (in thousands, except per share data):

                                                         Year ended                 Six months
                                                        December 31,              ended June 30,
                                               ------------------------------   -------------------
                                                   1997       1998       1999       1999       2000
                                                                                    (unaudited)
---------------------------------------------------------------------------------------------------
Numerator:
  Net loss...................................  $(6,713)   $(7,217)   $(6,873)   $(1,979)   $(7,913)
  Dividend related to beneficial conversion
   feature                                          --         --         --         --     (1,025)
                                               -------    -------    -------    -------    -------
Net loss attributable to common
  stockholders...............................  $(6,713)   $(7,217)   $(6,873)   $(1,979)   $(8,938)
                                               =======    =======    =======    =======    =======
Denominator:
  Weighted average common shares outstanding
   for basic and diluted calculations........      212        240        289        288        291
                                               -------    -------    -------    -------    -------
Net loss per common share, basic and
  diluted....................................  $(31.67)   $(30.07)   $(23.78)   $ (6.87)   $(30.71)
                                               =======    =======    =======    =======    =======

Antidilutive securities

The following outstanding weighted average number of options and warrants (prior to the application of the treasury stock method) and redeemable convertible preferred stock (on an as-converted basis) were excluded from the computation of diluted net loss per common share because including them would have had an antidilutive effect:

                                                                              Six Months
                                          Year Ended December 31,           Ended June 30,
                                     ---------------------------------   ---------------------
                                          1997        1998        1999        1999        2000
                                                                              (unaudited)
----------------------------------------------------------------------------------------------
Options and warrants...............    460,649     571,142     844,673     765,893   1,311,853
Redeemable convertible preferred
  stock............................  2,667,996   3,858,051   3,861,557   3,861,557   4,054,519

Recent accounting pronouncements

In March 2000, the FASB issued Interpretation No. 44, "Accounting for certain transactions involving stock compensation, an interpretation of APB No. 25" ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance is effective after December 15, 1998 and modifying a fixed option to add a reload feature, for which the guidance is

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

effective after January 12, 2000. The adoption of certain of the provisions of FIN 44 prior to June 30, 2000 did not have a material effect on the financial statements. The Company does not expect that the adoption of the remaining provisions will have a material effect on the financial statements.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" ("SAB 101"), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has complied with the provisions of SAB 101 for all periods presented.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities.
SFAS 133 requires that all derivatives be recognized at fair value in the balance sheet and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

NOTE 3 -- PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

                                                                 December 31,
                                                              -------------------
                                                                  1998       1999
---------------------------------------------------------------------------------
Leasehold improvements......................................   $   33    $    45
Furniture and office equipment..............................      381        381
Unamortized software development costs......................       --        294
Computer equipment..........................................    2,110      1,830
                                                               ------    -------
Total cost..................................................    2,524      2,550
Less: Accumulated depreciation and amortization.............     (694)    (1,012)
                                                               ------    -------
                                                               $1,830    $ 1,538
                                                               ======    =======

Depreciation and amortization expense related to property and equipment was $200,000, $558,000 and $522,000 for the years ended December 31, 1997, 1998 and
1999, respectively. Amortization expense related to capitalized software development costs was $--, $-- and $15,000 during the years ended December 31, 1997, 1998 and 1999, respectively.

During the year ended December 31, 1999, the Company took a physical inventory of all of its fixed assets. In this physical inventory, the Company identified certain computer equipment that was inoperable or outdated. The Company disposed of this equipment and recognized a loss on disposal of $221,000.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

                                                                 December 31,
                                                              -------------------
                                                                  1998       1999
---------------------------------------------------------------------------------
Rent and utilities..........................................    $210       $ 15
Severance benefits..........................................     150         --
Payroll.....................................................     101         11
Vacation....................................................      81         80
Bonuses.....................................................       7         54
Professional fees...........................................      54         65
Information technology......................................      --         66
Other.......................................................      16         15
                                                                ----       ----
                                                                $619       $306
                                                                ====       ====

NOTE 5 -- LONG-TERM DEBT

In April 1998, the Company entered into a master loan and security agreement (the "Senior Debt Agreement") with a business credit corporation. Under the Senior Debt Agreement, the Company can borrow up to $2,000,000 to finance the purchase of equipment in separate loans with individual amounts of not less than $50,000. The effective annual interest rate of borrowings under the Senior Debt Agreement is 14.975%. All borrowings under the Senior Debt Agreement are collateralized by the equipment purchased with such borrowings.

In June 1999, the Company entered into a subordinated loan and security agreement (the "Subordinated Debt Agreement") with a separate lender (the "Lender"). Under the Subordinated Debt Agreement, the Company can borrow up to $3,500,000, available in two installments of $1,750,000. The Company entered into promissory note agreements in June and October 1999 for these installments. The effective annual interest rate on borrowings under the Subordinated Debt Agreement is 9.5%. All borrowings under the Subordinated Debt Agreement are collateralized by all future earnings and assets of the Company other than those subject to the Senior Debt Agreement.

Under the Subordinated Debt Agreement, the Company granted to the Lender warrants to purchase up to 166,667 shares of the Company's Series D redeemable convertible preferred stock at an exercise price of $10.50 per share, for a maximum total purchase price of $1,750,000. (See Note 7).

In addition to the debt facilities described above, Adesso has a $250,000 line of credit, none of which was used at December 31, 1999.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The Company's long-term debt consists of the following (in thousands):

                                                                 December 31,
                                                              -------------------
                                                                  1998       1999
---------------------------------------------------------------------------------
Senior debt.................................................    $966      $  750
Subordinated debt...........................................      --       3,500
                                                                ----      ------
                                                                 966       4,250
Less unamortized warrants...................................      --      (1,926)
                                                                ----      ------
                                                                 966       2,324
Less current portion of senior debt.........................     216         249
                                                                ----      ------
Total long-term debt........................................    $750      $2,075
                                                                ====      ======

Future aggregate minimum debt payments are as follows (in thousands):

2000........................................................   $  671
2001........................................................    2,397
2002........................................................    2,004
                                                               ------
Total loan payments.........................................    5,072
Less: Interest..............................................      822
                                                               ------
Present value of loan payments..............................   $4,250
                                                               ======

NOTE 6 -- COMMITMENTS

Operating leases

The Company leases its office facilities under three noncancelable operating leases that expire in January 2001, November 2002 and May 2004. The Company also leases certain equipment under an operating lease that expires in June 2003.

Future minimum lease payments and rental income under noncancelable operating leases as of December 31, 1999 are as follows (in thousands):

                                                                 Lease     Rental
Year ending December 31,                                      Payments     Income
---------------------------------------------------------------------------------
2000........................................................   $  495     $  436
2001........................................................      622        477
2002........................................................      643        468
2003........................................................      515        352
2004........................................................      168        118
                                                               ------     ------
                                                               $2,443     $1,851
                                                               ======     ======

Rent expense under noncancelable leases for the years ended December 31, 1997, 1998 and 1999 was $195,000, $435,000 and $468,000, respectively.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 7 -- REDEEMABLE CONVERTIBLE PREFERRED STOCK

As of December 31, 1998 and 1999, the Company's redeemable convertible preferred stock consisted of four series ("Series A, B, C and D," respectively) as follows:

                                                                                           Proceeds
                                                           Shares                            net of
                                                  ------------------------   Liquidation   issuance
                                                  Authorized   Outstanding        amount      costs
Series                                                                           (in thousands)
---------------------------------------------------------------------------------------------------
A...............................................  1,000,000       790,000      $   790     $   774
B...............................................  1,185,000     1,021,356        3,319       3,465
C...............................................    900,000       853,631        5,293       5,271
D...............................................  1,250,000     1,196,570       10,051      10,026
                                                  ---------     ---------      -------     -------
                                                  4,335,000     3,861,557      $19,453     $19,536
                                                  =========     =========      =======     =======

As of June 30, 2000, the Company's redeemable convertible preferred stock consisted of five series ("Series A, B, C, D and E," respectively) as follows (unaudited):

                                                                                           Proceeds
                                                           Shares                            Net of
                                                  ------------------------   Liquidation   Issuance
                                                  Authorized   Outstanding        Amount      Costs
Series                                                                           (in thousands)
---------------------------------------------------------------------------------------------------
A...............................................  1,000,000       790,000      $   790     $   774
B...............................................  1,185,000     1,021,356        3,319       3,465
C...............................................    900,000       853,631        5,293       5,271
D...............................................  1,250,000     1,196,570       10,051      10,026
Series E (See Note 12)..........................  1,200,000       119,048           --       1,970
Series E issued for acquisition of Total
  Therapeutic Management........................         --       416,667           --      16,391
                                                  ---------     ---------      -------     -------
                                                  5,535,000     4,397,272      $19,453     $37,897
                                                  =========     =========      =======     =======

The amount of aggregate proceeds from the issuance of Series B is greater than the liquidation amount for Series B because certain convertible debentures were converted into shares of Series B at a price per share greater than the liquidation value per share.

Series E has no liquidation amount because the holders of Series E, unlike the holders of Series A, B, C and D, do not have any preferential liquidation rights.

Dividend rights

The holders of the Company's Series A, B, C and D (but not the holders of the Series E) are entitled to receive cash dividends, in preference to the holders of the Company's common stock, at the rate of 8% per year of the outstanding liquidation preference amounts (defined in the following section). Such dividends shall be payable only when funds are legally available and when declared by the Company's

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Board of Directors and are non-cumulative. As of December 31, 1999, no dividends have been declared.

As long as any shares of Series A, B, C, D or E are outstanding, no dividends may be paid to the holders of the Company's common stock unless an equal amount per share (on an as-if-converted basis) is also paid to the holders of Series A, B, C, D and E.

Liquidation rights

In the event of any liquidation, dissolution or winding up of the Company or the acquisition of the Company by another entity, the holders of Series A, B, C and D (but not the holders of Series E) shall be entitled to receive, prior to and in preference to the holders of the Company's common stock, a liquidation preference amount equal to the liquidation values per share multiplied by the number of shares outstanding. The liquidation values per share of Series A, B, C and D are $1.00, $3.25, $6.20 and $8.40, respectively. If the assets of the company are insufficient to pay the full liquidation preference amounts, the available assets shall be distributed to the holders of Series A, B, C and D ratably in proportion to the full preference amounts they would otherwise be entitled to receive. After payment of the full liquidation preference amounts, any remaining assets of the Company legally available for distribution shall be distributed ratably to the holders of the Company's common stock and to the holders of Series A, B, C, D and E (on an as-if-converted basis).

Voting rights

The holders of Series A, B, C, D and E have voting rights equal to those of the holders of the Company's common stock. Each holder of Series A, B, C, D and E, voting collectively, is entitled to the number of votes equal to the number of shares of common stock into which such shares of the redeemable convertible preferred stock are convertible.

As long as any shares of redeemable convertible preferred stock are outstanding, the consent of the holders of at least a majority of the outstanding shares of Series A, B, C, D and E is required for any major actions by the Company, including any amendment to the Company's Articles of Incorporation or Bylaws, any change to the number of authorized shares of stock, any declaration of dividends, any acquisition or asset transfer and any change in the authorized number of members of the Company's Board of Directors.

Right to elect members of the Board of Directors of the Company

Holders of Series A, B, C and D (but not holders of Series E), voting as separate classes, are entitled to elect one member of the Board of Directors per class.

Conversion rights

Each share of Series A, B, C, D and E is convertible into one share of the Company's common stock. Such conversion shall occur at the option of the holder of such share or automatically and immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock of the Company in which the price per share is at least $16.80 (adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and the gross cash proceeds to the Company

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(before underwriting discounts, commissions and fees) are at least $20,000,000. The current one-to-one conversion rate shall be adjusted, as necessary, for any events affecting the value of a share of stock such as stock splits and stock dividends.

Warrants to purchase redeemable convertible preferred stock

In March 1996, the Company signed a note and warranty purchase agreement with ten of the existing Series B redeemable convertible preferred stockholders. Warrants to purchase 135,615 shares of Series A redeemable convertible preferred stock were granted to these stockholders at an exercise price of $1.00 per share. These warrants expire at the earlier of an initial public offering or March 8, 2001. The warrants had a fair value of $0.50 per share on the date of issuance and are included in additional paid-in capital. None of these warrants have been exercised as of December 31, 1999. The cumulative value of these warrants was amortized during the year ended December 31, 1996.

In June 1999, the Company granted a warrant to purchase up to 166,667 shares of Series D redeemable convertible preferred stock at an exercise price of $10.50 per share in connection with a subordinated loan and security agreement (See
Note 5). The warrants had fair value of $14.35 per share on the date of issuance, for a total value of $2,391,000, and are included in additional paid-in capital. The cost of these warrants is being amortized as interest expense over the life of the loan, which is three years. None of these warrants have been exercised as of December 31, 1999. As of December 31, 1999, the unamortized cost of these warrants, recorded as an offset to the corresponding debt, was $1,926,000. The amortization charged to interest expense during the year ended December 31, 1999 was $465,000.

The Company valued the warrants described above using the Black-Scholes option pricing model applying expected lives of 10 years, risk-free rates of 5.90% for June 1999 and 6.27% for March 1996, dividend yields of zero percent and volatilities of 75%.

NOTE 8 -- STOCKHOLDERS' DEFICIT

Common stock

The Company's Articles of Incorporation authorize the Company to issue 5,800,000 shares of zero par value common stock.

Stock option plan

In July 1995, the Company's Board of Directors approved the adoption of the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan provided for the granting of options to purchase shares of the Company's common stock to employees, directors and consultants. In January 1997, the 1995 Plan was terminated. As of December 31, 1999, 67,890 shares of the Company's common stock remain reserved for outstanding options granted under the 1995 Plan.

In January 1997, the Company's Board of Directors approved the adoption of the 1997 Stock Option Plan (the "1997 Plan" or the "Plan"). The 1997 Plan replaced the 1995 Plan. Under the 1997 Plan, employees, directors and consultants may be granted options to purchase shares of the Company's common stock. Only non-statutory stock options may be granted to non-employees. Only employees

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

are eligible to receive qualified incentive stock options. As of December 31, 1999, the Company's Board of Directors has reserved 1,040,336 shares of common stock under the 1997 Plan.

Non-statutory options may be granted with an exercise price not less than 85% of the fair value of the Company's common stock on the date the option is granted. Qualified incentive stock options may be granted with an exercise price not less than 100% of the fair value of the Company's common stock on the date the option is granted. Options may be granted to persons who, at the time of the grant, own less than 10% of the voting power of the Company. The maximum term of the options is ten years. The Plan stipulates that vesting occur at a rate of at least 20% of the total number of options granted per year. All of the Company's currently outstanding options vest at a rate of at least 25% per year. Vesting terminates at such time the employment or consulting relationship terminates.

Activity under these plans is as follows (in thousands, except per share amounts):

                                                            Options outstanding
                                         Shares   ---------------------------------------
                                      available                                 Weighted-
                                     for grants     Number of                     average
                                             of       options       Price per    exercise   Aggregate
                                        options   outstanding           share       price    proceeds
-----------------------------------------------------------------------------------------------------
Balances, December 31, 1996........       54           268      $0.01 - $0.62     $0.26      $   70

Additional shares reserved.........      257            --      $          --     $  --          --
Options granted....................     (236)          236      $0.33 - $0.62     $0.59         139
Options exercised..................       --           (39)     $0.01 - $0.33     $0.03          (1)
Options cancelled..................       78           (78)     $0.01 - $0.62     $0.44         (34)
                                        ----         -----      -------------     -----      ------
Balances, December 31, 1997........      153           387      $0.01 - $0.62     $0.45         174

Additional shares reserved.........      271            --                 --        --          --
Options granted....................     (475)          475      $0.62 - $0.84     $0.84         397
Options exercised..................       --           (47)     $0.03 - $0.62     $0.32         (15)
Options cancelled..................      303          (303)     $0.01 - $0.84     $0.58        (177)
                                        ----         -----      -------------     -----      ------
Balances, December 31, 1998........      252           512      $0.01 - $0.84     $0.74         379

Additional shares reserved.........      340            --                 --        --          --
Options granted....................     (433)          433      $0.84 - $1.50     $1.39         602
Options exercised..................       --           (12)     $0.10 - $0.62     $0.58          (7)
Options cancelled..................       82           (82)     $0.01 - $1.50     $0.83         (68)
                                        ----         -----      -------------     -----      ------
Balances, December 31, 1999........      241           851      $0.01 - $1.50     $1.07         906

Additional shares reserved.........      400            --                 --        --          --
Options granted....................     (410)          410      $1.50 - $8.00     $7.02       2,879
Options exercised..................                     (2)     $0.62 - $0.84     $0.50          (1)
Options cancelled..................       34           (34)     $0.62 - $8.00     $2.12         (72)
                                        ----         -----      -------------     -----      ------
Balances, June 30, 2000
  (unaudited)......................      265         1,225      $0.62 - $8.00     $3.03      $3,712
                                        ====         =====      =============     =====      ======

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Pro forma stock-based compensation

The Company has adopted the disclosure only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("SFAS 123"). Had compensation cost been determined based on the fair value at the grant date of the awards for the years ended December 31, 1997, 1998 and 1999 consistent with the provisions of SFAS 123, the Company's net loss for the year ended December 31, 1997, 1998 and 1999, respectively, would have been greater, as shown below (in thousands, except per share amounts):

                                                                 Year ended December 31,
                                                              ------------------------------
                                                                  1997       1998       1999
--------------------------------------------------------------------------------------------
Net loss attributable to common stockholders -- as
  reported..................................................  $(6,713)   $(7,217)   $(6,873)
Net loss attributable to common stockholders -- pro forma...  $(6,743)   $(7,381)   $(7,792)
Net loss per common share, basic and diluted -- as
  reported..................................................  $(31.67)   $(30.07)   $(23.78)
Net loss per common share, basic and diluted -- pro forma...  $(31.81)   $(30.75)   $(26.96)

Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants may be made each year. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                                                 Year ended December 31,
                                                              ------------------------------
                                                                  1997       1998       1999
--------------------------------------------------------------------------------------------
Weighted average risk-free interest rate....................      6.35%      5.26%      5.59%
Expected life...............................................  10 years   10 years   10 years
Expected dividends..........................................        --         --         --

Based on the above assumptions, the weighted average fair value per share of options granted were $0.27, $0.34 and $19.68 for the years ended December 31, 1997, 1998 and 1999, respectively.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                        Options Outstanding                               Options Exercisable
                            --------------------------------------------      --------------------------------------------
                                                 Weighted                                          Weighted
                                                  average       Weighted                            average       Weighted
                                                remaining        average                          remaining        average
Exercise                         Number       contractual       exercise           Number       contractual       exercise
price                       outstanding      life (years)          price      exercisable      life (years)          price
----------------------      --------------------------------------------      --------------------------------------------
$0.01.................         20,535            5.80            $0.01           20,535            5.80            $0.01
0.03..................            355            6.22             0.03              355            6.22             0.03
0.10..................          1,000            6.09             0.10            1,000            6.09             0.10
0.33..................         21,000            6.62             0.33           19,954            6.62             0.33
0.40..................         23,000            6.97             0.40           17,270            6.97             0.40
0.62..................         22,800            7.87             0.62           20,269            7.82             0.62
0.84..................        408,678            8.71             0.84          140,659            8.66             0.84
1.50..................        353,750            9.46             1.50               --              --               --
                              -------            ----                           -------            ----
                              851,118            8.82                           220,042            7.98
                              =======            ====                           =======            ====

During the year ended December 31, 1999, the Company recorded unearned stock-based compensation totaling $6,524,000 which is being amortized to expense over the period during which the options vest, generally four years, using the method set out in Example 2 of Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN 28").

For grants of stock options granted to employees, the Company recorded stock-based compensation expense of $--, $-- and $2,220,000 for the years ended December 31, 1997, 1998 and 1999 and $550,000 and $3,049,000 for the six-month periods ended June 30, 1999 and 2000, respectively. Of the $2,220,000 of expense for the year ended December 31, 1999, $413,000 related to cost of services, $656,000 related to selling and marketing and $1,151,000 related to general and administrative. Of the $550,000 of expense for the six months ended June 30, 1999, $20,000 related to cost of services, $260,000 related to selling and marketing and $270,000 related to general and administrative. Of the $3,049,000 expense for the six months ended June 30, 2000, $756,000 related to cost of services, $425,000 related to selling and marketing and $1,868,000 related to general and administrative.

Stock-based compensation expense relating to stock options granted to external consultants is recognized as the stock options are earned. The fair values of the stock options granted are calculated at each reporting date using the Black-Scholes option pricing model. As a result, the stock-based compensation expense will fluctuate as the fair market value of the Company's common stock fluctuates. The Company believes that the fair value of the stock options are more reliably measurable than the fair value of the services received. In connection with the grant of stock options to consultants, the Company recorded stock-based compensation expense of $6,000, $11,000 and $56,000 for the years ended December 31, 1997, 1998 and 1999 and $15,000 and $149,000 the six months ended June 30, 1999 and 2000, respectively. All stock-based compensation expense relating to external consultants was for cost of services.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

As of June 30, 2000, the Company expects to amortize stock-based compensation expense with respect to employees of $4,392,000 during the six months ended December 31, 2000 and $4,494,000, $1,957,000 and $605,000 during the years ended
December 31, 2001, 2002 and 2003, respectively.

NOTE 9 -- 401(K) PLAN

The Company's employee savings and retirement plan is qualified under
Section 401 of the Internal Revenue Code. Employees may make voluntary, tax-deferred contributions to the 401(k) Plan up to the statutorily prescribed annual limit. The Company makes discretionary matching contributions to the 401(k) Plan on behalf of employees up to the limit determined by the Board of Directors. The Company contributed zero, $17,000 and $15,000 to the 401(k) Plan during the years ended December 31, 1997, 1998 and 1999, respectively.

NOTE 10 -- INCOME TAXES

At December 31, 1999, the Company had Federal and state net operating loss carryforwards of $22,077,000 and $16,309,000, respectively, available to offset future regular and alternative minimum taxable income. The Company's federal and state net operating loss carryforwards expire in 2003 through 2019.

The Tax Reform Act of 1986 limits the use of net operating losses and tax credit carryforwards in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined by the U.S. Tax Code, utilization of the carryforwards could be restricted.

Temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1998 and 1999 are as follows (in thousands):

                                                                 December 31,
                                                              -------------------
                                                                  1998       1999
---------------------------------------------------------------------------------
Net operating losses........................................  $ 6,840    $ 8,415
Accrued expenses and reserves...............................       35         32
Depreciation on property and equipment......................     (115)      (101)
                                                              -------    -------
Net deferred tax assets.....................................    6,760      8,346
Less: Valuation allowance...................................   (6,760)    (8,346)
                                                              -------    -------
Net deferred tax asset......................................  $    --    $    --
                                                              =======    =======

Due to uncertainty regarding the realization of the favorable tax attributes in future tax returns, the Company has established a valuation allowance offsetting its net deferred tax assets.

NOTE 11 -- UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY

All outstanding shares of Series A, B, C, D and E redeemable convertible preferred stock shall be automatically converted into shares of common stock immediately upon the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1933, as amended, covering the offer and sale of the Company's common stock in which the price per share is at least $16.80 (adjusted for any stock dividends, combinations, splits, recapitalizations and the like) and the gross cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least $20,000,000. The pro forma effect of this conversion has been presented as a separate column in the Company's balance sheet, assuming that this conversion had occurred as of June 30, 2000.

Pro forma basic and diluted net loss per common share have been computed to give effect to common equivalent shares from redeemable convertible preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method) for the year ended December 31, 1999 and the six months ended June 30, 2000.

A reconciliation of the numerator and denominator used in the calculation of pro forma basic and diluted net loss per common share follows (in thousands except per share amounts):

                                                                              Six months
                                                                Year ended         ended
                                                              December 31,      June 30,
                                                                      1999          2000
                                                                             (unaudited)
----------------------------------------------------------------------------------------
Numerator:
  Net loss attributable to common stockholders..............    $(6,873)       $(8,938)
                                                                =======        =======
Denominator:
  Shares used in computing basic and diluted net loss per
   share....................................................        289            291
  Adjusted to reflect the effect of the assumed conversion
   of redeemable convertible preferred stock from the date
   of issuance:
    Series A................................................        790            790
    Series B................................................      1,021          1,021
    Series C................................................        854            854
    Series D................................................      1,197          1,197
    Series E................................................         --            192
                                                                -------        -------
Weighted average shares used in computing pro forma basic
  and diluted net loss per share............................      4,151          4,345
                                                                =======        =======
Pro forma basic and diluted net loss per share..............    $ (1.66)       $ (2.06)
                                                                =======        =======

NOTE 12 -- SUBSEQUENT EVENTS

Series E redeemable convertible preferred stock

On March 16, 2000, the Board of Directors of the Company approved the issuance of 1,200,000 shares of Series E redeemable convertible preferred stock at a price of $16.80 per share. The holders of Series E redeemable convertible preferred stock have equivalent rights as the holders of Series A, B, C and D redeemable convertible preferred stock except that Series E stockholders are not entitled to dividends (unless dividends to the common stockholders are declared) and the Series E shares have no liquidation value.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

On March 23, 2000, the Company received a $945,000 bridge loan from four of its existing investors. On April 6, 2000, the Company issued 56,277 shares of Series E redeemable convertible preferred stock as payment in full of the bridge loan. A beneficial conversion feature for the issuance of this convertible debt has been recorded as interest expense. This was calculated in accordance with Emerging Issues Task Force No. 98-5 ("EITF 98-5"), "Accounting for Convertible Securities with Beneficial Conversion Features" and is limited by the proceeds received of $945,000. These shares and the corresponding cash proceeds are included in the totals described in the section below.

On April 6, 2000, the Company issued 119,048 shares of Series E redeemable convertible preferred stock for $16.80. 62,771 shares were issued for net proceeds of $1,025,000, and 56,277 were issued on conversion of a $945,000 bridge loan described above. A beneficial conversion feature has been recorded for the 62,771 shares calculated in accordance with EITF 98-5. The beneficial conversion feature is limited to the amount of proceeds received of $1,025,000 and is shown as a preferred dividend in the Statement of Operations.

Long-term debt facility and issuance of warrants to purchase Series E redeemable convertible preferred stock

On April 27, 2000, the Company increased its maximum borrowing capacity under the Subordinated Debt Agreement (See Note 5.) by $3,500,000. In connection with this agreement, the Company granted to the Lender warrants to purchase up to 104,167 shares of Series E redeemable convertible preferred stock, at an exercise price of $16.80 per share, for a maximum total purchase price of $1,750,000. On June 8, 2000 and on July 7, 2000, the Company borrowed $2,040,000 and $1,460,000, respectively, under this debt facility.

The fair values of the warrants described above were $32.35 per share on the date of issuance calculated using the Black-Scholes pricing model. The aggregate value at issuance was $3,370,000. This amount has been included in additional paid-in capital. The cost of these options is being amortized as interest expense over the life of the loan, which is three years. The unamortized cost of these options has been offset against the loan to the extent possible. The excess of this offset over the amount borrowed at June 30, 2000 was $1,143,000 which is included within other assets.

Acquisition of Total Therapeutic Management, Inc.

On May 1, 2000, the Company executed an agreement to acquire Total Therapeutic Management, Inc. ("TTM") in a transaction to be accounted for as a purchase business combination. TTM provides consulting services to the healthcare and pharmaceutical industries.

Pursuant to the acquisition agreement, all issued and outstanding common shares of TTM were exchanged for shares of the Company's Series E redeemable convertible preferred stock. Adesso issued 416,667 shares of its Series E redeemable convertible preferred stock, valued at $39.34 per share, to the TTM stockholders, resulting in an acquisition price of $16,391,000. The Company anticipates incurring $212,000 in acquisition related expenses, consisting primarily of financial advisory, accounting and legal fees. In addition, the former TTM stockholders may receive up to an additional 416,667 shares of Series E redeemable convertible preferred stock if the TTM subsidiary meets certain revenue targets and other performance benchmarks in the twelve months following the closing of the acquisition.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

1997 stock option plan authorized shares

In May 2000, the Board of Directors of the Company authorized an increase in the number of shares reserved under the 1997 stock option plan of 400,000 shares of common stock, to a total of 1,491,525 shares.

Registration

On May 24, 2000, the Company's Board of Directors authorized the filing of a registration statement with the Securities and Exchange Commission to permit the Company to sell its common stock to the public. Upon completion of the Company's initial public offering meeting the conditions described in Note 11 above, all of the outstanding shares of Series A, B, C, D and E redeemable convertible preferred stock will be automatically converted into shares of common stock.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

OVERVIEW

On May 1, 2000, Adesso executed an agreement to acquire Total Therapeutic Management, Inc. ("TTM") in a transaction to be accounted for as a purchase business combination. TTM provides consulting services to the healthcare and pharmaceutical industries.

As a result of the acquisition, all issued and outstanding common shares of TTM were exchanged for shares of the Company's Series E redeemable convertible preferred stock ("Series E"). The Company issued 416,667 shares of Series E to TTM stockholders at a fair value of $39.34 per share, for an aggregate value of $16,391,000. The Company anticipates incurring $212,000 in acquisition related expenses, consisting primarily of financial advisory, accounting and legal fees. In addition, the former stockholders of TTM may receive up to an additional 416,667 shares of Series E if the TTM subsidiary meets certain revenue targets and other performance benchmarks in the twelve months following the closing of the acquisition.

The acquisition cost has been allocated to the assets acquired, including tangible and intangible assets, and liabilities assumed based on the fair value of such assets and liabilities on the date of acquisition. The fair values of assets and liabilities were determined based on a combination of TTM management estimates and professional appraisals. The allocation of acquisition cost is subject to change pending a final analysis of the total acquisition cost and fair value of the assets acquired and liabilities assumed. Adesso will not record the potential grant of additional shares of Series E until such time as it is determined that TTM has met its performance targets. If such targets are met then Adesso will account for this is an adjustment to the purchase price of TTM. The acquisition cost has been allocated as follows (in thousands):

---------------------------------------------------------------------
Tangible assets received....................................  $ 1,908
Customer based intangibles..................................    4,200
Goodwill....................................................   12,394
Liabilities assumed.........................................   (1,899)
                                                              -------
                                                              $16,603
                                                              =======

Tangible assets received consist primarily of cash and cash equivalents, accounts receivable and property and equipment. Liabilities assumed consist primarily of deferred revenue and other accrued liabilities. Deferred revenue is computed as cash payments received but not yet earned. Revenue is recognized as earned according to the percentage-of-completion method. The carrying amounts of TTM's tangible assets and liabilities as of April 30, 2000 were used to calculate the pro forma adjustments as they approximate fair value at such date. The amounts allocated to customer based intangibles and goodwill are being amortized over fifteen years, using the straight-line method.

The acquisition is expected to be structured as a tax-free exchange of stock. Therefore, the differences between the recognized fair values of acquired assets, including intangible assets, and their historical tax bases are not tax deductible.

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2000
(In thousands, except per share data)

                                                                                     Pro forma
                                                   Historical   Historical   -------------------------
                                                       Adesso          TTM   Adjustments      Combined
------------------------------------------------------------------------------------------------------
Revenues.........................................   $  1,799      $  824       $   --         $  2,623
                                                    --------      ------       ------         --------
Operating costs and expenses:
  Cost of services...............................      1,370         754           --            2,124
  Sales and marketing............................        671          25           --              696
  General and administrative.....................      2,721         128          368(A)         3,217
  Stock-based compensation.......................      3,198          --           --            3,198
                                                    --------      ------       ------         --------
    Total operating costs and expenses...........      7,960         907          368            9,235
                                                    --------      ------       ------         --------

Loss from operations.............................     (6,161)        (83)        (368)          (6,612)
Interest income..................................         47           8           --               55
Interest expense.................................     (1,769)         --           --           (1,769)
Other income.....................................         16          --           --               16
Other expense....................................        (46)         --           --              (46)
                                                    --------      ------       ------         --------
Net loss.........................................   $ (7,913)     $  (75)      $ (368)        $ (8,356)
Dividend related to beneficial conversion feature
  of redeemable convertible preferred stock......     (1,025)         --           --           (1,025)
Net loss attributable to common stockholders.....     (8,938)        (75)        (368)          (9,381)
                                                    ========      ======       ======         ========
Net loss per share, basic and diluted............   $ (30.71)                                 $ (13.25)
                                                    ========                                  ========
  Weighted average common shares outstanding.....        291                                       708
                                                    ========                                  ========
Pro forma net loss per share, basic and diluted
  (B)............................................   $  (2.06)                                 $   2.03
                                                    ========                                  ========
  Weighted average common shares outstanding
   (B)...........................................      4,345                                     4,616
                                                    ========                                  ========

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 1999
(In thousands, except per share data)

                                                                                      Pro forma
                                                    Historical   Historical   -------------------------
                                                        Adesso          TTM   Adjustments      Combined
-------------------------------------------------------------------------------------------------------
Revenues..........................................    $ 1,987      $3,655       $    --        $ 5,642
                                                      -------      ------       -------        -------
Operating costs and expenses:
  Cost of service.................................      1,565       2,223            --          3,788
  Sales and marketing.............................        710         150            --            860
  General and administrative......................      3,519       1,325         1,106(A)       5,950
  Stock-based compensation........................      2,276          --            --          2,276
                                                      -------      ------       -------        -------
    Total operating costs and expenses............      8,070       3,698         1,106         12,874
                                                      -------      ------       -------        -------

Loss from operations..............................     (6,083)        (43)       (1,106)        (7,232)
Interest income...................................        176          25            --            201
Interest expense..................................       (745)         --            --           (745)
Other expense.....................................       (221)         --            --           (221)
                                                      -------      ------       -------        -------
Net loss..........................................    $(6,873)     $  (18)      $(1,106)       $(7,997)
                                                      =======      ======       =======        =======
Net loss per share, basic and diluted.............    $(23.78)                                 $(11.33)
                                                      =======                                  =======
  Weighted average common shares outstanding......        289                                      706
                                                      =======                                  =======
Pro forma net loss per share, basic and diluted
  (B).............................................    $ (1.66)                                 $ (1.76)
                                                      =======                                  =======
  Weighted average common shares outstanding
   (B)............................................      4,151                                    4,556
                                                      =======                                  =======

--------------------------------------------------------------------------------

Adesso Healthcare Technology Services Inc.
--------------------------------------------------------------------------------

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

NOTE 1 -- BASIS OF PRESENTATION

The unaudited pro forma statements of operations give effect to the acquisition as if it had occurred on January 1, 1999 and present the unaudited statement of operations of Adesso for the six months ended June 30, 2000 with the unaudited statement of operations of TTM for the four months ended April 30, 2000 and the audited statement of operations of Adesso for the year ended December 31, 1999 combined with the unaudited statement of operations of TTM for the year ended December 31, 1999.

The unaudited pro forma combined information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the transactions had been consummated at the dates indicated, nor is it necessarily indicative of the future operating results or the financial position of the combined companies.

NOTE 2 -- PRO FORMA ADJUSTMENTS

The following adjustments have been made to arrive at the pro forma combined financial information:

A. Additional amortization of goodwill and customer based intangibles over their estimated useful lives as follows:

                                                                              Pro forma expense
                                                                          -------------------------
                                                                                         Six months
                                                                            Year ended        ended
                                                           Amortization   December 31,     June 30,
                                                  Amount         period           1999         2000
---------------------------------------------------------------------------------------------------
Goodwill......................................  $12,394      15 years        $  826         $275
Customer based intangibles....................    4,200      15 years           280           93
                                                -------                      ------         ----
Total.........................................  $16,594                      $1,106         $368
                                                =======                      ======         ====

B. Pro forma basic and diluted net loss per share attributable to common stockholders is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of Adesso's outstanding redeemable convertible preferred stock effective upon the closing of Adesso's initial public offering as if such conversion had occurred on January 1, 1999, or the date of original issuance, if later. However, the shares of Series E issued as consideration for the acquisition of TTM are assumed to have been converted into shares of Adesso's common stock under the automatic conversion feature as of January 1, 1999. Potential dilutive shares of Adesso's common and redeemable convertible preferred stock issuable upon the exercise of stock options and warrants, aggregating 844,673 shares at December 31, 1999 and 1,311,853 shares at June 30, 2000, have been excluded from the diluted net loss per share calculation because the effect of including them would have been antidilutive.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Total Therapeutic
Management, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Total Therapeutic Management, Inc. ("TTM") at June 30, 1998 and 1999, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 1999 in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of TTM's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
May 19, 2000

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

BALANCE SHEETS
(In thousands)

                                                                   June 30,
                                                              -------------------     March 31,
                                                                  1998       1999          2000
                                                                                    (unaudited)
-----------------------------------------------------------------------------------------------
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 41      $   12       $  716
  Accounts receivable.......................................      --       1,286        1,203
  Other current assets......................................      10          29           14
                                                                ----      ------       ------
    Total current assets....................................      51       1,327        1,933

Property and equipment, net.................................       2          15           58
Other assets................................................      --          --           30
                                                                ----      ------       ------
    Total assets............................................    $ 53      $1,342       $2,021
                                                                ====      ======       ======

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..................    $ 16      $  203       $   56
  Amounts billed but not yet earned.........................      --       1,281        1,912
                                                                ----      ------       ------
    Total current liabilities...............................      16       1,484        1,968

Long-term debt..............................................      50          --           --
                                                                ----      ------       ------
    Total liabilities.......................................      66       1,484        1,968
                                                                ----      ------       ------

Stockholders' equity (deficit):
  Common stock, $0.05 par value; 104,372 shares authorized,
   issued and outstanding...................................       5           5            5
  Retained earnings (accumulated deficit)...................     (18)       (147)          48
                                                                ----      ------       ------
    Total stockholders' equity (deficit)....................     (13)       (142)          53
                                                                ----      ------       ------

      Total liabilities and stockholders' equity
       (deficit)............................................    $ 53      $1,342       $2,021
                                                                ====      ======       ======

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF OPERATIONS
(In thousands)

                                                                Year ended            Nine months
                                                                 June 30,           ended March 31,
                                                            -------------------   -------------------
                                                                1998       1999       1999       2000
                                                                                      (unaudited)
-----------------------------------------------------------------------------------------------------
Revenues..................................................   $1,198     $2,769     $1,866     $2,265

Operating costs and expenses:
  Cost of services........................................    1,032      1,528        832      1,350
  Sales and marketing.....................................      129        290        211        147
  General and administrative..............................       31      1,093        628        580
  Stock-based compensation................................       --         --         --         --
                                                             ------     ------     ------     ------
    Total operating costs and expenses....................    1,192      2,911      1,671      2,077

Income (loss) from operations.............................        6       (142)       195        188

Other income (expense)....................................      (12)        13         --          7
                                                             ------     ------     ------     ------

Net income (loss) before income taxes.....................       (6)      (129)       195        195
                                                             ------     ------     ------     ------
Net income (loss).........................................   $   (6)    $ (129)    $  195     $  195
                                                             ======     ======     ======     ======

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF STOCKHOLDERS' DEFICIT
(In thousands)

                                                        Common stock                             Total
                                                     -------------------   Accumulated   stockholders'
                                                       Shares     Amount       deficit         deficit
------------------------------------------------------------------------------------------------------
Balances, June 30, 1997............................    100        $  5        $ (12)         $  (7)

Net loss...........................................     --          --           (6)            (6)
                                                       ---        ----        -----          -----

Balances, June 30, 1998............................    100           5          (18)           (13)

Net loss...........................................     --          --         (129)          (129)
                                                       ---        ----        -----          -----

Balances, June 30, 1999............................    100           5         (147)          (142)

Net income (unaudited).............................     --          --          195            195
                                                       ---        ----        -----          -----

Balances, March 31, 2000 (unaudited)...............    100        $  5        $  48          $  53
                                                       ===        ====        =====          =====

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS
(In thousands)

                                                                 Years ended           Nine months
                                                                  June 30,           ended March 31,
                                                             -------------------   -------------------
                                                                 1998       1999       1999       2000
                                                                                       (unaudited)
------------------------------------------------------------------------------------------------------
Cash flows provided by (used in) operating activities:
  Net income (loss)........................................   $  (6)    $  (129)    $  195     $ 195
  Adjustments to reconcile net income (loss) to net cash
   used in operating activities:
    Depreciation and amortization..........................       3           3          4         7
    Changes in assets and liabilities:
      Accounts receivable..................................      --      (1,286)      (302)       83
      Prepaids and current assets..........................     (10)        (19)        (3)       15
      Other assets.........................................      32          --         --       (30)
      Deferred revenue.....................................      --       1,281        905       631
      Accounts payable and accrued liabilities.............    (147)        187        619      (147)
                                                              -----     -------     ------     -----
        Net cash provided by (used in) operating
         activities........................................    (128)         37      1,418       754
                                                              -----     -------     ------     -----
Cash flows used in investing activities:
  Purchases of fixed assets................................      (2)        (16)        (6)      (50)
                                                              -----     -------     ------     -----
        Net cash used in investing activities..............      (2)        (16)        (6)      (50)
                                                              -----     -------     ------     -----
Cash flows used in financing activities:
  Proceeds from long-term debt.............................      --          --         --       100
  Repayments of long-term debt.............................      --         (50)       (50)     (100)
                                                              -----     -------     ------     -----
        Net cash used in financing activities..............      --         (50)       (50)       --
                                                              -----     -------     ------     -----
Net change in cash and cash equivalents....................    (130)        (29)     1,362       704
  Cash and cash equivalents at beginning of period.........     171          41         41        12
                                                              -----     -------     ------     -----
Cash and cash equivalents at end of period.................   $  41     $    12     $1,403     $ 716
                                                              =====     =======     ======     =====
Supplemental cash flow information:
  Cash paid for interest...................................   $   3     $    12     $   12     $   7
  Cash paid for income taxes...............................   $   3     $    80     $    2     $  --

The accompanying notes are an integral part of these financial statements.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- FORMATION AND BUSINESS OF THE COMPANY

Organization and nature of operations

Total Therapeutic Management, Inc., ("TTM"), was incorporated in the State of Florida on July 10, 1995. TTM contracts with pharmaceutical companies, healthcare providers and managed care organizations to provide consulting services aimed at enhancing the effectiveness of treating various illnesses with pharmaceuticals.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Unaudited interim financial data

The accompanying balance sheet as of March 31, 2000, the statements of operations and of cash flows for the nine-month periods ended March 31, 1999 and 2000 and the statement of stockholders' deficit for the nine months ended
March 31, 2000 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and its results of operations and its cash flows for the nine-month periods ended March 31, 1999 and 2000. The financial data and other information disclosed in these notes to the financial statements related to these periods are unaudited. The results for the nine months ended March 31, 2000 are not necessarily indicative of the results to be expected for the year ended
June 30, 2000.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue recognition

TTM earns revenues primarily from studies referred to as Quality Improvement Programs ("QIPs"). Under the QIP arrangement, TTM contracts with pharmaceutical companies, healthcare providers and managed care organizations to analyze the effects of various pharmaceuticals in the treatment of various diseases and make recommendations for improving effectiveness. The beneficiaries of TTM's QIPs are pharmaceutical companies, healthcare providers, managed care providers and, ultimately, patients.

TTM recognizes revenue on its QIP contracts under the percentage-of-completion method, whereby revenues are recognized according to the ratio of contract costs incurred to total estimated contract costs. TTM's QIP contracts typically extend over several months and can extend over more than one year.

TTM also provides consulting services under smaller contracts. For these services, TTM recognizes revenues as the services are rendered.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

TTM generally receives payment for its services in advance as contractually arranged. These up-front payments are classified as deferred revenue until the revenue is earned.

Income taxes

Deferred tax assets and liabilities are determined based on the difference between financial reporting and tax bases of assets and liabilities, measured at tax rates expected to be in effect when the differences will affect taxable income. Valuation allowances are established when necessary to reduced deferred tax assets to the amounts expected to be realized.

Cash and cash equivalents

TTM considers all liquid investments with original maturities of three months or less to be cash equivalents.

Property and equipment

Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the lease term, if applicable. Gains and losses upon disposal are taken into income in the year of disposition. Maintenance and repairs are charged to operations as incurred.

Financial instruments

The carrying value of TTM's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to the short maturities of these instruments.

Research and development expenses

Research and development costs are expensed as incurred.

Impairment of long-lived assets

TTM accounts for long-lived assets under Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which requires TTM to review for impairment of long-lived assets, whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. When such an event occurs, management determines whether there has been an impairment by comparing the anticipated undiscounted future net cash flows to the related asset's carrying value. If an asset is considered impaired, the asset is written down to fair value, which is determined based either on discounted cash flows or appraised values, depending on the nature of the asset.

Segments

TTM operates in one segment and uses one measurement of profitability to manage its business. All long-lived assets are maintained in the United States.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Recent accounting pronouncements

In March 2000, the FASB issued Interpretation No. 44 "Accounting for certain transactions involving stock compensation, an interpretation of APB Opinion
No. 25" ("FIN 44"). FIN 44 establishes guidance for the accounting for stock option grants or modifications to existing stock option awards and is effective for option grants made after June 30, 2000. FIN 44 also establishes guidance for the repricing of stock options and determining whether a grantee is an employee, for which the guidance is effective after December 15, 1998 and modifying a fixed option to add a reload feature, for which the guidance is effective after January 12, 2000. This interpretation will not impact the Company as TTM has not granted stock-based awards.

In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation, and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. TTM has complied with the provisions of SAB 101 for all periods presented.

In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133 ("SFAS 133"), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of relationship that exists.
SFAS 133 will be effective for fiscal years beginning after June 15, 2000. TTM does not currently hold derivative instruments or engage in hedging activities.

Concentration of credit risk and other risks and uncertainties

TTM's cash and cash equivalents are maintained at a major U.S. financial institution that management believes is creditworthy. Deposits in this institution may exceed the amount of insurance provided on such deposits.

NOTE 3 -- ACCOUNTS RECEIVABLE

Accounts receivable at June 30, 1999 consists primarily of a receivable from one customer for invoiced amounts related to an ongoing consulting engagement. There were no accounts receivable recorded at June 30, 1998.

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 -- PROPERTY AND EQUIPMENT

                                                                     June 30,
                                                              ----------------------
                                                                  1998          1999
                                                                  (in thousands)
------------------------------------------------------------------------------------
Furniture and fixtures......................................    $  3          $  3
Computer and office equipment...............................      16            25
                                                                ----          ----
                                                                  19            28
Less: Accumulated depreciation..............................     (17)          (13)
                                                                ----          ----
                                                                $  2          $ 15
                                                                ====          ====

Depreciation expense for the years ended June 30, 1998 and 1999 was $4,000 and $4,000, respectively.

NOTE 5 -- ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

                                                                     June 30,
                                                              -----------------------
                                                                   1998          1999
                                                                  (in thousands)
-------------------------------------------------------------------------------------
Employee benefits...........................................  $     --         $ 31
Direct contract costs.......................................        --          111
Other accrued expenses......................................        16           61
                                                              ---------        ----
                                                              $     16         $203
                                                              =========        ====

NOTE 6 -- OPERATING LEASES

As of June 30, 1999, TTM leased vehicles under operating leases without options to cancel the leases. Future minimum lease payments required under these vehicle leases are as follows (in thousands):

Year ending June 30,
-----------------------------------------------------------------
2000........................................................  $15
2001........................................................   16
                                                              ---
                                                              $31
                                                              ===

--------------------------------------------------------------------------------

Total Therapeutic Management, Inc.
--------------------------------------------------------------------------------

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

On June 11, 1999, TTM entered into a lease for office space to be occupied August 1, 1999. Future minimum lease payments required under this lease are as follows (in thousands):

Year ending June 30,
------------------------------------------------------------------
2000........................................................  $ 93
2001........................................................   101
2002........................................................   101
2003........................................................   102
2004........................................................     9
                                                              ----
                                                              $406
                                                              ====

NOTE 7 -- EMPLOYEE BENEFIT PLANS

TTM has a 401(k) Salary Deferral Plan (the "Plan"), whereby eligible employees may voluntarily contribute a percentage of their compensation. For each plan year, the employer will contribute to the Plan an amount of matching contributions determined by the employer at its discretion. The employer may choose not to make matching contributions for a particular year. TTM did not make any contributions to the Plan during the years ended December 31, 1998 and 1999.

NOTE 8 -- SUBSEQUENT EVENTS

Stock Split

On April 3, 2000, TTM issued a 20-for-1 split of its common stock. All common stock data in this report has been stated to retroactively reflect the split.

Acquisition

On May 1, 2000, TTM was acquired Adesso Healthcare Technology Services Inc. ("Adesso") in a transaction to be accounted for as a purchase business combination by Adesso. Under the terms of the acquisition, all issued and outstanding shares of common stock were exchanged for 416,667 shares of Series E redeemable convertible preferred stock of Adesso, which are convertible into common stock of Adesso on a share for share basis upon the closing of a public stock offering by Adesso. In addition, former TTM stockholders may receive an additional 416,667 shares of Adesso's Series E redeemable convertible preferred stock if TTM meets certain revenue targets and other performance benchmarks in the twelve months after the closing of the acquisition.

--------------------------------------------------------------------------------

                         [LOGO OF ADESSO APPEARS HERE]

--------------------------------------------------------------------------------

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution

The following is an itemized statement of the amounts of all expenses payable by us in connection with the registration of the common stock offered hereby (estimated except for the Registration Fee, NASD Filing Fee and Nasdaq National Market listing fee), other than underwriting discounts and commissions:

------------------------------------------------------------------------
Registration Fee -- Securities and Exchange Commission......  $   13,200
NASD Filing Fee.............................................       5,500
Nasdaq National Market listing fee..........................      95,000
Blue Sky fees and expenses..................................      10,000
Accountants' fees and expenses..............................     500,000
Legal fees and expenses.....................................     450,000
Printing and engraving expenses.............................     300,000
Transfer agent and registrar fees...........................      25,000
Miscellaneous...............................................      51,300
                                                              ----------
    Total...................................................  $1,450,000
                                                              ==========

Item 14.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

Article VIII of our Amended and Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

Article VI(1) of our Amended and Restated Bylaws provides for the indemnification of officers, directors and third parties acting on our behalf if such person acted in good faith and in a manner reasonably believed to be in and not opposed to our best interest, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

We have entered into indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our Amended and Restated Bylaws, and we intend to enter into indemnification agreements with any new directors and executive officers in the future.

Item 15.  Recent Sales of Unregistered Securities

A. In the three years preceding the filing of this registration statement, we have from time to time granted stock options to our employees and consultants in reliance upon exemption from registration pursuant to either
    (i) Section 4(2) of the Securities Act of 1933 or (ii) Rule 701

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------

    promulgated under the Securities Act of 1933. The following table sets forth certain information regarding such grants:

                                                              Number of shares   Exercise prices
------------------------------------------------------------------------------------------------
January 1, 1997 to December 31, 1997........................       236,382       $0.33 to $0.62
January 1, 1998 to December 31, 1998........................       474,794       $0.62 to $0.84
January 1, 1999 to December 31, 1999........................       432,750       $0.84 to $1.50
January 1, 2000 to June 30, 2000............................       410,008       $1.50 to $8.00

For additional information concerning these transactions, please see "Management -- Employee benefit plans" in the prospectus included in this registration statement.

B. Set forth in chronological order is information regarding all securities sold by us in the three years preceding the filing of this registration statement.

    (1) Since January 1, 1997, we have granted to employees, directors and consultants options to purchase an aggregate of 1,553,934 shares of Common Stock under our 1995 Incentive Stock Option Plan, 1997 Stock Option Plan and 2000 Employee Stock Purchase Plan, of which 1,225,250 shares with a weighted average exercise price of $3.03 are outstanding as of June 30, 2000.

    (2) In January 1997, we issued 853,631 shares of our Series C Preferred Stock to individuals and entities for an aggregate purchase price of approximately $5.3 million.

    (3) In December 1997, we issued 1,196,570 shares of our Series D Preferred Stock to individuals and entities for an aggregate purchase price of approximately $10.0 million.

    (4) In June 1999, we granted an option to Comdisco, Inc. to purchase 166,667 shares of our Series D Preferred Stock in connection with a loan agreement.

    (5) In April 2000, we issued 119,048 shares of our Series E Preferred Stock to individuals and entities for an aggregate purchase price of approximately $2.0 million.

    (6) In April 2000, we granted an option to Comdisco, Inc. to purchase 104,167 shares of our Series E Preferred Stock in connection with a loan agreement.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, Regulation D promulgated thereunder, or, with respect to issuances to our employees, directors and consultants, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. No underwriters were involved in the foregoing sales of securities.

No underwriters were involved in the foregoing sales of securities.

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------

Item 16.  Exhibits and Financial Statement Schedules

(a) Exhibits

Exhibit
number                      Description of document
----------------------------------------------------------------------------------------
         1.1                Form of Underwriting Agreement
         3.1*               Certificate of Incorporation of Registrant prior to
                              completion of this offering
         3.2*               Form of Amended and Restated Certificate of Incorporation of
                              Registrant to be effective upon completion of this
                              offering
         3.3*               Bylaws of Registrant prior to completion of this offering
         3.4*               Form of Amended and Restated Bylaws of Registrant to be
                              effective upon completion of this offering
         4.1*               Form of Registrant's Common Stock Certificate
         4.2                Reference is made to Exhibits 3.2 and 3.4
         5.1*               Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation
        10.1                Series E Preferred Stock Purchase Agreement, dated April 6,
                              2000
        10.2                Amended and Restated Investors' Rights Agreement dated April
                              6, 2000
        10.3*               1995 Stock Option Plan and related form of Stock Option
                              Agreement
        10.4                1997 Stock Option Plan and related form of Stock Option
                              Agreement
        10.5*               2000 Stock Option Plan and related form of Stock Option
                              Agreement
        10.6*               2000 Employee Stock Purchase Plan
        10.7                Form of Warrant
        10.8                Form of Proprietary Information Agreement between the
                              Registrant and certain of its employees
        10.9                Form of Indemnification Agreement between the Registrant and each of its directors and officers
        10.10               Sublease Agreement between the Registrant and Evans &
                              Sutherland Graphics Corporation, dated February 1, 2000
        10.11               Lease Agreement between the Registrant and WHPX-S Real
                              Estate Limited Partnership, dated September 25, 1997
        10.12               Sublease Agreement between the Registrant and Agiliti, Inc., dated May 27, 1999
        10.13               Subordinated Loan and Security Agreement between the
                              Registrant and Comdisco, Inc., dated June 11, 1999
        10.14               Amendment Number One to Subordinated Loan and Security
                              Agreement between the Registrant and Comdisco, Inc., dated
                              April 27, 2000
        10.15               Master Loan and Security Agreement between the Registrant
                              and Transamerica Business Credit Corporation, dated
                              April 21, 1998
        21.1                Subsidiaries of Registrant
        23.1                Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants, with respect to financial statements of
                              Adesso Healthcare Technology Services, Inc.
        23.2                Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants, with respect to financial statements of Total
                              Therapeutic Management, Inc.
        23.3*               Consent of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation (contained in Exhibit 5.1)
        24.1                Powers of Attorney (See page II-5)
        27.1                Financial Data Schedule

---------

*  To be filed by amendment

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------

(b) Financial Statement Schedules

None.

Item 17.  Undertakings

The undersigned Registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 20(th) day of July, 2000.

                                                       ADESSO HEALTHCARE TECHNOLOGY SERVICES, INC.

                                                       By:  /s/ BRIAN K. BARNARD
                                                            ------------------------------------------
                                                            Brian K. Barnard
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER

                               POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian K. Barnard and Kurt Amundson and each of them acting individually, as his true and lawful attorneys-in-fact and agents, each with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments thereto filed pursuant to Rule 462(b) increasing the number of securities for which registration is sought), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact and agents, with full power and authority of each to act alone, full power and authority to do and perform each and every act and this requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agent, or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature                                Title                                         Date
----------------------------------------------------------------------------------------------------
/s/ BRIAN K. BARNARD                     President and Chief Executive Officer         July 20, 2000
----------------------------------
Brian K. Barnard

/s/ KURT AMUNDSON                        Chief Financial Officer (Principal Financial  July 20, 2000
----------------------------------         Officer)
Kurt Amundson

/s/ BRADLEY LUKE                         Vice President, Finance (Principal            July 20, 2000
----------------------------------         Accounting Officer)
Bradley Luke

/s/ RICHARD LANMAN, M.D.                 Director                                      July 20, 2000
----------------------------------
Richard Lanman, M.D.

/s/ CHARLES R. KOKESH                    Director                                      July 20, 2000
----------------------------------
Charles R. Kokesh

--------------------------------------------------------------------------------

Signatures
--------------------------------------------------------------------------------

Signature                                Title                                         Date
----------------------------------------------------------------------------------------------------
/s/ THOMAS STEPHENSON                    Director                                      July 20, 2000
----------------------------------
Thomas Stephenson

/s/ GILBERT KLIMAN, M.D.                 Director                                      July 20, 2000
----------------------------------
Gilbert Kliman, M.D.

/s/ JUDD JESSUP                          Director                                      July 20, 2000
----------------------------------
Judd Jessup

/s/ TERRENCE BURKE                       Director                                      July 20, 2000
----------------------------------
Terrence Burke

/s/ RONALD KASE                          Director                                      July 20, 2000
----------------------------------
Ronald Kase

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Exhibit Index

Exhibit
number                      Description of document
----------------------------------------------------------------------------------------
         1.1                Form of Underwriting Agreement
         3.1*               Certificate of Incorporation of Registrant prior to
                              completion of this offering
         3.2*               Form of Amended and Restated Certificate of Incorporation of
                              Registrant to be effective upon completion of this
                              offering
         3.3*               Bylaws of Registrant prior to completion of this offering
         3.4*               Form of Amended and Restated Bylaws of Registrant to be
                              effective upon completion of this offering
         4.1*               Form of Registrant's Common Stock Certificate
         4.2                Reference is made to Exhibits 3.2 and 3.4
         5.1*               Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation
        10.1                Series E Preferred Stock Purchase Agreement, dated April 6,
                              2000
        10.2                Amended and Restated Investors' Rights Agreement dated April
                              6, 2000
        10.3*               1995 Stock Option Plan and related form of Stock Option
                              Agreement
        10.4                1997 Stock Option Plan and related form of Stock Option
                              Agreement
        10.5*               2000 Stock Option Plan and related form of Stock Option
                              Agreement
        10.6*               2000 Employee Stock Purchase Plan
        10.7                Form of Warrant
        10.8                Form of Proprietary Information Agreement between the
                              Registrant and certain of its employees
        10.9                Form of Indemnification Agreement between the Registrant and each of its directors and officers
        10.10               Sublease Agreement between the Registrant and Evans &
                              Sutherland Graphics Corporation, dated February 1, 2000
        10.11               Lease Agreement between the Registrant and WHPX-S Real
                              Estate Limited Partnership, dated September 25, 1997
        10.12               Sublease Agreement between the Registrant and Agiliti, Inc., dated May 27, 1999
        10.13               Subordinated Loan and Security Agreement between the
                              Registrant and Comdisco, Inc., dated June 11, 1999
        10.14               Amendment Number One to Subordinated Loan and Security
                              Agreement between the Registrant and Comdisco, Inc., dated
                              April 27, 2000
        10.15               Master Loan and Security Agreement between the Registrant
                              and Transamerica Business Credit Corporation, dated
                              April 21, 1998
        21.1                Subsidiaries of Registrant
        23.1                Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants, with respect to financial statements of
                              Adesso Healthcare Technology Services, Inc.
        23.2                Consent of PricewaterhouseCoopers LLP, Independent
                              Accountants, with respect to financial statements of Total
                              Therapeutic Management, Inc.
        23.3*               Consent of Wilson Sonsini Goodrich & Rosati, Professional
                              Corporation (contained in Exhibit 5.1)
        24.1                Powers of Attorney (See page II-5)
        27.1                Financial Data Schedule

---------

*  To be filed by amendment